Exhibit 2.1

SALE AND PURCHASE AGREEMENT

DATED SEPTEMBER 27, 2006

BETWEEN:

1.                                      HUNTSMAN PETROCHEMICALS (UK) HOLDINGS, an unlimited company registered in England and Wales under registered number 05411362 whose registered office is at Haverton Hill Road, Billingham, Cleveland TS23 1PS (the “Vendor”);

2.                                      HUNTSMAN INTERNATIONAL LLC, a limited liability company formed under the laws of Delaware, whose principal place of business is at 500 Huntsman Way, Salt Lake City, Utah, the United States of America (the “Vendor’s Guarantor”);

3.                                      SABIC UK PETROCHEMICALS HOLDINGS LIMITED, a company registered in England and Wales under registered number 05947494 whose registered office is at 10 Norwich Street, London, EC4A 1BD (the “Purchaser”);

AND

4.                                      SABIC EUROPE B.V., a private company with limited liability incorporated and existing under the laws of The Netherlands with its seat in Heerlen, The Netherlands, and its principal place of business at 6135 LD Sittard, Europaboulevard 1, The Netherlands, and registered at the Trade Register of the Chamber of Commerce and Industries for Zuid-Limburg under number 14073237. (the “Purchaser’s Guarantor”).

WHEREAS:

The Vendor has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) for the consideration specified in and on the terms of this Agreement.

WHEREBY IT IS AGREED as follows:

1.                                      INTERPRETATION

(a)                                 Certain words and expressions used in, and principles of interpretation applicable to, this Agreement are defined, or as the case may be set out, in Schedule 1.

(b)                                The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.                                      CONDITIONS

(a)                                 The obligations of the Vendor and the Purchaser under this Agreement (other than those contained in this Clause 2, Clause 8 and Clauses 26 to 28 and Clauses 30 to 40 which are unconditional) are conditional in all respects upon:

(i)                                     the European Commission having issued a decision under Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) declaring the purchase of the Shares by the Purchaser compatible with the common market and/or, if any aspect of the acquisition is referred to a competent authority of a European Union or EFTA State or more than one such competent authorities under Article 9 of the Merger Regulation, confirmation having been received from each such competent authority that the purchase of the Shares by the Purchaser may proceed;

(ii)                                  the receipt of evidence in a form and substance reasonably satisfactory to the Vendor and the Purchaser that, if required, all other regulatory consents and appraisals have been received, all filings have been made and all waiting periods have expired or been terminated in relation to the transactions contemplated in this Agreement pursuant to the applicable laws of any jurisdiction, including without limitation, the Hart Scott Rodino Anti-Trust Improvements Act of 1976 (as amended) of the United States of America;

(iii)                               either (a) no factual information that has not been fairly disclosed in the Disclosure Letter or the Data Room or that has not been delivered prior to the date hereof to the Purchaser’s Solicitors expressly in the context of their review of the LDPE Technology Licence (such information being referred to in this Clause 2(a)(iii) as “new information”) coming to the attention of either the Vendor or the Purchaser which relates to the period prior to the date hereof and which is relevant to the interpretation of the LDPE Technology Licence (and for the avoidance of doubt, ExxonMobil’s reaction, of itself (as opposed to any new information put forward as the basis for, or in connection with such reaction), to the transactions contemplated by this Agreement will not be treated as a fact which is relevant to the interpretation of the LDPE Technology Licence), or (b) if such new information does come to the attention of the Vendor or the Purchaser, the obtaining of an opinion pursuant to Clause 9(b) or Clause 9(c) in relation to the LDPE Technology Licence which gives the confirmations contemplated by Clause 9(b)(ii) or Clause 9(c)(ii) (as the case may be);

(iv)                             the receipt of the items set out in paragraph 2(A) of Schedule 5 (“Pensions”);

(v)                                 the completion of the steps set out in Schedule 11 (“Pre-sale Reorganisation”);

(vi)                              no event or circumstance, other than an event or circumstance which is constituted by matters which pertain either to general economic conditions affecting the United Kingdom, European or world economy or to conditions in the petrochemicals industry generally, having occurred which has or is more than likely to have a material adverse effect on the financial or operational condition of the Company;

(vii)                           the Vendor having complied in all material respects with its obligations under Clause 8 (or, if the Vendor has failed to comply in all material respects with such obligations, such failure not having been remedied on or before Completion);

(viii)                        no event or circumstance having occurred or been discovered which, if the Purchaser were to proceed to Completion, would entitle the Purchaser to bring a claim (or claims in aggregate) for one or more breaches of Warranty and which would have (or would be more than likely to have) a material adverse effect on the Company, or a claim (or claims in aggregate) for a material amount under the Environmental Covenant;

(ix)                               no event or circumstance, other than an event or circumstance which is constituted by matters which pertain either to general economic conditions affecting the United Kingdom, European or world economy or to conditions in the petrochemicals industry generally, having occurred or been discovered which, if the Warranties were repeated immediately before Completion, would have constituted a breach of Warranty and which would have (or would be more than likely to have) a material adverse effect on the Company; and

(x)                                   no order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to Completion, and no legal or regulatory requirement remaining to be satisfied, which has the effect of making unlawful or otherwise prohibiting either (i) the transfer of the Shares to the Purchaser or (ii) the transactions contemplated by this Agreement other than the transfer of the Shares to the Purchaser (in the case of (ii) only) to a material extent.

(b)                                The Vendor shall use all reasonable endeavours promptly to procure the satisfaction of the conditions set out in sub-clause (a)(i), (ii), (iv), (v), (vii) and (x).  The Purchaser shall use all reasonable endeavours promptly to procure the satisfaction of the conditions set out in sub-clause (a)(i), (ii), (iv), and (x)

(c)                                 Without prejudice to sub-clause (b) above, but subject to sub-clause (e) below, the Purchaser shall, as promptly as practicable, take all reasonable steps within its control (including making filings and notifications and providing undertakings to merger control authorities where such undertakings would not have a material adverse effect on the value of the Acquired Business) to obtain all consents, approvals or actions of any governmental or regulatory body or any other person which are required in order to complete the sale and purchase of the Shares including without limitation:

(i)                                     providing information which is requested by any such governmental or regulatory body or other person;

(ii)                                  co-operating with and assisting the Vendor and the Company to obtain any consents, approvals or actions of any governmental or regulatory body or other person required by either the Vendor or the Company;

(iii)                               notifying the Vendor, and providing copies, of any communications from any such governmental or regulatory body or other person in relation to obtaining any such consent, approval or action;

(iv)                              disclosing to the Vendor or the Vendor’s advisers any information relating to the Purchaser or the Purchaser’s Group as may be reasonably required by the Vendor for the purposes of obtaining any such consent, approval or action; and

(v)                                 where requested by the Vendor, providing the Vendor (or advisers nominated by the Vendor) with draft copies of all submissions and communications to governmental or regulatory bodies or other persons at such time as will allow the Vendor a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and amending all such submissions or communications in accordance with the reasonable requirements of the Vendor (or such nominated advisers) and providing the Vendor (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent.

(d)                                Without prejudice to sub-clause (b) above, the Vendor shall, so far as is reasonably necessary, and as promptly as practicable, provide the Purchaser with such reasonable assistance as the Purchaser may reasonably require for the purpose of fulfilling the Purchaser’s obligations under sub-clause (c) above, including without limitation:

(i)                                     providing information which is requested by any governmental or regulatory body or other persons whose consents, approvals or other actions are required in order to permit completion of the transactions contemplated by this Agreement, including information which the Purchaser reasonably considers necessary for it to make all notifications and filings to any such body or person;

(ii)                                  co-operating with and assisting the Purchaser and the Company to obtain any consents, approvals or actions of any governmental or regulatory body or other person required by either the Purchaser or the Company;

(iii)                               notifying the Purchaser, and providing copies, of any communications from any such governmental or regulatory body or other persons in relation to obtaining any such consent, approval or action where such communications have not been independently or simultaneously supplied to the Purchaser;

(iv)                              where requested by the Purchaser, providing the Purchaser (or advisers nominated by the Purchaser) with draft copies of all submissions and communications to governmental or regulatory bodies or other persons at such time as will allow the Purchaser a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and amending all such submissions or communications in accordance with the reasonable requirements of the Purchaser (or such nominated advisers); and providing the Purchaser (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent.

(e)                                 Nothing in this Clause 2 shall impose any obligation on any party to:

(i)                                     enter into agreements to hold separate or dispose of any part of the businesses of the Vendor’s Group or the Purchaser’s Group (as the case may be); or

(ii)                                  enter into agreements to supply any products; or

(iii)                               enter into agreements other than on commercially reasonable terms; or

(iv)                              enter into any consent judgment, consent agreement or undertaking in relation to any part of its business which competes with all or part of the Acquired Business; or

(v)                                 disclose confidential information relating to its financial or business affairs to any person other than to another party to this Agreement or such other party’s legal advisors or to governmental or regulatory authorities; or

(vi)                              where that party is obliged under this Clause 2 to disclose confidential information relating to its financial or business affairs to another party to this Agreement or its legal advisers, disclose such information beyond the extent necessary to enable such other party to comply with its obligations under this Clause 2 (which may, by way of example, involve disclosure of specific information to legal advisers on the basis that it will not be disclosed to such other party).

(f)                                   The conditions set out in sub-clauses (a)(i), (ii), (iv), (v), (viii) and (x) may only be waived by the written agreement of each party to this Agreement.  The conditions set out in sub-clauses (a)(iii), (vi), (vii) and (ix) may be waived in writing by the Purchaser alone.  For the avoidance of doubt, any such waiver by the Purchaser shall not in any respect constitute a waiver by the Purchaser of any rights which it might have in respect of the circumstances giving rise to the non-satisfaction of the relevant condition, including but not limited to any right which it may have to bring a claim for breach of warranty in the case of the non-satisfaction of the conditions set out in sub-clauses (a)(viii) or (ix), provided that if new information (as defined in sub-clause (a)(iii)) emerges in relation to the LDPE Technology Licence and the Purchaser waives the condition set out in sub-clause (a)(iii), that new information shall be deemed to have been fairly disclosed in the Disclosure Letter and the Purchaser’s rights to bring a claim for breach of Warranty in respect of the Warranties contained in paragraph 49 or, insofar as it relates to the LDPE Technology Licence, paragraph 51(A), of Schedule 3 shall be limited accordingly.

(g)                                If any fact which makes any of the conditions set out in sub-clause (a) incapable of being satisfied on or before the relevant Termination Date comes to the knowledge of any party at any time prior to Completion then that party shall notify the others of that fact and any party shall be entitled to treat this Agreement as terminated by written notice to the others provided that (i) no party shall be entitled to treat this Agreement as terminated where that party is in breach of its obligations under this Clause where such breach has contributed materially to the non-satisfaction of the condition and (ii) no party other than the Purchaser or the Purchaser’s Guarantor shall be entitled to treat this Agreement as terminated by reference to the incapability of satisfaction of any of the conditions the satisfaction of which may be waived by the Purchaser alone, unless and until the Purchaser states in writing that it will not waive that condition.

(h)                                If the conditions set out in sub-clause (a) are not satisfied or waived in accordance with sub-clause (f) on or before the relevant Termination Date, this Agreement shall automatically terminate.

(i)                                    If this Agreement is terminated or terminates pursuant to this Clause then the obligations of each party under this Agreement (except for obligations under this Clause 2 and Clauses 26 to 28 and Clauses 30 to 40) shall automatically terminate provided that the rights and liabilities of the parties which have accrued prior to termination shall subsist and provided further that, for the avoidance of doubt, no rights and liabilities in respect of the Warranties or in respect of any breach of Clause 8 shall subsist following such termination.  The only remedy available to any party (i) for another party’s failure to use all reasonable endeavours pursuant to sub-clause 2(b), or (ii) where the failure to satisfy a condition under Clause 2(a) has been caused by the Vendor’s breach of Clause 8 or a breach of a Warranty, shall in either case be compensation for wasted costs and expenses incurred in connection with negotiating this Agreement and carrying out due diligence on the Company, and such remedy shall only be available to the extent that such other party could reasonably have prevented such failure or breach.

3.                                      SALE AND PURCHASE

(a)                                 On the terms set out in this Agreement, the Vendor shall sell and the Purchaser shall purchase the legal and beneficial ownership of the Shares as at and with effect from Completion together with all rights attached or accruing to them at Completion.

(b)                                The Vendor undertakes that the Shares shall be transferred at Completion free from all liens, charges and encumbrances and all other rights in favour of or exercisable by third parties.

(c)                                 The Purchaser shall be entitled from Completion to exercise all rights attached or accruing to the Shares, including, without limitation, the right to receive all dividends or distributions or any return of capital declared, paid or made by the Company, on or after the Completion Date.

(d)                                The Vendor (for itself and on behalf of any other relevant member of the Vendor’s Group) waives all rights of pre-emption over the Shares, howsoever conferred and shall procure that no later than Completion all such rights of pre-emption and any other similar or comparable rights over or in respect of the Shares conferred upon any other person are waived so as to permit the sale and purchase of the Shares hereunder.

(e)                                 For the avoidance of doubt, Part I of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Clause 3.

4.                                      CONSIDERATION

(a)                                 The initial aggregate consideration payable at Completion for the sale of the Shares shall be the payment by the Purchaser to the Vendor of the Debt Free Price:

(i)                                      plus the Provisional Cash Amount;

(ii)                                  less the aggregate of the Provisional Third Party Debt Amount and the Provisional Intra-Group Debt Amount;

(iii)                               either:

(A)                             plus the difference between the Provisional Working Capital and the Target Working Capital, if the Provisional Working Capital is greater than the Target Working Capital; or

(B)                               less the difference between the Provisional Working Capital and the Target Working Capital, if the Provisional Working Capital is less than the Target Working Capital;

(iv)                              either:

(A)                             less the amount (if any) by which the Provisional Actual Expenditure is less than $208,000,000; or

(B)                               plus the amount (if any) by which the Provisional Actual Expenditure is more than $208,000,000; and

(v)                                 less the amount (if any) by which the Provisional Forecast Expenditure is more than $360,000,000,

provided the adjustments in (i), (ii), (iv) and (v) (but excluding the adjustment in (iv)(B)) above shall only apply to the extent that they do not result in an amount over the Debt Free Price being payable,

(the “Initial Cash Consideration”) (such payment to be made in accordance with Clause 10).

Between the date of this Agreement and Completion, the parties will procure that their respective accountants or financial personnel will meet with a view to agreeing the methodology for determining the provisional amounts specified in (i) to (v) above with a view to ensuring that those provisional amounts are as accurate as possible.  Where the parties do not agree prior to Completion on a methodology for determining any such provisional amount, the relevant provisional amount shall be as estimated in good faith by the Vendor.  Where the parties agree on a methodology in relation to any such provisional amount prior to Completion, the Vendor shall use such methodology in estimating such provisional amount.

Not less than 2 Business Days prior to the Completion Date the Vendor will notify the Purchaser in writing of its estimates of the Provisional Cash Amount, the Provisional Third Party Debt Amount, the Provisional Intra-Group Debt Amount, the Provisional Working Capital, the Provisional Actual Expenditure and the Provisional Forecast Expenditure together with supporting documentation and a statement signed by the CFO (Chief Financial Officer) of the Vendor’s Guarantor confirming that the estimates have been determined in good faith and are believed by him (without assuming personal liability) to be fair.

(b)                                Following determination of the Final Third Party Debt Amount, the Final Intra-Group Debt Amount, the Final Cash Amount, the Actual Expenditure, the Forecast Expenditure and the Completion Working Capital, in accordance with the provisions of Clauses 5, 6 and 7 and Schedule 10, the Initial Cash Consideration shall be adjusted to take account of payments made pursuant to those Clauses in order to determine the final aggregate cash consideration for the sale of the Shares (the “Final Cash Consideration”), provided that:

(i)                                    the adjustments to the Initial Cash Consideration pursuant to Clauses 5(a)(i) to (iv), 6 and 7 and Schedule 10 (excluding any adjustment under paragraph 3(A)(i) of Schedule 10 and any interest under Clauses 5(a) or 6(b)) shall apply only to the extent that they do not cause the Final Cash Consideration (excluding any reduction by virtue of paragraph 14 of Schedule 4) to exceed the Debt Free Price; and

(ii)                                 any upward adjustment to the Initial Cash Consideration in relation to Actual Expenditure pursuant to paragraph 3(A)(i) of Schedule 10 or in relation to Completion Working Capital pursuant to Clause 5(a)(v) and (vi) or in relation to interest under Clauses 5(a) or 6(b) will apply regardless of the extent it causes the Final Cash Consideration to exceed the Debt Free Price.

(c)                                 The Initial Cash Consideration, the Final Cash Consideration, any payments made pursuant to Clauses 5, 6 and 7 and Schedule 10, and any other payment made under this Agreement to the Vendor shall be exclusive of any amount in respect of VAT.

5.                                      CASH/THIRD PARTY DEBT/WORKING CAPITAL ADJUSTMENT

(a)                                 Subject to Clause 4(b), if:

(i)                                     the Final Cash Amount is greater than the Provisional Cash Amount, then the Purchaser shall pay to the Vendor an amount equal to the difference;

(ii)                                  the Final Cash Amount is less than the Provisional Cash Amount, then the Vendor shall pay to the Purchaser an amount equal to the difference;

(iii)                               the Final Third Party Debt Amount is greater than the Provisional Third Party Debt Amount, then the Vendor shall pay to the Purchaser an amount equal to the difference;

(iv)                              the Final Third Party Debt Amount is less than the Provisional Third Party Debt Amount, then the Purchaser shall pay to the Vendor an amount equal to the difference;

(v)                                 the Completion Working Capital is greater than the Target Working Capital, then the Purchaser shall pay to the Vendor an amount equal to the difference,

(A)                              less the amount paid by the Purchaser to the Vendor pursuant to Clause 4(a)(iii)(A) (if any); or

(B)                                plus the amount deducted from the Initial Cash Consideration pursuant to Clause 4(a)(iii)(B) (if any);

(vi)                              the Completion Working Capital is less than the Target Working Capital, then the Vendor shall pay to the Purchaser an amount equal to the difference,

(A)                             less the amount deducted from the Initial Cash Consideration pursuant to Clause 4(a)(iii)(B) (if any); or

(B)                               plus the amount paid by the Purchaser to the Vendor pursuant to Clause 4(a)(iii)(A) (if any),

provided that the above payments shall be netted-off against each other and, within five Business Days of the final agreement or determination of the Final Cash Amount, the Final Third Party Debt Amount and the Completion Working Capital, the Vendor shall be obliged to pay the Purchaser the net balance or the Purchaser shall be obliged to pay the Vendor the net balance, as the case may be, together with an amount equal to interest on the net balance at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment.  Any payment under this sub-clause 5(a) shall constitute an adjustment to the Initial Cash Consideration.

(b)                                Within 20 Business Days of Completion, the Vendor shall notify the Purchaser of its calculation of the Final Cash Amount, the Final Third Party Debt Amount and the Completion Working Capital together with reasonably detailed supporting documentation. The Purchaser shall notify the Vendor of any dispute in relation to any such amount within 30 Business Days of the date of the Vendor’s notice and shall provide reasonable details of the grounds for disputing such amount and (so far as reasonably practicable) of the amount which the Purchaser believes in good faith to be the correct amount for such Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital.  The Purchaser shall be deemed to have agreed to the Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital (as the case may be) which it does not so dispute within 30 Business Days of the date of the Vendor’s notice.

(c)                                 If the Purchaser serves notice of a dispute in accordance with sub-clause 5(b), and if the Vendor and the Purchaser are unable to agree any of the Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital within 15 Business Days of the date of the Purchaser’s notice referred to in sub-clause 5(b) (or such longer period as they may agree), then the determination of such Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital shall be referred for determination to the Expert who shall be instructed to notify both the Vendor and the Purchaser of his determination and of the reasons for it within 20 Business Days of such referral.  In making his determination the Expert shall act as expert and not arbitrator and his determination shall, in the absence of manifest error, be final and binding and deemed to have been accepted and approved by the Vendor and the Purchaser and shall be deemed to constitute the Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital (as the case may be) for all purposes of this Agreement.  The fees and costs of the Expert incurred under this Clause 5 shall be paid as to one-half by the Vendor and one-half by the Purchaser unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable).

(d)                                For the purposes of determining and agreeing the Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital the Purchaser shall, and shall procure that the Company shall, give the Vendor and the Expert reasonable access at all reasonable times to all books and records relating to such Final Cash Amount, Final Third Party Debt Amount or Completion Working Capital in their respective possession or control and the Vendor shall as soon as reasonably practicable respond to all reasonable enquiries and provide such relevant information reasonably within its control as may be reasonably requested by the Purchaser and/or the Expert for that purpose.

(e)                                 In determining the Final Cash Amount, the Final Third Party Debt Amount and Completion Working Capital the definitions, principles, policies, procedures and methods and practices of accounting set out in Attachment IV shall be applied.

(f)                                   All payments referred to in this Clause 5 shall be made in immediately available funds to the Purchaser’s Bank Account or (as the case may be) the Vendor’s Bank Account.

(g)                                The Vendor undertakes that it will identify to the Purchaser no later than the time of delivery of the Vendor’s notice referred to in Clause 5(b) all items which are properly to be included in the Final Third Party Debt Amount.

6.                                      INTRA-GROUP DEBTS

(a)                                 The Purchaser shall immediately prior to Completion advance to the Company on loan a sum sufficient to enable the Company to repay the amount (if any) owed by it to the Vendor’s Group taken into account within the Provisional Intra-Group Debt Amount, and the Vendor shall procure that, immediately after receipt of that sum, but prior to Completion, (i) such sum shall be paid by the Company to the Vendor (as trustee for the relevant members of the Vendor’s Group) in repayment of such amount, and (ii) the relevant member of the Vendor’s Group shall repay to the Company the amount (if any) owed to the Company taken into account within the Provisional Intra-Group Debt Amount provided that the price adjustments under Clauses 4, 5 and 6 shall be made disregarding such loan and the payments in (i) and (ii) above, and the Vendor shall prepare its notifications under sub-clauses 4(a) and 5(b) disregarding such loan and such payments (and for the avoidance of doubt this sub-clause 6(a) does not affect the Vendor’s ability to prepare such notifications taking into account any cash that will be applied to reduce the Final Intra-Group Debt Amount up until immediately before such loan and such payments).

(b)                                Subject to Clause 4(b), in relation to the Final Intra-Group Debt Amount:

(i)                                     if the Final Intra-Group Debt Amount is greater than the Provisional Intra-Group Debt Amount then the Vendor shall pay an amount equal to the difference, together with an amount equivalent to interest which has accrued on the amount of the difference outstanding from time to time at the Agreed Rate for the period from the Completion Date to the date the relevant difference is repaid, to the Purchaser within ten Business Days of the agreement or determination of such Final Intra-Group Debt Amount;

(ii)                                  if the Final Intra-Group Debt Amount is less than the Provisional Intra-Group Debt Amount then the Purchaser shall pay an amount equal to the difference, together with an amount equivalent to interest which has accrued on the amount of the difference outstanding from time to time at the Agreed Rate for the period from the Completion Date to the date the relevant difference is repaid, to the Vendor within ten Business Days of the agreement or determination of such Final Intra-Group Debt Amount.

(c)                                 Payments to be made under this Clause 6 from the Purchaser to the Vendor or vice versa shall constitute an adjustment to the Initial Cash Consideration.

(d)                                Within 20 Business Days of Completion, the Vendor shall notify the Purchaser of the calculation of the Final Intra-Group Debt Amount owed by the Company together with reasonably detailed supporting documentation. The Purchaser shall notify the Vendor of any dispute in relation to any such amount within 30 Business Days of the date of the Vendor’s notice and shall provide reasonable details of the grounds for disputing such amount and (so far as reasonably practicable) of the amount which the Purchaser believes in good faith to be the correct amount for the Final Intra-Group Debt Amount.  The Purchaser shall be deemed to have agreed to the Final Intra-Group Debt Amount if it does not so dispute within 30 Business Days of the date of the Vendor’s notice.

(e)                                 If the Purchaser serves notice of a dispute in accordance with sub-clause 6(d), and if the Vendor and the Purchaser are unable to agree the Final Intra-Group Debt Amount within 15 Business Days of the date of the Purchaser’s notice referred to in sub-clause 6(d) (or such longer period as they may agree), then the determination of the Final Intra-Group Debt Amount may be referred for determination by any party to the Expert who shall be instructed to notify both the Vendor and the Purchaser of his determination and of the reasons for it within 20 Business Days of such referral.  In making his determination the Expert shall act as expert and not arbitrator and his determination shall, in the absence of manifest error, be final and binding and deemed to have been accepted and approved by the Vendor and the Purchaser and shall be deemed to constitute the relevant Final Intra-Group Debt Amount for all purposes of this Agreement.  The fees and costs of the Expert incurred under this Clause 6 shall be paid as to one-half by the Vendor and one-half by the Purchaser unless otherwise directed by the Expert (who shall have the authority to make such direction if he deems it equitable).

(f)                                   For the purposes of determining and agreeing the Final Intra-Group Debt Amount the Purchaser shall, and shall procure that the Company shall, give the Vendor and the Expert reasonable access at all reasonable times to all books and records relating to such Final Intra-Group Debt Amount in their respective possession or control and the Vendor shall procure that each member of the Vendor’s Group shall give the Purchaser and the Expert reasonable access at all reasonable times to the books and records of each member of the Vendor’s Group relating to such Final Intra-Group Debt Amount and each party shall promptly respond to all reasonable enquiries and provide such other information within its control as may reasonably be requested by the other and/or the Expert for that purpose.

(g)                                In determining the Final Intra-Group Debt Amount, the definitions, principles, policies, procedures and methods and practices of accounting set out in Attachment IV shall be applied.

(h)                                All payments referred to in this Clause 6 shall be made in immediately available funds to the Vendor’s Account or, as the case may be, the Purchaser’s Account.

(i)                                    The Vendor undertakes that it will identify to the Purchaser no later than the time of delivery of the Vendor’s notice referred to in Clause 6(d) above all items which are properly to be included in the Final Intra-Group Debt Amount.

7.                                      WILTON LDPE PROJECT

The provisions of Schedule 10 shall apply in relation to the LDPE Project.

8.                                      CONDUCT OF BUSINESS BEFORE COMPLETION

(a)                                 Subject to sub-clause (b), between the date of this Agreement and Completion the Vendor shall procure that the Company shall not undertake any act or course of conduct (including in relation to operating the Acquired Business) which is outside the ordinary course of business.  Subject to sub-clause (b), in particular (but without prejudice to the generality of the foregoing) the Vendor shall procure that the acts or matters specified in sub-clause (c) do not occur in relation to the Company without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

(b)                                Sub-clause 8(a) shall not operate so as to restrict or prevent:

(i)                                    any matter reasonably undertaken in response to events beyond the control of any member of the Vendor’s Group or the Company, or within the control of the Vendor’s Group or the Company but which requires urgent or immediate response, in each case with the intention of minimising any adverse effect of such events;

(ii)                                 the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Agreement (unless such contract or arrangement was entered into in contemplation of this Agreement and in order to avoid restrictions that would otherwise apply under this Clause), including, without limitation, the performance of any obligations in relation to joint purchasing arrangements as they have been carried on in the twelve months prior to the date of this Agreement;

(iii)                              any matter undertaken at the written request of the Purchaser;

(iv)                              any action or omission which any member of the Vendor’s Group or the Company is required to take or omit to take by any applicable law or regulation;

(v)                                 any disposal of stocks, obsolete assets or redundant assets, or any disposal of cash, in each case as part of the ordinary running of the Acquired Business;

(vi)                              any matters that are contemplated by Schedule 11 (“Pre-Sale Reorganisation”);

(vii)                           the issue of shares by the Company to the Vendor in connection with the capitalisation of intra-group debt owed by the Company to any member of the Vendor’s Group; or

(viii)                        any actions, including the making of appropriate accounting entries, by the Company that are reasonably necessary for it to withdraw from the accounts receivable securitisation program that is operated by J P Morgan on behalf of the Vendor’s Group prior to Completion.

(c)                                 The acts and matters referred to in sub-clause (a) are as follows:

(i)                                    any advancement of turnaround or any voluntary unscheduled shutdown of any primary operating units (but not voluntary shutdowns of other units), in each case which is outside the ordinary course of business;

(ii)                                 any acquisition or disposal of, or of any rights in, any material asset including but not limited to by sale, lease, surrender, abandonment, exchange, gift or licence;

(iii)                               any declaration, authorisation, making or payment of a dividend whether in cash or in specie or dividend in kind or any reduction of capital;

(iv)                             any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of the Company or securities convertible into any of the foregoing;

(v)                                the entry by the Company into any material transaction or any agreement with any member of the Vendor’s Group excluding transactions entered into on the same or substantially equivalent terms as existing arrangements;

(vi)                             any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien on, over or affecting the Shares and/or (other than a Permitted Encumbrance) the whole or any substantial part of the assets of the Company;

(vii)                          the making of any loan by the Company (other than the granting of trade credit in the ordinary course of the Acquired Business or other loans in the ordinary course of the Acquired Business) to any person (other than arm’s length loans to a member of the Vendor’s Group, any of the Company’s employees or any other employees of any member of the Vendor’s Group from time to time) and the entry into any other agreement which would require any amount to be recognised as a constituent of the Final Third Party Debt Amount at Completion;

(viii)                        any material amendment to the memorandum or articles of association of the Company;

(ix)                                any material change to the accounting practices or policies of the Company except where required by applicable accounting practices or principles coming into force, or in respect of financial periods ending, after the date of Completion;

(x)                                   the acquisition of any body corporate or business or the entering into of any partnership or joint venture arrangement;

(xi)                                the entry into any material lease of Immovable Property except (a) in the ordinary course of the Acquired Business or (b) for renewals of existing leases on substantially similar terms;

(xii)                             the entry into any contract or commitment otherwise than in the ordinary course of business which is material, or which is of an unusual or abnormal nature, or which is material to the operation of the Acquired Business and is not expected to be fully performed within 24 months of such contract or commitment being entered into;

(xiii)                          the issue, sale, purchase, redemption or repurchase by the Company of any equity securities of the Company, excluding the issue of shares by the Company to the

Vendor in relation to the capitalisation of intra-group debt owed by the Company to members of the Vendor’s Group;

(xiv)                         the granting of any guarantees or indemnities by the Company, otherwise than in the ordinary course of the Acquired Business;

(xv)                            the settlement or compromise of any litigation or arbitration with a value of over £100,000;

(xvi)                        the entering into of any litigation, arbitration, mediation or similar formal dispute procedure (except debt recovery in the ordinary course, and save in circumstances where it is reasonable to do so in order to prevent a claim or potential claim becoming time-barred or in circumstances where it is reasonable to seek injunctive relief on an urgent basis);

(xvii)                     except in accordance with Clause 14 and Schedule 8, the termination of the employment (except for cause) or the material variation to the terms of employment (other than variations that are consistent with group-wide variations applying across the Vendor’s Group) of any employee whose base annual salary exceeds £50,000;

(xviii)                  except in accordance with Clause 14 and Schedule 8 or to fill a vacancy either existing at the time of this Agreement or created by the departure of an employee of the Company after the date of this Agreement, the employment of (a) any new employee with a base annual salary over £40,000, (b) any individual who, immediately prior to being employed by the Company, was employed by another member of the Vendor’s Group, or (c) any new employee who is to be solely or principally involved on the LDPE Project where such employment is not contemplated by the plan to be agreed by the Vendor and Purchaser relating to the LDPE Project;

(xix)                          the acts and matters referred to in paragraph 2(B) of Schedule 5 (“Pensions”);

(xx)                             cancellation of or any change to the terms of, or the doing (or failure to do) anything likely to result in the avoidance of, any insurance cover for the benefit of the Company or its assets;

(xxi)                           the entry into capital commitments (excluding capital commitments in relation to the LDPE Project) between the date of this Agreement and Completion of an aggregate amount in excess of $5,000,000;

(xxii)                        the entry into any agreement or the voluntary assumption of any legal obligation to do any of the acts and matters specified in this sub-clause 8(c);

(xxiii)                     the material variation of any agreement or transaction which the Company would by virtue of this sub-clause 8(c) have been prevented from entering into; and

(xxiv)                    the adoption or variation of any material employee bonus or incentive scheme (including performance targets).

(d)                                From the date hereof until the Completion Date, the Vendor will give, and will cause the Company to give, the Purchaser and its representatives such reasonable information in respect of the Company as the Purchaser may reasonably request and notice of any matter coming to the knowledge of Sam Scruggs, Jim Moore, Michael Maughan, Mahomed Maiter, John O’Neill, Paul Booth, Michael Ducker or Ronald Grant after the date of this Agreement which the relevant individual is aware or ought reasonably to have been aware constitutes a breach of this Clause 8 or any of the Warranties.  The Vendor undertakes that immediately prior to Completion the individuals listed in Schedule 1 in the definition of “so far as the Vendor is aware” will be consulted by one or more of the individuals named in the preceding sentence of this paragraph in order to determine whether a notification is required under this sub-clause in relation to a breach of this Clause 8 or any of the Warranties.

(e)                                 Subject to sub-clause (b), between the date of this Agreement and Completion, the Vendor will comply with, and procure that the Company complies with, the conduct of business provisions contained in paragraph 1 of Schedule 10 (“Wilton LDPE Project”).

(f)                                   Between the date of this Agreement and Completion the Vendor shall procure that the Company shall not depart in any material respect from existing commitments to capital expenditure, excluding any such commitments to the extent they relate to “Project X”, being the proposal to convert the Arosolvar unit to naphtha processing in order to increase feed-product differentials.

(g)                                The Vendor shall procure that the Company shall by no later than immediately before Completion repay any amount owed to the Vendor’s Group properly to be regarded as within the Intra-Group Balances to the Vendor (as trustee for the relevant members of the Vendors’ Group) and the Vendor shall procure that the relevant member of the Vendor’s Group shall repay any amount owed to the Company properly to be regarded as within the Intra-Group Balances to the Company.  Such repayment shall be made in immediately available funds and in the currency in which the relevant amount was expressed to be repayable regardless of whether relevant amounts are then due or payable such that following the repayments contemplated by this sub-clause, Intra-Group Balances as at Completion will be zero.  Subject to the following sentence, if following Completion, it is discovered that any Intra Group Balance remains after such repayment, whether owing by the Company or by a member of the Vendor’s Group, such remaining Intra-Group Balance shall be written off by the Company and the relevant member of the Vendor’s Group.  Where any such remaining Intra-Group Balances are owed to the Company and, had all such Intra-Group Balances been settled immediately prior to Completion, that settlement would have resulted in an increase in the Initial Cash Consideration pursuant to an adjustment under Clause 4(a)(i) or (ii), but for the fact that such increase was prevented or limited under Clause 4(a) by virtue of it otherwise resulting in an amount over the Debt Free Price being payable, then to the extent only that such increase would have been so prevented or limited, the Company shall not be obliged to write off such remaining Intra-Group Balances.

(h)                                Following the date of this Agreement and prior to the Completion Date the Vendor shall be permitted to procure that the Company completes the Lease.

(i)                                    Following the date of this Agreement and prior to the Completion Date the Vendor shall be permitted to procure that the Company carries out or procures the carrying out of the Outstanding Refurbishment Works. Following the Completion Date, the Purchaser shall procure that the Company carries out or procures the carrying out of the Outstanding Refurbishment Works.

(j)                                    The Purchaser shall pay to the Vendor on the Completion Date the sum of £0.35 million exclusive of VAT (if applicable) towards the Outstanding Refurbishment Cost. The Outstanding Refurbishment Cost itself shall be met by the Vendor as and when such costs fall due.

(k)                                 Following the date of this Agreement and prior to the Completion Date and to the extent not already implemented by the Company, the Vendor will be permitted at its own expense to continue to negotiate on behalf of the Company a 10% reduction in the surplus floor space demised by the Lease in accordance with clause 6.7 of the Lease and/or at its own expense to otherwise negotiate a reduction in surplus floor space demised by the Lease on terms which do not involve the Company incurring any cost or expense not fully for the account of the Vendor.

9.                                     LDPE TECHNOLOGY LICENCE

(a)                                 From the date hereof until the Completion Date, the Vendor will not, and will procure that the Company will not, agree to any amendment to the terms of the LDPE Technology Licence.

(b)                                If, between the date hereof until the Completion Date, any new information (and “new information” shall for the purposes of this Clause have the meaning ascribed to it in Clause 2(a)(iii)) comes to the attention of either the Vendor or the Purchaser which relates to the period prior to the date hereof and which is relevant to the interpretation of the LDPE Technology Licence, the Vendor or the Purchaser (as the case may be) shall promptly inform the other and thereafter the Vendor and the Purchaser shall as soon as reasonably practicable and on a shared cost basis jointly instruct Lord Grabiner Q.C. by:

(i)                                    providing him with the new information that has emerged; and

(ii)                                 seeking an opinion confirming that such new information would not change the conclusion in paragraph 16 of his opinion, given on 6 September 2006, that the terms of the LDPE Technology Licence do not permit ExxonMobil either to terminate such licence or to accelerate the payment of royalties under such licence in each case as a result of the proposed sale of the Company to the Purchaser and that such claims, if put forward by ExxonMobil before a court or arbitrator correctly applying English law, would fail.

(c)                                 In the event that Lord Grabiner Q.C. is not available, by reason of death, incapacity or otherwise, to provide this second opinion, the Vendor and the Purchaser shall as soon as reasonably practicable and on a shared cost basis jointly instruct Laurence Rabinowitz Q.C., or in the event of his unavailability, Mark Barnes Q.C., by:

(i)                                    providing him with the instructions previously given to Lord Grabiner Q.C. and a copy of his opinion, together with the new information and a copy of the LDPE Technology Licence; and

(ii)                                 seeking an opinion confirming that, taking into account such new information, he would conclude that the terms of the LDPE Technology Licence do not permit ExxonMobil either to terminate such licence or to accelerate the payment of royalties under such licence in each case as a result of the proposed sale of the Company to the Purchaser and that such claims, if put forward by ExxonMobil before a court or arbitrator correctly applying English law, would fail.

(d)                                Prior to Completion, the Purchaser may engage in discussions with ExxonMobil in relation to the LDPE Technology Licence, provided that such discussions are limited to appropriate ring-fencing protections to both the Purchaser and ExxonMobil relative to each party’s LDPE technology and know-how.  If, in the context of such discussions, ExxonMobil indicates that the sale of the Company might have an adverse effect on the ongoing validity of the LDPE Technology Licence or otherwise provides new information, the Purchaser will reasonably promptly notify the Vendor of such fact, and the Vendor will approach ExxonMobil to discuss the matter and will keep the Purchaser informed as to the progress of its discussions.

(e)                                 Prior to Completion, the Purchaser will not seek contractual modifications to the LDPE Technology Licence with ExxonMobil.  For the avoidance of doubt, the Purchaser’s satisfaction as to its ability to successfully negotiate contractual modifications with ExxonMobil will not be a condition to Completion.

10.                               COMPLETION

(a)                                 Completion of the sale and purchase of the Shares shall take place at 10 a.m. on the last Business Day of the month in which all of the conditions in Clause 2(a) shall have been satisfied (or, where applicable, waived in writing), and provided they remain satisfied, at the offices of the Vendor’s solicitors at One Bunhill Row, London EC1Y 8YY or at such other time and place as shall be agreed between the Purchaser and the Vendor.

(b)                                Each of the Vendor and the Purchaser shall do, or procure the doing of, all those things respectively listed in relation to them in Schedule 2 at Completion.

(c)                                 Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of the Shares unless the sale and purchase of all of them shall have been completed in accordance with Schedule 2.

(d)                                The Initial Cash Consideration shall be payable by or on behalf of the Purchaser at Completion in accordance with Schedule 2.

(e)                                 Receipt of funds in accordance with sub-clause (d) shall constitute a good discharge of the Purchaser in respect of the payment of the Initial Cash Consideration but not, for the avoidance of doubt, in respect of the Purchaser’s other obligations under this Clause 10 or Clauses 5, 6 and 7 and Schedule 10.

(f)                                   If either the Vendor or the Purchaser fails to comply in any material respect with its obligations under Schedule 2 at Completion then the other may:

(i)                                     defer Completion (so that the provisions of this Clause 10 shall apply to Completion as so deferred);

(ii)                                  proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(iii)                               terminate this Agreement by notice to the other.

(g)                                The right to terminate under this Clause 10 is without prejudice to Clause 26 and not exclusive of any rights, powers or remedies provided by law, including any right to seek compensation for the other party’s breach leading to such termination.  Notwithstanding such termination, obligations under Clauses 26 and 28 and Clauses 30 to 40 and the rights and liabilities of the parties which have accrued prior to termination shall subsist and provided further that, for the avoidance of doubt, no rights and liabilities in respect of the Warranties or in respect of any breach of Clause 8 shall subsist following such termination.

11.                               ACTION AFTER COMPLETION

(a)                                 The Vendor shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the business of the Company and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to the business of the Company and partly to one or more of the remaining businesses of the Vendor’s Group which are received by any member of the Vendor’s Group on or after Completion shall be passed as soon as practicable to the Purchaser.

(b)                                The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to one or more of the remaining businesses of the Vendor’s Group and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to one or more of the remaining businesses of the Vendor’s Group and partly to the business of the Company which are received by the Purchaser’s Group on or after Completion shall be passed as soon as practicable to the relevant member of the Vendor’s Group.

(c)                                 The Vendor shall, and shall procure that each member of the Vendor’s Group shall, ensure that any amounts received after Completion by the Vendor or, as the case may be, any other member of the Vendor’s Group, from any customer of the Company, being amounts invoiced by and payable to the Company, shall be passed on as soon as reasonably practicable to the Company.

(d)                                The Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, ensure that any amounts received after Completion by the Company or, as the case may be, any member of the Purchaser’s Group, from any customer of any member of the Vendor’s Group (excluding the Company), being amounts invoiced by and payable to such member of the Vendor’s Group, shall be passed on as soon as reasonably practicable to the relevant member of the Vendors’ Group.

12.                               INTRA-GROUP GUARANTEES AND OTHER AGREEMENTS

(a)                                 Subject as provided in sub-clause (b), the Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will use its reasonable endeavours to execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Vendor may reasonably request to effect the release and discharge in full of any Assurance given by any member of the Vendor’s Group to any person in respect of any primary obligation or liability of the Company (including, without limitation, any liability of any member of the Vendor’s Group to pay any sum to an insurer in respect of any claim made under an insurance policy by the Company) and the Purchaser’s assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such Assurance in each case on a non-recourse basis to the members of the Vendor’s Group, save that this shall not apply to any Assurance relating to Immovable Property.  Pending such release and discharge, the Purchaser hereby agrees with the Vendor (on behalf of the Vendor and each other member of the Vendor’s Group) that it will assume and pay and discharge when due, and indemnify each member of the Vendor’s Group against, all such Assurances.

(b)                                The Vendor, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will use its reasonable endeavours to execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of any Assurance given by the Company to any person in respect of any obligation or liability of any member of the Vendor’s Group, and shall procure the assumption of, and the substitution of an appropriate member of the Vendor’s Group as the primary obligor in respect of, each such Assurance on a non-recourse basis to the Company and the Purchaser’s Group.  Pending such release and discharge, the Vendor hereby agrees with the Purchaser that it will assume and pay and discharge when due, and indemnify the Company against, all such Assurances.

(c)                                 The Vendor, for itself and its successors and assigns, covenants that, by Completion, it will execute and deliver all such instruments and take all such other action as may reasonably be required in order to effect the full release and discharge of the Company from any existing obligation or Encumbrance incurred in relation to the securitisation of the accounts receivable of the Company effective as at the date of this Agreement.

13.                               PENSIONS

Each of the Purchaser and the Vendor shall comply with the requirements relating to that party set out in Schedule 5.

14.                               EMPLOYEES

(a)                                 Subject to sub-clause (b), the Vendor and (so far as applicable) the Purchaser shall each use its reasonable endeavours to procure that:

(i)                                    each of the employees of the Vendor’s Group whose name is set out in Part 1 of Schedule 8, subject to such changes as may be agreed between the parties (each acting reasonably) prior to Completion (the “Transferring In Employees”) is, with effect from Completion, employed by the Company;

(ii)                                 each of the employees of the Company whose name is set out in Part 2 of Schedule 8, subject to such changes as may be agreed between the parties (each acting reasonably) prior to Completion (the “Transferring Out Employees”) is, with effect from Completion, employed by a member of the Vendor’s Group (other than the Company); and

(iii)                              13 of the 31 IT personnel currently dedicated to the Acquired Business, to be identified and agreed by the Vendor and the Purchaser (each acting reasonably) as part of the Migration Project (as defined in Schedule 6) shall be retained by the Vendor’s Group (either as employees or, as applicable, as consultants).

(b)                                The terms of the employment of any Transferring In Employee shall be subject to the prior written consent of the Purchaser, such consent not to be unreasonably withheld, and provided further that such terms (not including terms in relation to pensions) are on substantially similar terms to those under which such Transferring In Employee was employed as at the date of this Agreement.

(c)                                 The Vendor will indemnify and keep indemnified the Purchaser and the Company from and against all and any liability arising from any claim by any Transferring In Employee and any Transferring Out Employee in connection with the transfer of his employment.

15.                               INSURANCE

The Purchaser acknowledges and agrees that upon Completion all insurance cover provided in relation to the Company pursuant to policies maintained by the Vendor’s Group shall cease and that no further liability shall arise under such policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which the Company has at Completion.  Between the date of this Agreement and Completion, the Vendor shall and shall procure that the Company shall provide such information, assistance and access as the Purchaser may reasonably require for the purpose of putting in place insurance with effect from Completion.

16.                              CONTINUING ARRANGEMENTS BETWEEN VENDOR’S GROUP AND THE COMPANY

(a)                                 The Vendor shall procure that any services provided by any member of the Vendor’s Group to the Company at Completion shall continue in the manner described in Schedule 6, and where provision in Schedule 6 differs from the terms of any existing arrangements, the provisions of Schedule 6 shall apply notwithstanding the terms of any existing agreement in relation to the provision of such services.

(b)                                The Vendor hereby undertakes to deliver to the Purchaser in accordance with Clause 31 Management Accounts for the Company in respect of each calendar month for the period from 1st September 2006 to Completion (but excluding the month in which Completion occurs), in each case as soon as reasonably practicable and in any event no later than the date falling 15 Business Days after the end of the relevant month.

(c)                                 In the event that the Vendor or Purchaser discovers after Completion that the Company owns (or owned at Completion and has transferred to another member of the Purchaser’s Group) any Intellectual Property or know-how which has in the twelve months prior to Completion been used exclusively in relation to the business of the Vendor’s Group, the Purchaser shall procure that such Intellectual Property or know-how is transferred to the Vendor or a person nominated by the Vendor as soon as reasonably practicable for nominal consideration.

(d)                                The Purchaser shall, with effect from Completion, procure the grant to the Vendor’s Group of a non-exclusive, perpetual, worldwide, assignable, irrevocable, royalty-free licence (with the right to sub-license) to use any Intellectual Property (other than trade marks) or know-how owned by the Company at Completion which have been used (but not exclusively) in the twelve months prior to Completion in relation to any business of the Vendor’s Group, such licence to limit usage to the same scope and purpose as such prior use.

(e)                                 In the event that the Vendor or Purchaser discovers after Completion that a member of the Vendor’s Group owns any Intellectual Property (other than trademarks which include or consist of the word “Huntsman”) or know-how which has in the twelve months prior to Completion been used exclusively in relation to the Acquired Business, the Vendor shall procure that such Intellectual Property or know-how is transferred to the Purchaser or a person nominated by the Purchaser as soon as reasonably practicable for nominal consideration.

(f)                                   The Vendor shall, with effect from Completion, procure the grant to the Purchaser’s Group of a non-exclusive, perpetual, worldwide, assignable, irrevocable, royalty-free licence (with the right to sub-license) to use any Intellectual Property (other than trade marks) or know-how owned by the Vendor’s Group which have been used (but not exclusively) in the twelve months prior to Completion in relation to the Acquired Business, such licence to limit usage to the same scope and purpose as such prior use.

17.                              VENDOR’S AND VENDOR’S GUARANTOR’S WARRANTIES AND PURCHASER’S REMEDIES

(a)                                 Subject as provided in this Agreement, each of the Vendor and the Vendor’s Guarantor warrants to the Purchaser as at the date of this Agreement in the terms set out in Schedule 3.

(b)                                The only Warranties given:

(i)                                     in respect of the Properties are those contained in paragraphs 16, 18, 30 and 46 of Schedule 3 (the “Property Warranties”) and each of the other Warranties shall be deemed not to be given in relation to the Properties;

(ii)                                  in respect of the Pipelines are those contained in paragraph 18(S) of Schedule 3 (the “Pipelines Warranties”) and each of the other Warranties shall be deemed not to be given in relation to the Pipelines;

(iii)                               in respect of HSE Matters are those contained in the HSE Warranties and each of the other Warranties shall be deemed not to be given in relation to HSE Matters; and

(iv)                              in respect of all pensions matters are those contained in paragraph 51 of Schedule 3 (the “Pensions Warranties”) and each of the other Warranties shall be deemed not to be given in relation to such pensions matters.

(c)                                 The liability of the Vendor and the Vendor’s Guarantor under or in relation to the Warranties shall be limited as set out in Schedule 4.

(d)                                The only remedy of the Purchaser for breach of the Warranties after Completion shall be damages and the Purchaser hereby agrees to waive any other right, power or remedy it may have in relation to a breach of the Warranties.  Save in accordance with the express provisions of this Agreement, the Purchaser hereby waives all and any rights of rescission in respect of this Agreement it may have (howsoever arising or deemed to arise) other than such rights in respect of fraud.

(e)                                 The Vendor accepts that the Purchaser is entering into this Agreement in reliance upon the Warranties.

(f)                                   The Warranties relating to the LDPE Technology Licence contained in sub-paragraphs 49(A), (B) and (C) (but not (D)) of Schedule 3 shall be deemed to be repeated at Completion.

(g)                                The Warranties relating to HSE Matters contained in sub-paragraphs 19(D) and 19(F) of Schedule 3 shall be deemed to be repeated at Completion.

(h)                                The Vendor agrees and undertakes on behalf of itself and each other member of the Vendor’s Group that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Company on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein (including but not limited to the terms of the Warranties or the Disclosure Letter).

(i)                                    Prior to Completion, the Vendor shall use all reasonable endeavours to procure that the outstanding assignment of part of the salt mines lease in relation to No. 4 Brinefields (North) by Ineos Chlor Limited to the Company shall have been completed.

(j)                                    The Vendor undertakes in relation to capital allowances:

(i)                                     to ensure that the Allowable Expenditure is at least equal to the Guaranteed Amount; and

(ii)                                  not to take or require that the Company takes any action on or after the Completion Date that would cause the Allowable Expenditure to fall below the Guaranteed Amount, provided that the Vendor shall not be in breach of these undertakings to the extent that Allowable Expenditure falls below the Guaranteed Amount as a result of an action taken by or on behalf of any member of the Purchaser’s Group.

In this sub-clause, the expressions “qualifying expenditure” and “unrelieved qualifying expenditure” and the term “pool” have the same meanings as they have in Chapter 5 of Part 2 of the Capital Allowances Act 2001 and the following expressions shall have the following meanings:

“Allowable Expenditure” means the combined total of the Company’s unrelieved qualifying expenditure in any pool that would be carried forward from the Final Period, calculated on the assumption that (i) the Final Period ends on the Completion Date; and (ii) if the Final Period does not in fact end on the Completion Date, the amount of any allowance claimed in the Final Period is allocated on a pro rata basis between so much of the Final Period as falls on or before the Completion Date and so much of that period as falls after the Completion Date;

“Final Period” means the last accounting period of the Company to commence before Completion; and

“Guaranteed Amount” means the sum of (a) £105 million; and (b) the amount of Actual Expenditure (as defined in Schedule 10 (Wilton LDPE Project)) which is qualifying expenditure incurred by the Company after 31 December 2005 and on or before the Completion Date.”

(k)                                 The Vendor confirms that, pursuant to an order of the court, the Company has paid £600,000 on account with Mayer, Brown, Rowe & Maw in respect of costs of INEOS in relation to the litigation with INEOS referred to in the Disclosure Letter.

18.                              TIOXIDE EUROPE LIMITED

The Vendor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under this Agreement for the Shares) an amount equal to any liability, loss, damage, cost and expense of whatsoever nature (including reasonable legal fees), but excluding any liability, loss, damage, cost or expense relating to a Tax matter, which may be suffered or properly incurred by the Purchaser or the Company, in each case after Completion, (a) by reason of the Company having acquired, held or disposed of shares in Tioxide Europe Limited prior to Completion or (b) otherwise in relation to the business of Tioxide Europe Limited and arising out of events, facts, or circumstances existing or obligations assumed, imposed or entered into prior to Completion, including but not limited to any liability under any guarantee existing at Completion of any of the obligations of Tioxide Europe Limited or under any obligation which relates to the business of Tioxide Europe Limited and not the Acquired Business, but excluding liabilities pursuant to the matters contained in or expressly contemplated by Schedule 6 (“Continuing Arrangements”) as being obligations of the Company or the Purchaser.

19.                               PURCHASER’S AND PURCHASER’S GUARANTOR’S WARRANTIES

(a)                                 Each of the Purchaser and the Purchaser’s Guarantor warrants to the Vendor that:-

(i)                                     it has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by it at Completion or otherwise pursuant to this Agreement (the “Purchaser’s Completion Documents”);

(ii)                                  this Agreement constitutes and the Purchaser’s Completion Documents will, when executed by the Purchaser and/or the Purchaser’s Guarantor, as the case may be, constitute binding obligations of the Purchaser and/or the Purchaser’s Guarantor in accordance with their respective terms;

(iii)                               the execution and delivery of, and the performance by the Purchaser and/or the Purchaser’s Guarantor of its obligations under, this Agreement and the Purchaser’s Completion Documents will not:

(A)                             result in a breach of any provision of its memorandum and articles of association;

(B)                               result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;

(C)                               result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement; or

(D)                              save as contemplated by this Agreement, require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect where failure to obtain such consent or approval, give such notice or make such registration is material in the context of the transactions contemplated by this Agreement; and

(iv)                              there are no:

(A)                             outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting any member of the Purchaser’s Group;

(B)                               lawsuits, actions or proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting any member of the Purchaser’s Group; or

(C)                               investigations by any governmental or regulatory body which are, to the knowledge of the Purchaser, pending or threatened against any member of the Purchaser’s Group,

and which, in the case of each of sub-paragraphs (iv)(A), (B) and (C), have or could have a material adverse effect on the ability of the Purchaser or the Purchaser’s Guarantor (as the case may be) to execute and deliver, or perform its obligations under, this Agreement and the Purchaser’s Completion Documents; and

(v)                                the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement and the Purchaser’s Completion Documents.

(b)                                The Purchaser and the Purchaser’s Guarantor accept that the Vendor is entering into this Agreement in reliance upon the warranties set out in sub-clause (a).

20.                               PURCHASER’S UNDERTAKINGS

(a)                                 The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser’s Group that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Vendor’s Group on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein.

(b)                                The Purchaser undertakes on behalf of itself and each member of the Purchaser’s Group (and without prejudice to the confidentiality agreement referred to in Clause 33(d)) that, subject to and on the terms of Clause 16(f) and Clause 33(b), each member of the Purchaser’s Group will treat as strictly confidential and not disclose to any person (other than other members of the Purchaser’s Group on a confidential basis) any Vendor Confidential Information.  The Purchaser acknowledges that any future use of Vendor Confidential Information is without representation, warranty or liability on the part of any member of the Vendor’s Group (without prejudice to the Warranties.  No updates of the Vendor Confidential Information will be provided by any member of the Vendor’s Group to any member of the Purchaser’s Group.

(c)                                 The Vendor undertakes on behalf of itself and each member of the Vendor’s Group (and without prejudice to the confidentiality agreement referred to in Clause 33(d)) that, subject to and on the terms of Clause 33(b), each member of the Vendor’s Group will treat as strictly confidential and not disclose to any person (other than other members of the Vendor’s Group on a confidential basis) any Purchaser Confidential Information.

(d)                                The Purchaser shall procure that the Vendor and its accountants and agents shall as soon as reasonably practicable and in any event within 5 Business Days of request be given reasonable access to any employees, officers, advisers or premises of the Company and such part of its books and records as relate to the period prior to Completion, to the extent available in accordance with the Purchaser’s document retention policy, which may reasonably required in connection with any report, return, statement, audit, filing or other requirement under applicable law or regulation or otherwise required in respect of the business of the Vendor’s Group.

(e)                                 The Vendor shall procure that the Purchaser and each member of the Purchaser’s Group and its and their accountants and agents shall as soon as reasonably practicable and in any event within 5 Business Days of request be given reasonable access to any employees, officers, advisers or premises of any member of the Vendor’s Group and, to the extent available in accordance with the Vendor’s document retention policy, such parts of its books and records as relate to the period prior to Completion which any of them may reasonably require in connection with any report, return, statement, audit, filing or other requirement under applicable law or regulation or otherwise required in respect of the business of the Company.

(f)                                   The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser’s Group that nothing in this Agreement, except as expressly granted pursuant to this Agreement, shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in (and, subject to the express provisions of this Agreement, from Completion, the Purchaser shall procure that no member of the Purchaser’s Group shall use or apply to register) the word “Huntsman”, or any name or mark which includes or consists of the words “Huntsman” or, in either case, any confusingly similar name or mark, (the “Huntsman Marks”).

(g)                                The Purchaser shall procure that the Company shall destroy or delete the Huntsman Marks from sales literature, stationery, buildings signage or vehicles as soon as reasonably practicable, and in any event by the day falling (i) 90 days after the Completion Date in respect of items supplied to customers of the Company and (ii) 6 months in respect of all other items.  The Purchaser shall procure that the Company shall, within 15 days of the Completion Date, pass the required resolution to change its corporate name to a name which does not include any of the Huntsman Marks.  Upon receipt of the relevant documentation confirming such change of name, the Purchaser shall provide the Vendor with a certified copy.

(h)                                The Purchaser undertakes with the Vendor (for itself and as trustee for each other member of the Vendor’s Group) to comply with all notifications and other requirements arising as a result of this Agreement and the transactions contemplated hereunder under any relevant competition, anti-restrictive trade practices or anti-trust laws in circumstances where the Purchaser should reasonably have known, or has been informed by the Vendor, that the Vendor is jointly responsible for such requirement or that the Vendor might incur a liability arising from a failure to comply with such requirements (but not where such requirements are the sole responsibility of the Vendor under such laws).

(i)                                    The Vendor shall give reasonable assistance to the Purchaser in seeking the consent of the Department of Trade and Industry to the change of control of the Company as it relates to the LDPE Grant.  For the avoidance of doubt, the obtaining of such consent shall not be a condition to Completion and the failure to obtain such consent shall not constitute a material adverse change for the purposes of sub-clauses 2(a)(vi), (viii) or (ix) or a breach of the Warranties.

21.                               RESTRICTIONS ON VENDOR’S GROUP

The Vendor undertakes that it shall not, and shall procure that each other member of the Vendor’s Group shall not (for so long as it remains such a member), directly or indirectly, within one year from the Completion Date, solicit or entice away from or persuade to leave the employment of any member of the Purchaser’s Group any Senior Employee other than:-

(i)                                     any Senior Employee whose employment with the relevant member of the Purchaser’s Group has then ceased or who has given (or received) notice terminating such employment; or

(ii)                                  any Senior Employee who responds to any bona fide public recruitment advertisement placed by or on behalf of any member of the Vendor’s Group; or

(iii)                               in response to an unsolicited approach from that Senior Employee,

and shall not intentionally assist any person to do any of the foregoing things.

22.                               RESTRICTIONS ON PURCHASER

The Purchaser undertakes to the Vendor that it shall not, and shall procure that each member of the Purchaser’s Group shall not (for so long as it remains such a member), within one year of the Completion Date solicit or entice away from the employment of any member of the Vendor’s Group any Senior Employee other than:

(i)                                     any Senior Employee whose employment with the relevant member of the Vendor’s Group has then ceased or who has given (or received) notice terminating such employment;

(ii)                                  any Senior Employee who responds to any bona fide public recruitment advertisement placed by or on behalf of any member of the Purchaser’s Group; and

(iii)                              in response to an unsolicited approach from that Senior Employee,

and shall not intentionally assist any person to do any of the foregoing things.

23.                               PROVISION RELATING TO RESTRICTIONS

Each undertaking contained in Clauses 21 and 22 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Vendor and/or the Purchaser as the case may be.

24.                               PAYMENTS

(a)                                 Except to the extent otherwise set out in this Agreement, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law).

(b)                                If any deductions or withholdings are required by law to be made from any sums payable under this Agreement, the party who is obliged to make the payment shall also be obliged to pay to the party to whom payment is to be made (for the purposes of this Clause 24, the “recipient”) such sum as will, after such deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding except in respect of withholdings and deductions from payments of interest.

(c)                                 If any Tax Authority brings into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax) any sum paid by any party under this Agreement (excluding the consideration payable pursuant to Clause 4, any adjustment to such consideration pursuant to Clauses 5, 6 and 7 and Schedule 10 and any payments of interest) then such party shall pay such additional amount to the recipient as shall be required to ensure that the recipient is left with the same amount as it would have been entitled to receive had such sum paid not been brought into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax)

PROVIDED that the recipient shall:-

(i)                                     use all reasonable endeavours to obtain and utilise, or as the case may be procure the obtaining and utilisation of, any Tax credit, repayment or other Tax benefit which is available to the recipient or any of its subsidiaries, any holding company of the recipient and any of the other subsidiaries of such holding company from time to time, (together, for the purposes of this Clause 24, the “recipient’s group”) solely as a result of the matter giving rise to the payment on the same basis as any other Tax credit, repayment or other Tax benefit which is available to the recipient or any other member of the recipient’s group; and

(ii)                                  as soon as practicable after the utilisation in whole or in part of any Tax credit, repayment or other Tax benefit which is available to the recipient or any other member of the recipient’s group solely as a result of the matter giving rise to the payment, pay to the other party an amount which will leave it, or other such member, (after payment of that amount) in the same after Tax position as it, or other such member, would have been the obligation to make the payment not arisen.

(d)                                For the purposes of paragraph (c) above of this Clause 24, the amount of Tax chargeable and any Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the payment.

25.                               EFFECT OF COMPLETION

Save as otherwise provided herein, any provision of this Agreement (including but not limited to Schedule 11) or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties contained in or entered into pursuant to this Agreement shall (subject to Schedule 4) remain in full force and effect notwithstanding Completion.

26.                               REMEDIES, WAIVERS AND INDEMNIFICATION

(a)                                 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

(b)                                The single or partial exercise of any right, power or remedy provided under this Agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated in this Agreement.

(c)                                 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless otherwise stated in this Agreement.

27.                               GUARANTEES

(a)                                 The Vendor’s Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the full, due and punctual performance and observation by the Vendor of its obligations under this Agreement and the Tax Covenant and undertakes to indemnify and keep indemnified the Purchaser against all losses, damages, costs and expenses of whatsoever nature (including reasonable legal fees) which may be suffered or properly incurred by it by reason of any default or delay on the part of the Vendor in the performance of its obligations under this Agreement or the Tax Covenant.

(b)                                In respect of any proceedings necessary to enforce the due and punctual performance by the Vendor of its obligations under this Agreement or the Tax Covenant, the Vendor’s Guarantor hereby irrevocably waives any right to require that the Purchaser brings such proceedings first against the Vendor and shall forthwith upon demand unconditionally perform (or procure performance of) and/or satisfy (or procure satisfaction of) the relevant obligation so that the same benefits shall be conferred on the Purchaser as would have been received if such obligation had been duly performed and/or satisfied by the Vendor.

(c)                                 The Vendor’s Guarantor shall be liable as principal debtor in respect of any sums due from the Vendor under this Agreement or the Tax Covenant and shall not be discharged or released from its undertaking hereunder by any release, variation, dealing, act, event or omission including, without limitation, any change in the constitution or constitutional documents of the Vendor or the liquidation, dissolution, reconstruction or amalgamation of the Vendor, which but for this provision might operate to discharge the Vendor’s Guarantor’s liability under this

Agreement or the Tax Covenant or by any time or other indulgence granted by the Purchaser to the Vendor.

(d)                                This guarantee is a continuing guarantee and accordingly the obligations of the Vendor’s Guarantor under this guarantee shall remain in full force until all obligations of the Vendor under this Agreement or the Tax Covenant have been discharged in full regardless of the legality, validity or enforceability of any provisions of this Agreement or the Tax Covenant.  This guarantee is in addition to and shall not prejudice or be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Purchaser may have for the due performance of the obligations concerned.

(e)                                 As a separate and independent stipulation, the Vendor’s Guarantor agrees that any obligation of the Vendor under this Agreement or the Tax Covenant which may not be enforceable against or recoverable from the Vendor by reason of any legal limitation, disability or incapacity on or of the Vendor of any fact or circumstance (other than any limitation imposed by this Agreement or the Tax Covenant) shall nevertheless be enforceable against the Vendor’s Guarantor as though the same has been incurred by the Vendor’s Guarantor and the Vendor’s Guarantor was the sole and principal obligor in respect thereof and/or shall be performed or paid by the Vendor’s Guarantor on demand.

(f)                                   The Vendor’s Guarantor shall procure that, if it transfers all or substantially all of its assets to another entity, the transferee of such assets will undertake to assume the obligations of the Vendor’s Guarantor under this Agreement.

(f)                                   The Purchaser’s Guarantor hereby unconditionally and irrevocably guarantees to the Vendor the full, due and punctual performance and observation by the Purchaser of its obligations under this Agreement and the Tax Covenant and undertakes to indemnify and keep indemnified the Vendor against all losses, damages, costs and expenses of whatsoever nature (including reasonable legal fees) which may be suffered or properly incurred by it by reason of any default or delay on the part of the Purchaser in the performance of its obligations under this Agreement or the Tax Covenant.

(g)                                In respect of any proceedings necessary to enforce the due and punctual performance by the Purchaser of its obligations under this Agreement and the Tax Covenant, the Purchaser’s Guarantor hereby irrevocably waives any right to require that the Vendor brings such proceedings first against the Purchaser and shall forthwith upon demand unconditionally perform (or procure performance of) and/or satisfy (or procure satisfaction of) the relevant obligation so that the same benefits shall be conferred on the Vendor as would have been received if such obligation had been duly performed and/or satisfied by the Purchaser.

(h)                                The Purchaser’s Guarantor shall be liable as principal debtor in respect of any sums due from the Purchaser under this Agreement or the Tax Covenant and shall not be discharged or released from its undertaking hereunder by any release, variation, dealing, act, event or omission including, without limitation, any change in the constitution or constitutional documents of the Purchaser or the liquidation, dissolution, reconstruction or amalgamation of the Purchaser, which but for this provision might operate to discharge the Purchaser’s Guarantor’s liability under this Agreement or the Tax Covenant or by any time or other indulgence granted by the Vendor to the Purchaser.

(i)                                    This guarantee is a continuing guarantee and accordingly the obligations of the Purchaser’s Guarantor under this guarantee shall remain in full force until all obligations of the Purchaser under this Agreement and the Tax Covenant have been discharged in full regardless of the legality, validity or enforceability of any provisions of this Agreement or the Tax Covenant.  This guarantee is in addition to and shall not prejudice or be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Vendor may have for the due performance of the obligations concerned.

(j)                                    As a separate and independent stipulation, the Purchaser’s Guarantor agrees that any obligation of the Purchaser under this Agreement or the Tax Covenant which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser of any fact or circumstance (other than any limitation imposed by this Agreement or the Tax Covenant) shall nevertheless be enforceable against the Purchaser’s Guarantor as though the same has been incurred by the Purchaser’s Guarantor and the Purchaser’s Guarantor was the sole and principal obligor in respect thereof and/or shall be performed or paid by the Purchaser’s Guarantor on demand.

28.                               NO ASSIGNMENT

(a)                                 The benefits of this Agreement (other than the Environmental Covenant) shall not be assignable except that any party may, upon giving written notice to the others, assign the benefit of this Agreement to a member of the Vendor’s Group and the Purchaser’s Group, as the case may be, (a “Permitted Assignee”) provided that such assignment shall be without cost to, and shall not result in any increased liability, or any reduction in the rights, of, any of the other parties and further provided that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser’s Group or the Vendor’s Group, as the case may be, it shall assign so much of the benefit of this Agreement as has been assigned to it to the party by whom such rights were originally assigned or (upon giving further written notice to the other parties) to another member of the Purchaser’s Group or the Vendor’s Group, as the case may be.  Any purported assignment in contravention of this Clause 28 shall be void.

(b)                                If a Change of Control occurs in relation to either the Purchaser or the Vendor (but not in relation to every member of the Purchaser’s Group or the Vendor’s Group, as the case may be, as at the time immediately before the Change of Control occurs), the Purchaser or the Vendor, as the case may be, shall immediately assign so much of the benefit of this Agreement as has been retained by it to a member of the Purchaser’s Group or the Vendor’s Group as the case may be (as at the time immediately before such Change of Control occurs) which is not itself subject to a Change of Control, and pending such assignment, the Purchaser or the Vendor, as the case may be, shall not be capable of enforcing the benefit of any right under this Agreement, including, without limitation, any other right of assignment in accordance with the provisions of this Clause 28.

(c)                                 No party to this Agreement shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights and benefits under, this Agreement.

(d)                                Notwithstanding the foregoing, the Purchaser may assign the benefit of this Agreement to a reputable financial institution by way of security for borrowings incurred in connection with the completion of its acquisition of the Shares and such financial institution may, or an insolvency practitioner or other duly appointed agent appointed by it or at its instigation or in connection with the enforcement of its security may, further assign the benefit of this Agreement to a purchaser of the Shares.

29.                               FURTHER ASSURANCE

(a)                                 Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement including, without limitation, those under Schedule 6, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Shares to the Purchaser or otherwise to give any party the full benefit of this Agreement.

(b)                                The parties shall negotiate in good faith with a view to agreeing the final form of any agreements, licences, deeds or other documents which have not been finalised at the time of this Agreement and if not entered into within three months after the Completion Date, then either party may refer the matter to such independent expert as may be nominated by the chairman for the time being of the Institute of Arbitrators to determine the terms of such agreement, licence, deed or other document, and in so doing he shall act as an expert and his decision in the absence of manifest error shall be final and binding in accordance with the principles (if any) laid down in this Agreement.

(c)                                 The Purchaser hereby agrees to indemnify each member of the Vendor’s Group against all liabilities incurred by such member of the Vendor’s Group in connection with the performance of its obligations under any power of attorney in respect of any Shares entered into by it where it is to remain as registered holder of Shares following Completion and the Purchaser covenants to reimburse all reasonable costs and expenses of such member of the Vendor’s Group in connection with the performance of such obligations.

30.                               ENTIRE AGREEMENT

(a)                                 This Agreement (and any documents expressly to be executed pursuant to it), the Disclosure Letter and the confidentiality agreement referred to in Clause 33(d) constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and, except to the extent expressly repeated in this Agreement (or any document expressly to be executed pursuant to it), the Disclosure Letter or the confidentiality agreement referred to in Clause 33(d), any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto are superseded and extinguished.

(b)                                The Purchaser and the Purchaser’s Guarantor acknowledge and agree (for themselves and on behalf of each other member of the Purchaser’s Group) with the Vendor that:

(i)                                     they do not rely on and have not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any Assurance (express or implied) made or given by or on behalf of any member of the Vendor’s Group or any of their respective agents, directors, officers, employees or advisers other than those expressly set out in this Agreement or, to the extent that they have been, they have (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties; and

(ii)                                  no member of the Vendor’s Group, nor any of their respective agents, directors, officers, employees or advisers, has given or made any Assurance other than those expressly set out in this Agreement or, to the extent that they have, the Purchaser and the Purchaser’s Guarantor hereby (for themselves and on behalf of each other member of the Purchaser’s Group) unconditionally and irrevocably waive (in the absence of fraud) any claim which they might otherwise have had in relation thereto.

(c)                                 The Vendor and the Vendor’s Guarantor acknowledge and agree (for themselves and on behalf of each other member of the Vendor’s Group) with the Purchaser that:

(i)                                     they do not rely on and have not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any Assurance (express or implied) made or given by or on behalf of any member of the Purchaser’s Group or any of their respective agents, directors, officers, employees or advisers other than those expressly set out in this Agreement or, to the extent that they have been, they have (in the absence of fraud) no rights or remedies in relation thereto and shall make no claim in relation thereto or against such parties; and

(ii)                                  no member of the Purchaser’s Group, nor any of their respective agents, directors, officers, employees or advisers, has given or made any Assurance other than those expressly set out in this Agreement or, to the extent that they have, the Vendor and the Vendor’s Guarantor hereby (for themselves and on behalf of each other member of the Vendor’s Group) unconditionally and irrevocably waive (in the absence of fraud) any claim which they might otherwise have had in relation thereto.

(d)                                This Agreement may only be varied by a document signed by each of the parties and expressed to be a variation to this Agreement.

31.                               NOTICES

(a)                                 Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(b)                                Any such notice or other communication shall be addressed as provided in sub-clause (c) and, if so addressed, shall be deemed to have been duly given or made as follows:

(i)                                     if sent by personal delivery (which includes delivery by courier service), upon delivery at the address of the relevant party;

(ii)                                  if sent by facsimile, when received;

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(c)                                 The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to sub-clause (d), are:

Name of party	Address	Facsimile No.

HUNTSMAN PETROCHEMICALS (UK) HOLDINGS	500 Huntsman Way Salt Lake City Utah 84108	001-801-584-5782

For the attention of:	Office of General Counsel

CC to:	Company Secretary Huntsman Group Legal Dept Huntsman Tioxide Haverton Hill Road Billingham TS23 1PS	+44 (0)1642 376460

HUNTSMAN INTERNATIONAL LLC	500 Huntsman Way Salt Lake City Utah 84108	001-801-584-5782

For the attention of:	Office of General Counsel

CC to:	Company Secretary Huntsman Group Legal Dept Huntsman Tioxide Haverton Hill Road Billingham TS23 1PS	+44 (0)1642 376460

SABIC UK PETROCHEMICALS HOLDINGS LIMITED	c/o SABIC Europe B.V. P.O. Box 5151 6130 PD Sittard The Netherlands	+31 10 2644809

Courier deliveries:

c/o SABIC Europe B.V. Europaboulevard 1 6135 LD Sittard The Netherlands

For the attention of:	The Legal Department

Name of party	Address	Facsimile No.

SABIC EUROPE B.V.	SABIC Europe B.V. P.O. Box 5151 6130 PD Sittard The Netherlands	+31 10 2644809

Courier deliveries:

SABIC Europe B.V. Europaboulevard 1 6135 LD Sittard The Netherlands

For the attention of:	The Legal Department

(d)                                A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause (c) provided that such notification shall only be effective on:

(i)                                     the date specified in the notification as the date on which the change is to take place; or

(ii)                                  if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

(e)                                 For the avoidance of doubt, the parties agree that the provisions of this Clause 31 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings (other than communications between the parties in relation to potential claims, whether for breach of the Warranties or otherwise, prior to the commencement of Proceedings in relation to any such claim).

32.                               ANNOUNCEMENTS

(a)                                 Subject to sub-clause (b), no announcement concerning the sale or purchase of the Shares or any ancillary matter shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

(b)                                Any party may make an announcement concerning the sale or purchase of the Shares or any ancillary matter if required by:

(i)                                     applicable law; or

(ii)                                  any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement.

(c)                                 The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

33.                               CONFIDENTIALITY

(a)                                 Subject to sub-clause (b) and Clause 32, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)                                     the provisions or the subject matter of this Agreement or any document referred to herein;

(ii)                                  the negotiations relating to this Agreement or any document referred to herein; or

(iii)                               the provision of services in accordance with Schedule 6.

(b)                                Any party may disclose information which would otherwise be confidential if and to the extent:

(i)                                     required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

(ii)                                  required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(iii)                               that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of such party provided that such party shall be liable for any failure by its professional advisers, auditors and bankers to keep such information strictly confidential;

(iv)                              that the other parties have given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

(v)                                 it does so to a member of the Vendor’s Group (in the case of the Vendor) or a member of the Purchaser’s Group (in the case of the Purchaser) which accepts restrictions in the terms of this Clause;

(vi)                              required to enable that party to enforce its rights under this Agreement; or

(vii)                            necessary to perform its obligations under Schedule 6.

provided that any such information disclosed pursuant to paragraph (i) or (ii) shall be disclosed only after notice to the other party (unless to give such advance notice would be in breach of law, the rules or order of any court or tribunal, or the rules or regulations of any securities exchange or regulatory or governmental body).

(c)                                 The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

(d)                                This Clause shall be without prejudice to Clause 32 and the provisions of the confidentiality agreement dated 8 April, 2006 entered into between Huntsman Corporation and Saudi Basic Industries Corporation in relation to the disposal by the Vendor of the Shares and which agreement shall continue notwithstanding Completion.

34.                               COSTS AND EXPENSES

(a)                                 Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it, and for the avoidance of doubt (a) any costs and expenses incurred by the Company in relation to such negotiations and the preparation, execution and Completion of this Agreement and the documents referred to in it shall be for the account of and paid by the Vendor and (b) any retention bonuses that the Company, the Vendor or any member of the Vendor’s Group has agreed or arranged prior to Completion to pay to members of the Company’s management team or other employees shall be for the account of and paid by (or their payment shall be procured by) the Vendor (together with any related Tax).

(b)                                Without prejudice to sub-clause (a), all stamp, transfer, registration, sales and other similar Taxes, duties and charges and all notarial fees payable in connection with the sale or purchase of the Shares under this Agreement shall be paid by the Purchaser.

35.                               COUNTERPARTS

(a)                                 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)                                Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

36.                               INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(i)                                     the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)                                  the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

37.                               GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English law.

38.                               JURISDICTION

(a)                                 Each of the parties to this Agreement irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any Proceedings shall be brought in such courts.

(b)                                Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in sub-clause (a) and any claim of forum non conveniens and further irrevocably agrees that a judgment in any Proceedings brought in any court referred to in sub-clause (a) shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

39.                               AGENT FOR SERVICE OF PROCESS

(a)                                 The Vendor’s Guarantor irrevocably appoints the Vendor to be its agent for the receipt of Service Documents.  It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

(b)                                The Purchaser’s Guarantor irrevocably appoints the Purchaser to be its agent for the receipt of Service Documents.  It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

(c)                                 If the agent under sub-clause (a) or (b) at any time ceases for any reason to act as such, the Vendor’s Guarantor or the Purchaser’s Guarantor (as the case may be) shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties to this Agreement of the name and address of the replacement agent.  Failing such appointment and notification, any other party to this Agreement shall be entitled by notice to the Vendor’s Guarantor or the Purchaser’s Guarantor (as the case may be)  to appoint a replacement agent to act on behalf of the Vendor’s Guarantor or the Purchaser’s Guarantor (as the case may be).  The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

(d)                                A copy of any Service Document served on an agent shall be sent by post to the Vendor’s Guarantor or the Purchaser’s Guarantor (as the case may be).  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

(e)                                 “Service Document” means a claim form, application notice, order or judgment or other document relating to any actual (as opposed to contemplated) Proceedings.

40.                              RIGHTS OF THIRD PARTIES

The provisions of Clause 20(a), Clause 14(c), Clause 17(h) and Schedule 6 confer a benefit on the persons specifically referred to in those provisions (each, a “Third Party”) and, subject to the remaining terms of this Clause, are intended to be enforceable by each such Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.  The parties do not intend that any term of this Agreement, apart from the provisions specifically referred to in this Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.  Notwithstanding the provisions of this Clause, this Agreement may be amended or varied in any way and at any time by the parties to the Agreement without the consent of any Third Party.

41.                              PRE-SALE SPLIT OUT

The Vendor and the Purchaser will negotiate prior to Completion with a view to agreeing on an alternative structure for the transaction contemplated by this Agreement, such alternative structure to involve (i) the Company transferring to a new company (“Newco”) to be set up as a new member of the Vendor’s Group such elements of the Acquired Business as the Purchaser may reasonably request and/or (ii) a tolling or similar contractual arrangement/structure (the “Pre-Sale Split”) and on the Completion Date the Vendor selling the Shares and (if applicable) the entire issued share capital of Newco, provided that (without prejudice to the generality of the requirement of reasonableness):

(a)                                  the Purchaser will indemnify the Vendor, any other member of the Vendor’s Group and (if so requested) the Company against all liabilities and reasonable costs incurred by, or claims brought against, them in connection with or resulting from the Pre-Sale Split;

(b)                                 without limiting paragraph (a) above, the Purchaser will indemnify the Vendor, any other member of the Vendor’s Group and (if so requested) the Company against any amount by which the liability to Tax incurred by the Vendor, any other member of the Vendor’s Group or the Company as a direct or indirect consequence of, or otherwise in connection with, the Pre-Sale Split, the disposal of the Shares or the disposal of the shares in Newco (or any alternative structure agreed pursuant to this Clause 41) exceeds the liability to Tax that would have been incurred by them as a direct or indirect consequence of, or otherwise in connection with, the sale of the Shares as currently contemplated in Clause 3 of this Agreement, and neither the Tax Warranties nor clause 2  (Covenant) of the Tax Covenant will apply to any liability to Tax incurred by the Company, or any other event, act, transaction or omission occurring, in connection with the Pre-Sale Split;

(c)                                  the Vendor will have no obligation to do or to procure anything in connection with the Pre-Sale Split which would cause it, any other member of the Vendor’s Group or the Company unreasonable inconvenience, cost or risk;

(d)                                 neither the Vendor nor the Company shall be obliged to seek the consent of any third party (not being a member or the Vendor’s Group, an Employee or a trustee of the Huntsman pension scheme) for the doing of anything in connection with the Pre-Sale Split;

(e)                                  the amount of time required to be spent by the personnel of the Vendor, any other member of the Vendor’s Group or the Company in connection with the Pre-Sale Split will be modest and not such as to interfere materially with their existing duties;

(f)                                    the Purchaser acknowledges that nothing done by way of a Pre-Sale Split shall be deemed to fall within the circumstances provided for in paragraph 17.1 (Part E) of Schedule 9;

(g)                                 the Vendor will be not be obliged to use more than reasonable endeavours to obtain the consent of the trustees of the Huntsman pension scheme in relation to the Pre-Sale Split and no party will be required to agree to  Pre-Sale Split if such consent would be on terms which are less favourable to that party than the terms which have already been agreed with the trustees of the Huntsman pension scheme and the Pre-Sale Split will be subject to the consent of the trustees of the Huntsman pension scheme;

(h)                                 no party will be required to agree to a Pre-Sale Split if it would give rise to a less favourable tax treatment (or create greater uncertainty about the tax treatment) for that party in connection with the transactions contemplated under this Agreement than if the Pre-Sale Split did not occur;

(i)                                     no party will be required to agree to a Pre-Sale Split if it will lead to Completion taking place at a later date than it would otherwise have taken place (including where it will lead to the non-satisfaction or a delay in the satisfaction of any of the conditions set out in Clause 2) and the agreement and achievement of a Pre-Sale Split will not, for the avoidance of doubt, be a condition to Completion;

(j)                                     the Pre-Sale Split will not result in less consideration being payable by the Purchaser than would otherwise have been the case under this Agreement or in an increase in the liability of the Vendor or any member of the Vendor’s Group under any of the Warranties, indemnities or other provisions of this Agreement; and

(k)                                  the Purchaser must provide to the Vendor within 14 days of this Agreement reasonable details of the structure it proposes for the Pre-Sale Split (failing which, there will be no negotiation in relation to the Pre-Sale Split) and the Vendor will be entitled to raise any reasonable objections to such proposal and if, when the parties pursue negotiations relating to the Purchaser’s proposal, it becomes apparent that the proposal would involve the Vendor, the Company or any member of the Vendor’s Group doing anything which it would not be obliged to do or which is otherwise prevented under paragraphs (c) to (i) above, the Vendor will not be entitled to pursue those negotiations further, and the provisions of paragraphs (a) to (k) above will apply whether Completion occurs or not, and notwithstanding termination of this Agreement for any reason.  If the Pre-Sale Split is agreed, appropriate amendments to the terms of this Agreement and the Tax Covenant shall be made to reflect the provisions of paragraphs (a) to (j) above and the alternative transaction structure. This will include changing references in this Agreement to Shares so that they comprise both shares in the Company and shares in Newco, changing references in this Agreement to the Company to be references to the Company and Newco, changing Clause 8 of this Agreement to permit the restructuring to take place and changing Clause 2 of this Agreement so that any consequences of implementing the Pre-Sale Split will not be treated as a material adverse effect for the purposes of Clause 2(a)(viii) or (ix).

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

SCHEDULE 1
(Interpretation)

1.                                            In this Agreement and the Schedules to it, unless otherwise specified:

“Accounts”	means the audited accounts of the Company for the accounting period ended on the Accounts Date, a copy of which forms part of Attachment V;

“Accounts Date”	means 31st December 2005;

“Acquired Business”

means the business of the Company as carried on at the date of this Agreement comprising the manufacture, marketing, distribution and/or sale of benzene, ethylene, propylene, butadiene, xylenes, cyclohexane, ethyl benzene and paraxylene and other co-products from sites at Wilton and North Tees, Teesside;

“Agreed Form”

means, in relation to any document, such document in the form initialled for the purposes of identification only by or on behalf of the Purchaser and the Vendor as amended by agreement or pursuant to the terms of this Agreement;

“Agreed Rate”	3-month US-dollar LIBOR plus 1 per cent.;

“Agreement for Lease”	means the agreement dated 26 September, 2005 between Wilton Centre (No. 1) Limited and Wilton Centre (No. 2) Limited (1) and Huntsman Petrochemicals (UK) Limited (2);

“Assurance”	means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

“Break Date”	means the date on which the Tenant may determine the Lease in accordance with Clause 6.1 of the Lease;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London (other than solely for trading and settlement in euros) and in New York and in The Netherlands;

“Change of Control”	means an event in respect of which the person or persons who have Control of the Vendor, or the Purchaser, as the case may be, cease to have such control;

“Company”	means Huntsman Petrochemicals (UK) Limited, basic details of which are set out in Attachment I;

“Completion”	means completion of the sale and purchase of the Shares in accordance with Clause 10;

“Completion Date”	means the date on which Completion occurs;

“Completion Statement”	means the completion statement prepared in accordance with the principles set out in Attachment IV;

“Completion Working Capital”

means the aggregate of the following amounts (to be shown in the Completion Statement) in US dollars at close of business on the Completion Date, excluding (for the avoidance of doubt) any amount represented in the Final Cash Amount, the Final Intra-Group Debt Amount, the Intra-Group Balances and the Final Third Party Debt Amount:

(i)                             all raw material and consumables, stocks-in-process, finished stocks, goods for resale and inventory, wherever located, beneficially owned by the Company including items which, though subject to reservation of title by the relevant sellers, are under the control of the Company; plus

(ii)                          debtors/accounts receivable due to the Company (including third party trade debtors, other debtors, accrued income and prepayments) in each case including such part of such amounts as relate to VAT, such amounts being calculated, for the avoidance of doubt, after the securitisation of the Company’s accounts receivable has been reversed out; minus

(iii)                       trade and other creditors/accounts payable by the Company (including third party trade creditors, bills of exchange payable, other creditors and accruals and deferred income, but excluding any payables of capital expenditure in respect of the LDPE Project) in each case including such part of such amounts as relate to VAT;

“Control”

means the ability of a person or persons to ensure that the activities and business of a body corporate are conducted in accordance with the wishes of that person or persons and a person or persons shall be deemed to exercise Control of a body corporate if one of a series of bodies corporate can be identified, starting with a body corporate in respect of which that person or persons hold a majority of the voting rights, and ending with the relevant body corporate, each of the bodies corporate in the chain holding a majority of the voting rights in the next;

“Data Protection Legislation”	shall bear the meaning given in paragraph 48 of Schedule 3;

“Data Room”

means those documents, including copies of documents made available to the Purchaser in electronic form, referred to in the list in Attachment III, consisting of the Data Site, the Property Data Room, the Pipelines Data Room and the Physical Disclosure Bundle;

“Data Site”	those copy documents made available to the Purchaser in electronic form, listed in Part 1 of the list in Attachment III;

“Debt Free Price”	means US$700,000,000;

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Vendor to the Purchaser for the purposes of paragraph 12 of Schedule 4;

“Employees”	means the employees of the Company at the date of this Agreement, unless provided otherwise;

“Encumbrance”

means, without limitation, any claim, charge, seizure, arrest, mortgage, pledge, security, lien, option, right to acquire (including, without limitation, any preference right), equity, power of sale, hypothecation, pre-emption right, third party right of consent or other third party right similar in nature or in its effects to any of the foregoing or any other form of security or encumbrance or equity;

“Environmental Covenant”	means the indemnity in relation to certain HSE Matters as set out in Schedule 9;

“Expert”

save for the Environmental Covenant, means a partner at an independent firm of chartered accountants agreed between the parties or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of an Expert, selected by the President for the time being of the Institute of Chartered Accountants in England and Wales;

“ExxonMobil”	means ExxonMobil Chemical Technology Licensing LLC, together with any holding company thereof and all other subsidiaries of any such holding company from time to time;

“Final Cash Consideration”	has the meaning given in Clause 4(b);

“Final Cash Amount”

means the aggregate in US dollars as at close of business on the Completion Date of cash at bank as reflected in the books of the Company and cash in hand and current investments of the Company in each case where the entity with which the cash is placed or which is the issuer of the investments is not a member of the Vendor’s Group at Completion;

“Final Intra-Group Debt Amount”

means the aggregate in US dollars of all amounts expressed to be owed by or to the Company by or to any member of the Vendor’s Group (as the case may be) outstanding as at close of business on the Completion Date (or which would have been outstanding if not repaid under Clause 6(a)) which are in either case borrowings or indebtedness in the nature of borrowings or amounts due in respect of Taxation paid or to be paid by another member of the Vendor’s Group on the Company’s behalf (together in each case with accrued interest thereon and any uncleared items), including, for the avoidance of doubt, amounts owed in respect of current account (which does not include trade debtors or trade creditors) and cash pooling balances; for the purpose of determining the value of the Final Intra-Group Debt Amount, sums owed by the Company shall be treated as having a positive value and sums owed to the Company shall be treated as having a negative value;

“Final Third Party Debt Amount”	means the aggregate in US dollars of:

(i)                             all amounts of borrowings and indebtedness in the nature of borrowings of the Company as at close of business on the Completion Date (including sums in respect of finance leases, other than finance lease relating to vehicles), and including accrued interest, early repayment penalties and other break costs payable on repayment prior to maturity (where applicable) in respect of such amounts, but excluding any amounts represented in the Final Intra-Group Debt Amount, the Completion Working Capital and Intra-Group Balances and any such borrowings which represent a Tax liability; and

(ii) liabilities/commitments relating to, or provisions for (in each case as at close of business on the Completion Date):

(a) unpaid costs which the Company is legally obliged to pay in connection with restructuring the Vendor’s Group and the Acquired Business, and

(b)            any unpaid costs incurred by the Company in respect of the litigation involving the Company and INEOS referred to in the Disclosure Letter, excluding costs incurred after the date of this Agreement in accordance with Clause 8 and excluding (for the avoidance of doubt) any liabilities to third parties in respect of their costs, excluding any amounts represented in the Final Intra-Group Debt Amount, Intra-Group Balances or Completion Working Capital;

“HSE Law”	means any applicable statutes, subordinate legislation and other national, federal, state and local laws (including common law and any contractual obligations), rules, regulations, orders,

ordinances, judgments or injunctions and codes of practice, guidance notes and judicial and administrative interpretation of each of the foregoing each as is valid and enforceable on the Company as at the date of this Agreement each as relate to HSE Matters;

“HSE Matters”

means any matters relating to the pollution or protection of the environment and/or health and safety (including contamination, nuisance and any disposal, deposit, emission, spillage or other release of, or exposure of any person or organism to, hazardous materials or waste);

“HSE Permit”	means any permit, authorisation, licence, permission, consent or approval issued or required under HSE Law;

“HSE Warranties”	means the warranties set out in paragraph 19 of Schedule 3;

“Immovable Property”	means freehold and leasehold land and buildings, fixtures or other immovable property;

“Initial Cash Consideration”	has the meaning given in Clause 4(a);

“Intellectual Property”

means patents, trade marks, rights in designs, copyrights (including rights in computer software) and rights in databases (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intra-Group Balances”

means the aggregate in US dollars of all amounts expressed to be owed by or to the Company by or to any member of the Vendor’s Group (as the case may be) outstanding as at close of business on the Completion Date other than those amounts comprised within the Final Intra-Group Debt Amount;

“Landlord’s Works”	has the meaning given to that term in the Agreement for Lease;

“Landowners”	means the owners of the Immovable Property over, on or in which the Pipelines are situated;

“LDPE Grant”

means the grant of up to £16,500,000 from the Department of Trade and Industry to the Company under section 7 of the Industrial Development Act 1982, as confirmed by a letter from AJT Steele to the Company of 27 August 2004;

“LDPE Technology Licence”	means the High Pressure Tubular Polyethylene Technology License Agreement between ExxonMobil Chemical Technology Licensing LLC and the Company dated 7 January 2005;

“Lease”	means the lease to be entered into between Wilton Centre (No. 1) Limited and Wilton Centre (No. 2) Limited (1) and Huntsman Petrochemicals (UK) Limited (2) pursuant to the Agreement for Lease;

“Management Accounts”

means the unaudited management accounts in relation to the Company for the six-month period to 30th June 2006 and the unaudited management accounts in relation to the Company for each of July and August 2006, attached hereto in Attachment V, and, when delivered, the management accounts in relation to the Company delivered pursuant to Clause 16(b), each prepared (i) in accordance with United States Generally Accepted Accounting Principles but not including notes or other types of information that, although required by United States Generally Accepted Accounting Principles, would not have been included in the Company’s management accounts for the accounting period ended on the Accounts Date and (ii) in a manner consistent in all material respects with that adopted in the preparation of the Company’s management accounts for the accounting period ended on the Accounts Date and reconciled to United Kingdom Generally Accepted Accounting Principles such that the reconciliation includes all items as if the Management Accounts had been prepared under United Kingdom Generally Accepted Accounting Principles;

“Material Contract”	means any contract, including, but not limited to:

(i) logistics contracts;

(ii) capital expenditure commitments and construction contracts; and

(iii) service contracts,

in any case calling for payments by any party thereto in excess of US$30 million in any one year;

“Merger Regulation”	has the meaning given in Clause 2;

“Outstanding Refurbishment Cost”	means the costs (exclusive of VAT) payable in respect of the Outstanding Refurbishment Works or any other outstanding costs in respect of the Landlord’s Works and any other associated works;

“Outstanding Refurbishment Works”	means those parts of the Landlord’s Works and any other associated works to be carried out in accordance with the Agreement for Lease as amended by the Side Letter which remain outstanding;

“Pensions Warranties”	has the meaning given in Clause 17;

“Permitted Assignee”	has the meaning given in Clause 28;

“Permitted Encumbrances”

means security interests arising in the ordinary course of the Acquired Business or by operation of law, security interests arising under sales contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of the Acquired Business and security interests for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty and other imperfections in title and encumbrances, if any, which do not individually or in aggregate materially impair the continued use and operation of the assets to which they relate in the context of the Acquired Business excluding any Encumbrance or obligation entered into for the purposes of the securitisation of the accounts receivable of the Company;

“Physical Disclosure Bundle”	means the bundle of documents accompanying the Disclosure Letter;

“Pipelines”

means the pipelines serving certain of the Properties for the transmission of ethylene, known respectively as The Trans-Pennine Ethylene Pipeline, running between Wilton and Runcorn and the Wilton to Grangemouth Ethylene Pipeline, running between Wilton and Grangemouth together with all spurs, valve compounds, plant, storage and other facilities ancillary thereto;

“Pipelines Data Room”	those documents made available to the Purchaser, listed in Part 3 of the list in Attachment III;

“Pipelines Warranties”	has the meaning given in Clause 17;

“Proceedings”	means any proceeding, suit or action in any court or tribunal arising out of or in connection with this Agreement or any transaction contemplated hereby;

“Properties”	means the Immovable Property specified in Attachment II;

“Property Data Room”	mean those copy documents made available to the Purchaser, listed in Part 2 of the list in Attachment III;

“Property Warranties”	has the meaning given in Clause 17;

“Provisional Actual Expenditure”	means the provisional amount of the Actual Expenditure as estimated in good faith (but without liability) by the Vendor;

“Provisional Cash Amount”	means the provisional amount of the Final Cash Amount as estimated in good faith (but without liability) by the Vendor;

“Provisional Forecast Expenditure”	means the provisional amount of the Forecast Expenditure as estimated in good faith (but without liability) by the Vendor;

“Provisional Intra-Group Debt Amount”	means the provisional amount of the Final Intra-Group Debt Amount as estimated in good faith (but without liability) by the Vendor;

“Provisional Third Party Debt Amount”	means the provisional amount of the Final Third Party Debt Amount as estimated in good faith (but without liability) by the Vendor;

“Provisional Working Capital”	means the provisional amount of the Completion Working Capital as estimated in good faith (but without liability) by the Vendor;

“Purchaser’s Bank Account”	means the account designated by the Purchaser to the Vendor not less than two Business Days before Completion;

“Purchaser’s Completion Documents”	has the meaning given in Clause 19;

“Purchaser Confidential Information”	means all information which is not in the public domain in whatever form held:

(i) relating to any member of the Purchaser’s Group (including the Company) or the business of any such member;

(ii) supplied by or on behalf of any member of the Purchaser’s Group to any member of the Vendor’s Group relating to the business of the Purchaser’s Group; or

(iii) supplied in confidence to any member of the Purchaser’s Group by any third party and which relates to the business of the Purchaser’s Group;

“Purchaser’s Group”	means the Purchaser, its subsidiaries (including, after Completion, the Company), any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

“Purchaser’s Solicitors”	means Macfarlanes, of 10 Norwich Street, London EC4A 1BD;

“Senior Employee”

means, in relation to the members of the Vendor’s Group or the Purchaser’s Group, any employee of any member of the relevant group who belongs to the senior management personnel or technical personnel of such member;

“Service Document”	has the meaning given in Clause 39;

“Shares”	means the entire issued share capital of the Company, and all outstanding rights (if any) to call for the issue of further shares in the capital of the Company, in each case at Completion;

“Side Letter”	means a side letter dated 7 April 2006 between the parties to the Agreement for Lease;

“so far as the Vendor is aware”

means so far as is within the actual knowledge of Sam Scruggs, Jim Moore, Michael Maughan, Mahomed Maiter, John O’Neill, Paul Booth, Michael Ducker, Ronald Grant, Mike Kern, Wade Rogers, Ian Machin, Brian Thomas, Gary Hodgson, John Galbraith, David Hughes, Joe Duffy, Kevin Hardman, Brian Watson, David Flett, Alan MacMahon, Andy Teague, Mark Williams, Andy Boylett, Neil Moon or Steve Bryan and all other phrases in this Agreement relating to the knowledge, information and belief or awareness of the Vendor shall be construed as a reference to “so far as the Vendor is aware” as so defined;

“Target Working Capital”	means US$285,006,437; (being the sum of US$20,000,000 and US$265,006,437, the latter being a figure based on the Accounts using relevant exchange rates used for preparing the Accounts);

“Tax”	has the meaning given to that expression in the Tax Covenant;

“Tax Authority”	means any taxing or other authority (anywhere in the world) competent to impose any liability to Tax;

“Tax Covenant”	means a tax covenant in the form set out in Schedule 7;

“Tax Warranties”	means the Warranties set out in paragraphs 23 to 46 of Schedule 3;

“Termination Date”

means (a) in respect of the conditions contained in sub-clauses 2(a)(iii) and (v) to (ix), 5.00 pm on 31 December 2006, and (b) in respect of the conditions contained in sub-clauses 2(a)(i), (ii), (iv) and (x), means 5.00 pm on 28 February 2007;

“Transferring In Employee”	has the meaning given in Clause 14;

“Transferring Out Employee”	has the meaning given in Clause 14;

“Third Party”	has the meaning given in Clause 40;

“US dollars” or “US$”	means the lawful currency from time to time of the United States of America;

“VAT”	means value added tax or any similar tax or levy imposed in any jurisdiction that is to be characterised as a value added or turnover tax;

“Vendor Confidential Information”	means all information which is not in the public domain in whatever form held:

(i) relating to any member of the Vendor’s Group or the

business of any such member;

(ii) supplied by or on behalf of any member of the Vendor’s Group to the Company or any (other) member of the Purchaser’s Group relating to the business of the Vendor’s Group; or

(iii) supplied in confidence to any member of the Vendor’s Group by any third party and which relates to the business of the Vendor’s Group;

“Vendor’s Bank Account”	means the account designated by the Vendor to the Purchaser not less than two Business Days before Completion;

“Vendor’s Completion Documents”	has the meaning given in Schedule 3;

“Vendor’s Group”	means the Vendor, any holding company of the Vendor and all other subsidiaries of any such holding company from time to time (excluding, with effect from Completion, the Company);

“Warranties”	means the warranties set out in Schedule 3 and Schedule 5 and “Warranty” shall be construed accordingly; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

(a)                                 In this Agreement and the Schedules to it, unless otherwise specified:

(i)                                     references to Clauses, Schedules and Attachments are to Clauses of, and Schedules and Attachments to, this Agreement;

(ii)                                  a reference to a sub-clause is to a sub-clause of the Clause in which such reference appears, to a paragraph is to a paragraph of the sub-clause or Schedule (as the case may be) in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

(iii)                               a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(iv)                              references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(v)                                 references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(vi)                              a company is a “subsidiary” of another company (and that other company is its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

(A)                             holds a majority of the voting rights in it; or

(B)                               is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(C)                               is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

(vii)                           references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(viii)                        references to times of the day are (except where otherwise provided) to London time;

(ix)                                headings are for convenience only and do not affect the interpretation of this Agreement;

(x)                                   references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(xi)                                where any Warranty or any provision of Clause 10 is qualified or phrased by reference to materiality, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Acquired Business taken as a whole and where any Warranty contains a reference to a material adverse effect, such reference shall be construed as a reference to a material adverse effect on the financial position of the Acquired Business taken as a whole and which shall exclude, for the avoidance of doubt, any account of effect on the prospects of the Acquired Business;

(xii)                             other than in the Tax Covenant and the Environmental Covenant, references to “indemnify” and “indemnifying” any person against any circumstances include indemnifying and keeping that person harmless on an after-Tax basis from all actions, claims, demands and proceedings from time to time made against that person and all liabilities, loss, damages and all reasonable payments, costs and expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(xiii)                          any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that to the extent that the amount payable pursuant to such Payment Obligation (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or any Tax Authority brings into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax) in the hands of the recipient it shall be increased (or an additional amount shall be paid) so as to ensure that, after taking into account the Tax charged on such amount (including the increased or additional amount), the recipient of the Payment is left with the same amount as it would have been entitled to receive had the Payment not been subject to such deduction or withholding or had not been brought into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax) in the hands of the recipient

PROVIDED that the recipient shall:-

(A)                             use all reasonable endeavours to obtain and utilise, or as the case may be procure the obtaining and utilisation of, any Tax credit, repayment or other Tax benefit which is available to the recipient or any of its subsidiaries, any holding company of the recipient and any of the other subsidiaries of such holding company from time to time, (together, for the purposes of this paragraph, the “recipient’s group”) solely as a result of the matter giving rise to the Payment on the same basis as any other Tax credit, repayment or other Tax benefit which is available to the recipient or any other member of the recipient’s group; and

(B)                               as soon as practicable after the utilisation in whole or in part of any Tax credit, repayment or other Tax benefit which is available to the recipient or any other member of the recipient’s group solely as a result of the matter giving rise to the Payment, pay to the other party an amount which will leave it, or other such member, (after that payment) in the same after Tax position as it, or other such member, would have been had the obligation to make the Payment not arisen

(which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both parties and is to be certified as such to the party making the Payment);

(xiv)                         references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT for which either that person or, if relevant, the representative member of the VAT group to which that person belongs is entitled to credit as VAT input tax;

(xv)                            references to the singular shall include the plural and vice versa;

(xvi)                         each of the Attachments shall be in an Agreed Form;

(xvii)                      where interest is to be calculated between two dates or from one date to another date, the interest period shall be from but excluding the first date to and including the second date; and

(xviii)                   if:

(a)                                 any monetary sum to be taken into account in calculating the Final Cash Amount, the Final Intra-Group Debt Amount, the Final Third Party Debt

Amount or the Completion Working Capital is expressed in a currency other than US dollars, that amount shall be translated into US dollars at the closing rate of exchange on the third Business Day preceding the Completion Date as published by Bloomberg, or, where no such rate of exchange is published in respect of that date, at the rate quoted by Reuters as at close of business on that date.  For these purposes, what constitutes a “Business Day” will be determined by reference to days on which banks are open for business in London (other than solely for trading and settlement in euros), but not taking into account whether banks are open in New York or The Netherlands;

(b)                                any monetary sum to be taken into account for the purposes of applying any US dollar denominated figure referred to in the Warranties is denominated in a currency other than US dollars, it shall be translated into US dollars at the same closing rate of exchange as specified in sub-paragraph (a) above, but on the date of this Agreement; and

(c)                                 any claim is made in respect of the Warranties or under the Tax Covenant or Environmental Covenant and it is expressed in a currency other than US dollars, it shall be translated into US dollars for the purposes of the application of Schedule 4 at the same closing rate of exchange as specified in sub-paragraph (a) above, but on the date the Vendor is first notified of the claim under paragraph 2 of that Schedule.

SCHEDULE 2
(Completion arrangements)

1.             General

(A)          Vendor’s obligations

At Completion the Vendor shall:

(i)                                     deliver to the Purchaser:

(a)                                 a copy of minutes of a duly held meeting of the directors of the Vendor and of the Vendor’s Guarantor (or a duly constituted committee thereof) authorising the execution by the Vendor and by the Vendor’s Guarantor of this Agreement and of the Vendor’s Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Vendor or of the Vendor’s Guarantor, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the Vendor or the Vendor’s Guarantor, as the case may be);

(b)                                a duly executed transfer in respect of the Shares in favour of the Purchaser or such nominee of the Purchaser as the Purchaser may nominate (subject to written notification to the Vendor not less than 5 days prior to the Completion Date) together with the certificates for the Shares (or an indemnity in lieu thereof) and any power of attorney under which any transfer is executed;

(c)                                 a duly executed power of attorney in the Agreed Form in favour of the Purchaser in respect of the Vendor’s rights and powers as the registered holder of the Shares;

(d)                                the resignation of the present auditors of the Company in the Agreed Form;

(e)                                 resignations in the Agreed Form of each of the directors and the secretary of the Company, such resignations to be expressed to take effect on the Completion Date;

(f)                                   notification of the Provisional Third Party Debt Amount, the Provisional Intra-Group Debt Amount, the Provisional Cash Amount, the Provisional Working Capital, the Provisional Actual Expenditure and the Provisional Forecast Expenditure;

(g)                                a counterpart of the Tax Covenant duly executed on behalf of the Vendor;

(h)                                the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company; and

(i)                                    a deed of release duly executed by Huntsman (Holdings) UK which releases in full the Guarantee and Debenture dated 30 June 1999 entered into by the Company in favour of Huntsman (Holdings) UK and the Supplemental Charge dated 30 June 1999 granted by the Company in favour of Huntsman (Holdings) UK, together with duly executed Land Registry forms DS1 relating to such security registered at the Land Registry in respect of the Properties;

(ii)                                 procure that a board meeting of the Company be held at which:

(a)                                 it shall be resolved that the transfer relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) the relevant transferee registered as the holder of the Shares in the Register of Members;

(b)                                each of the persons nominated by the Purchaser shall be appointed auditors, directors and/or secretary, as the Purchaser shall direct;

(c)                                 the resignations of the directors and secretary in the Agreed Form shall be tendered and accepted so as to take effect at Completion;

(d)                                all existing bank mandates of the Company shall be varied as requested by the Purchaser; and

(e)                                 the accounting reference date and the registered office of the Company shall be altered in accordance with the instructions of the Purchaser; and

(iii)                               procure that all land or title certificates, title deeds or other documents relating to the Properties are either delivered to the Purchaser or are held to the order of the Purchaser or its solicitors.

(B)           Purchaser’s obligations

At Completion the Purchaser shall:

(i)                                    deliver to the Vendor:

(a)                                 a copy of the minutes of a duly held meeting of the directors of the Purchaser and of the Purchaser’s Guarantor (or a duly constituted committee thereof) authorising the execution by the Purchaser and the Purchaser’s Guarantor of this Agreement and the Purchaser’s Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser or of the Purchaser’s Guarantor, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the Purchaser or the Purchaser’s Guarantor, as the case may be);

(b)                                a counterpart of the Tax Covenant duly executed by the Purchaser; and

(c)                                 a receipt acknowledging delivery of all documents required to be delivered by the Vendors pursuant to this Schedule 2; and

(ii)                                 pay the Initial Cash Consideration in immediately available funds in US dollars to the Vendor’s Bank Account.

At least five Business Days prior to completion the Purchaser shall deliver to the Vendor the names of all persons to be appointed auditors, directors or secretary of the Company and any new bank account mandate details, accounting reference date or registered address.

SCHEDULE 3
(The Warranties)

1.             Capacity of the Vendor and the Vendor’s Guarantor

(A)                             The Vendor and the Vendor’s Guarantor have the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by them at Completion or otherwise pursuant to this Agreement (the “Vendor’s Completion Documents”).

(B)                               This Agreement constitutes and the Vendor’s Completion Documents will, when executed by the Vendor and/or the Vendor’s Guarantor, as the case may be, constitute binding obligations of the Vendor and/or the Vendor’s Guarantor in accordance with their respective terms.

(C)                               The execution and delivery by the Vendor and the Vendor’s Guarantor of, and the performance of their respective obligations under, this Agreement and the Vendor’s Completion Documents will not:

(i)                                     result in a breach of any provision of their respective memoranda or articles of association or equivalent constitutional document;

(ii)                                  result in a breach of, or constitute a default under, any instrument to which either is a party or by which either is bound and which individually or collectively will have a material adverse effect on the Acquired Business or which is material in the context of the transactions contemplated by this Agreement;

(iii)                               result in a breach of any order, judgment or decree of any court or governmental agency to which either is a party or by which either is bound and which individually or collectively will have a material adverse effect on the Acquired Business or which is material in the context of the transactions contemplated by this Agreement; or

(iv)                              save as contemplated by this Agreement, require either to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement and is in full force and effect where failure to obtain such consent or approval, give such notice or make such registration individually and collectively will have a material adverse effect on the Acquired Business or which is material in the context of the transactions contemplated by this Agreement.

2.             Ownership of the Shares

(A)                             The Vendor is the sole legal and beneficial owner of the Shares.

(B)                               There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment entered into by any member of the Vendor’s Group to give or create any of the foregoing.

3.             The Company

(A)                             The issued and allotted share capital of the Company is as specified in Attachment I and the number of the Shares is as specified therein and the Shares are in each case fully paid up and non-assessable to future calls of capital.

(B)                               With the exception of the Shares, the Vendor’s Group has no interest in the capital of the Company.

(C)                               There is no outstanding agreement or commitment entered into by any member of the Vendor’s Group which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares or debentures in or securities of the Company.

4.             Interests of the Company

(A)                             The Company does not have any interest in the share capital of any company other than those referred to in Attachment I.

(B)                               The Company does not act or carry on business in partnership with any other person nor is a member of an unincorporated body, undertaking or association.

5.             Solvency

(A)                             No order has been made and no resolution has been passed for the winding up of the Company, and no petition has been presented for the purpose of the winding up of the Company or the Vendor.

(B)                               No administration order has been made and no petition or application for such order has been made or presented and no administrator has been appointed and no procedure has been commenced with a view to the appointment of an administrator in respect of the Company.

(C)                               No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or any of its assets.

(D)                              No composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement, has been proposed under Part 1 Insolvency Act 1986 in respect of the Company.

(E)                                The Company is not insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, and has not stopped paying its debts as they fall due.

6.             Assets

(A)                             Each of the material assets included in the Accounts or acquired by the Company since the Accounts Date (other than stocks, obsolete assets or redundant assets or cash disposed of as part of the ordinary running of the Acquired Business and other assets which are the subject matter of operating or finance or capital leases) is owned both legally and beneficially by the

Company and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of the Acquired Business, in the possession of or under the control of the Company or a member of the Vendor’s Group.

(B)                               The assets and rights owned by the Company together with such other facilities and services as are to be provided to the Purchaser’s Group pursuant to Clause 16 comprise all the assets and rights which are required in order to carry on the Acquired Business in all material respects in the same manner as it was carried on during the twelve months ended on the date of this Agreement.  This warranty shall not be construed as giving any representation or warranty that the operations of the Company do not infringe or make unauthorised use of any Intellectual Property or know-how proprietary to any third party.

(C)                               In relation to the Acquired Business, the Company’s manufacturing and infrastructure units have been serviced and maintained in all material respects in accordance with Huntsman prescribed practice, as disclosed to the Purchaser in the Data Room and the units, machinery and equipment used by the Company are, so far as the Vendor is aware, in reasonable working order taken as a whole (subject to fair wear and tear, having regard to their age and use) so as to be capable of operating in all material respects on a similar basis as they have been operated in the Acquired Business during the twelve months preceding the date of this Agreement.

(D)                              There are no material concerns, so far as the Vendor is aware, relating to the integrity and reliability of manufacturing and infrastructure units used in the Acquired Business that have not been addressed or which the Company does not plan to address in the ordinary course and the Company has not experienced any total and unscheduled shutdowns (excluding orderly plant trips) of any of such manufacturing units or infrastructure facilities used for the operation of the manufacturing units in the past twelve months.

(E)                                In relation to the Acquired Business, the Company holds a stock of key engineering spares which, both as to scope and quantity, is consistent with its practice in the 24 months preceding the date of this Agreement and, as far as the Vendor is aware, key engineering spares remain commercially available for all the Company’s manufacturing units and infrastructure facilities used for the operation of the manufacturing units.

7.             Encumbrances

Save for (i) Permitted Encumbrances and (ii) licences of Intellectual Property which are not material to the ongoing operations of the Acquired Business, no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the whole or any part of the assets of the Company (other than the Properties) is outstanding and, save in relation to (i) Permitted Encumbrances and (ii) licences of Intellectual Property which are not material to the ongoing operations of the Acquired Business, there is no agreement or commitment entered into by the Company to give or create any or any claim made against the Company by any person to be entitled to any.

8.             Accuracy of information

(A)                             The statutory books required to be kept by the Company have in all material respects been properly kept and contain a record of the material matters which should be dealt with in those books and no notice or allegation that any of them is materially incorrect or should be rectified has been received by the Company.

(B)                               The copies of the memorandum and articles of association of the Company contained in the Data Room are complete and accurate copies.

(C)                               The Company has properly made, when due, all filings and returns required to be made by it under all applicable laws or regulations or under the rules or regulations of any regulatory authority within whose jurisdiction it operates, or under any contract, or permit or licence held by it, or in order to enable it to assert title to any asset owned by it, or to exercise any right held by it.

9.             Accounts

(A)                             The Accounts were prepared in accordance with English law and accounting principles generally accepted in the United Kingdom.  On that basis and subject as described in such Accounts, the Accounts give a true and fair view of the assets and liabilities of the Company as at, and of its profits for the accounting period ended on, the Accounts Date.  The Accounts are not affected by any extraordinary, exceptional or non-recurring items, except as expressly disclosed in notes to the Accounts.

(B)                               The Accounts were prepared on bases and in accordance with principles and practices consistent in all material respects with those applied in relation to the statutory accounts of the Company for the two accounting periods immediately preceding that covered by the Accounts.

(C)                               The Management Accounts have been  properly prepared (i) in accordance with accounting principles generally accepted in the United States in all material respects, except that the Management Accounts do not include notes or other types of information that, although required by such accounting principles, would not have been included in the Company’s management accounts for the accounting period ended on the Accounts Date, and (ii) in a manner consistent in all material respects with that adopted in the preparation of the Company’s management accounts for the accounting period ended on the Accounts Date and reconciled to United Kingdom generally accepted accounting principles such that the reconciliation includes all items as if the Management Accounts had been prepared under United Kingdom Generally Accepted Accounting Principles.

10.          Events since the Accounts Date

Since the Accounts Date:

(A)                             so far as the Vendor is aware, there has been no material adverse change to the Acquired Business;

(B)                               no material asset of the Company has been acquired or disposed of by the Company except for the sale of inventory in the ordinary course of the Acquired Business;

(C)                               no resolution of the Company in general meeting, or written resolution of the Company, has been passed other than resolutions relating to the routine business of annual general meetings;

(D)                              the Company has not declared, authorised, made or paid any dividend or other distribution;

(E)                                the Company has not allotted or issued or granted an option or right to acquire any share capital;

(F)                                the Company has not redeemed or purchased, or offered or agreed to redeem or purchase, any of its share capital;

(G)                               no material customer or supplier of the Acquired Business has substantially changed its payment terms or given notice in writing of any intention to do so;  and

(H)                              the Company has not entered into any material contract, agreement or commitment (a) which will materially prohibit or materially limit its right to conduct its business as it has conducted the same in the 12 months prior to the date of this Agreement, or (b) which is outside the ordinary course of the Acquired Business.

11.          Contracts

(A)                             The Company is not party to any contract not contained in the Data Room which:

(i)                                     is a Material Contract and (except for leases of Properties) is not terminable (without penalty) by the Company by notice of 12 months or less (excluding purchase or sales orders for stocks placed in the ordinary course of the Acquired Business); or

(ii)                                  materially restricts the Company from carrying on its business in any part of the world (save where such contractual restriction reflects a restriction under applicable law).

(B)                               The Company is not in breach of any material term of a Material Contract;  nor, so far as the Vendor is aware, is any other party to any such contract.

(C)                               There are no outstanding contracts or obligations entered into by the Company under which the Company has guaranteed indebtedness or liabilities of any person in an amount in excess of US$50,000.

(D)                              There are no outstanding loans which the Company has made to any person (other than sums owed by customers in respect of supplies made in the ordinary course of business, any loan to any Employee not exceeding £15,000 or any amount for which account will be taken for the purposes of calculating the Final Intra-Group Debt Amount).

(E)                                There are no binding agreements (save as will be put in place in accordance with this Agreement) which following the Completion Date will remain outstanding between:

(i)                                     the Company; and

(ii)                                  any member of the Vendor’s Group or any person who is a director or member of any member of the Vendor’s Group.

(F)                                The Company is not party to any material agreement which was not entered into in good faith and on arm’s length terms.

12.          Borrowings

There are no overdrafts, loans or other similar financial facilities available to the Company which will remain available following Completion (other than from a member of the Vendors’ Group which arrangements are to be terminated immediately after Completion) where the amount outstanding in respect thereof as at the date of this Agreement is in excess of US$500,000.

13.          Powers of attorney

The Company has not given any power of attorney, proxy or similar authority (other than given to an officer of the Company, an Employee or a patent or trademark agent, in each case in the ordinary course of the Acquired Business) which is still outstanding.

14.          Grants and allowances

The Company has not received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last three years of US$5,000,000 or more which is currently repayable or which would be (or may be declared) repayable as a result of the sale of the transactions contemplated by this Agreement.

15.          Consents and licences

All governmental and quasi-governmental licences, consents and permissions and approvals (other than HSE Permits, licences in relation to the Properties and licences in relation to Intellectual Property) required for the carrying on of the Acquired Business in the manner carried on in the 12 months preceding the date of this Agreement have been obtained and are subsisting and, so far as the Vendor is aware, there is no circumstance (including but not limited to the transactions contemplated by this Agreement) which indicates that any such licence, consent, permission or approval is likely to be revoked or which may confer a right of revocation or which is likely to cause the licence, consent, permission or approval not to be renewed when it expires or to be renewed on terms which would be likely to have a material adverse effect on the Acquired Business (not taking into account an increase in the level of any fee payable).

16.          Litigation

(A)                             The Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff or defendant (other than as plaintiff in proceedings for the collection of debts arising in the ordinary course of the Acquired Business) and not exceeding £50,000 in any single case).

(B)                               So far as the Vendor is aware, no such litigation or arbitration, administrative or criminal proceedings as are referred to in sub-paragraph (A) are pending or threatened.

17.          Delinquent and wrongful acts

(A)                             So far as the Vendor is aware, the Company is not, and has not in the twelve months preceding the date of this Agreement been, in material violation of applicable law or regulations.

(B)                               The Company has not received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency in respect of the business or affairs of the Company.

18.          Properties

(A)                             The Properties are the only Immoveable Property owned, used or occupied by the Company.

(B)                               The Company is solely legally and beneficially entitled to each of the Properties and has good title to the estate or interest denoted in respect of each Property in Attachment II.

(C)                               The Company holds the Properties subject to the leases, underleases, tenancies or licences full material particulars of which are set out in the Disclosure Letter and the Company is otherwise in physical possession and actual occupation of the Properties.

(D)                              Originals in the case of any Property where the tenure is unregistered leasehold and otherwise copies of all title deeds or documents necessary to prove title to each Property are in possession or under the control of the Company.

(E)                                No notices have been received by the Company the subject of which might materially interfere with the use of any Property for its current use whether from any local authority or any other body or person.

(F)                                There are no mortgages or charges, legal or equitable, fixed or floating, affecting any of the Properties.

(G)                               There are no agreements for sale, estate contracts, options or rights of pre-emption affecting the Properties.

(H)                              The Vendor is not aware of any agreement, obligation or matter affecting any Property which, although not registered, is capable of registration as a local land charge.

(I)                                   The Company has not received any written notice alleging material breach of any covenants, restrictions and other encumbrances affecting any Property which remains to be complied with.

(J)                                  The current use of each of the Properties is a permitted or lawful use under planning legislation and there are no outstanding enforcement notices, stop notices, breach of condition or similar notices and so far as the Vendor is aware no such notices have been threatened in respect of any of the Properties.

(K)                              No compulsory purchase order, notice to treat or notice of entry has been received in respect of any of the Properties and, so far as the Vendor is aware, no proposals have been published for the compulsory acquisition of any of the Properties.

(L)                                So far as the Vendor is aware, the Company is not, and has not in the twelve months preceding the date of this Agreement been, in material violation of applicable law or regulations affecting the Properties .

(M)                           There are no material outstanding disputes, actions, notices, orders, claims or complaints in respect of any of the Properties.

(N)                              In relation to each of the Properties which is leasehold:

(i)                                     the Property is held under the terms of the lease referred to in the Disclosure Letter and no collateral assurances, undertakings or concessions have been made or given;

(ii)                                 there are no rent reviews outstanding;

(iii)                             the Company has received no notice alleging a material breach of any covenant contained in the relevant lease which remains outstanding, and as far as the Vendor is aware, the Company is not in breach of any such covenant save that this warranty shall not apply to any such covenant which relates to the repair, the state and condition of the Properties or statute ; and

(iv)                              the Company has paid all rent and other outgoings due and payable under the terms of the lease.

(O)                              The replies to enquiries given by or on behalf of the Vendor to the Purchaser or the Purchaser’s Solicitors relating to the Properties are in all material respects true, accurate and not misleading.

(P)                                The Company is not a party to any outstanding agreement to acquire or dispose of land or premises or any interest therein and has no liability, whether actual or contingent, as a former tenant or guarantor of a lease of, or owner or occupier of, any Immoveable Property other than the Properties.

(Q)                              None of the Properties is occupied in whole or part, and whether under a lease, licence or other arrangement, by any person other than the Company.

(R)                               So far as the Vendor is aware, the Properties enjoy all public and private rights necessary for their continued use and enjoyment for their current purpose and has received no notice attempting to terminate any such right.

(S)           In relation to the Pipelines:

(i)                                     so far as the Vendor is aware all fees, rents and other outgoings due and payable by the grantee to the grantor in relation to the Pipelines have been paid to date;

(ii)                                  no notice has been received from any Landowner attempting to terminate the grantee’s rights in respect of any part of the Pipelines or denying the existence of such rights and no part or parts of the Pipelines have been abandoned;

(iii)                               there are no material outstanding disputes actions notices orders claims or complaints in respect of the any Pipelines and no notices have been received alleging any material breach of any covenant contained in the relevant deed or document under which Pipeline rights have been granted;

(iv)                              no Landowner has invoked or attempted to invoke the diversion provisions contained in any of the documents under which Pipeline rights have been granted;

(v)                                 so far as the Vendor is aware there have been no difficulties encountered gaining access to any part of the Pipelines in order to inspect, repair, replace, renew or divert the same or for any other purposes;

(vi)                              none of the ongoing management matters referred to in the Disclosure Letter have or are likely to have any adverse impact on the continued use of the Pipelines for their current use;

(vii)                           the current use of the Pipelines is a permitted or lawful use under planning legislation and there are no outstanding enforcement notices, stop notices, breach of condition or similar notices and so far as the Vendor is aware no such notices have been threatened in respect of the Pipelines;

(viii)                       the Company enjoys all public and private rights necessary for the continued use and enjoyment of the Pipelines for their current purpose; and

(ix)                               So far as the Vendor is aware, the Company is not, and has not in the twelve months preceding the date of this Agreement been, in material violation of applicable law or regulations affecting the Pipelines.

19.          HSE

(A)                             So far as the Vendor is aware, the Company has obtained all HSE Permits which are necessary under HSE Laws for the purpose of carrying on the Acquired Business in substantially the same manner, to substantially the same extent, and using substantially the same substances as were applicable during the twelve months ending on the Accounts Date.

(B)                               The Company is in compliance in all material respects with all applicable HSE Laws and with all terms and conditions on which any HSE Permit has been given to it.

(C)                               So far as the Vendor is aware, the Company has not been in material breach of any applicable HSE Laws or terms and conditions on which any HSE Permit has been given to it during the period since 1999 Closing (as defined in Schedule 9 (Environmental Covenant)).

(D)                              The Company is not under any material obligation to remediate any HSE Matter under HSE Laws and, so far as the Vendor is aware, no such obligation is expected to arise after Completion.

(E)                                The Company has not received any notification or claim from any relevant authority or any other person in respect of any breach of any HSE Laws or HSE Permit which remains outstanding or unremedied in any material respect.  So far as the Vendor is aware, the Company is not under any investigation or inquiry by any relevant authority or any other person in relation to any material breach of HSE Laws or any HSE Permit.

(F)                                So far as the Vendor is aware, there are no circumstances in relation to HSE Matters  which are very likely to result in the Company being required by relevant authority under HSE Laws to suspend the operations either in whole or in substantial part of the relevant facility on any emergency or other non-routine basis, provided that this warranty does not include any suspension or order to allow scheduled plant upgrades to take place.

(G)                               So far as the Vendor is aware, all material audits and other assessments, reviews, reports and investigations in the possession or control of the Vendor or the Company relating to HSE Matters in respect of the Company, the Properties and/or the Pipelines and commissioned in the period since 1999 Closing have been disclosed to the Purchaser.

(H)                              So far as the Vendor is aware, the Company has no material liability in respect of HSE Matters arising out of or in connection with any former business or in relation to any property (other than the Properties or the Pipelines) owned, occupied or used by the Company at any time which is outstanding as at the date of this Agreement.

20.          Intellectual Property and Information Technology

(A)                             Details of all registered Intellectual Property owned by the Company are set out in Attachment VI.

(B)                               All renewal fees required for the maintenance of the rights disclosed pursuant to sub-paragraph (A) have been paid.

(C)                               Details of all licences in respect of any Intellectual Property granted to or by the Company which are material to the on-going operations of the Acquired Business are disclosed in the Disclosure Letter.

(D)                              The Company is not in material breach of any licence disclosed pursuant to sub-paragraph (C) and no written notification of any material breach by any third party has been received by it in the last twelve months.

(E)                                So far as the Vendor is aware, the operations of the Company do not infringe or make unauthorised use of any Intellectual Property or know-how proprietary to any third party where such infringement or unauthorised use would have a material adverse effect on the Acquired Business.

(F)                                So far as the Vendor is aware, there is no unauthorised use or infringement by any person of any Intellectual Property or know-how proprietary to the Company.

(G)                                Except in the ordinary course of the Acquired Business or to its officers and employees, the Company has not disclosed any of its material confidential information to any third party except under obligations of confidentiality.

(H)                               During the past twelve months, there has been no material disruption to the Acquired Business caused by any operational failure or performance fault of any information technology asset or system owned by the Company.

21.                              Competition and trade regulation law

(A)                             So far as the Vendor is aware, the Company is not a party to any agreement or arrangement which:-

(i)             is material and is unenforceable or void; or

(ii)                                  renders the Company liable to civil, criminal or administrative proceedings,

in either case by virtue of any anti-trust or similar legislation in any jurisdiction in which the Company carries on business.

(B)                               Neither the Company nor any other entity for which it is liable has infringed any competition or antitrust laws in any jurisdiction (including but not limited to any matter in respect of which a decision or other order by a regulatory authority such as the European Commission or the Office of Fair Trading has been issued to the Company (or the Purchaser) to pay a fine for an infringement of competition or antitrust laws committed by the Vendor or the Company).

(C)                               As far as the Vendor is aware there are no pending court of administrative proceedings, investigations or complaints regarding any alleged infringement by the Vendor or the Company of any competition or antitrust laws in any jurisdiction.

(D)                              Neither the Company nor any other entity for which it is liable has received any form of aid from any state or stated-owned company which contravenes state aid rules in the EU.

(E)                                As far as the Vendor is aware, there are no pending court or administrative proceedings, investigations or complaints regarding any alleged aid received by the Company (or in respect of which the Company may be liable to make a repayment) in contravention of state aid rules in the EU.

22.          Employment

(A)                             The details of Transferring In Employees and Employees (including, in the case of Employees, details of aggregate basic salaries for each site, function and grade, and in the case of Transferring In Employees, the aggregate of their basic salaries and their current employer) to the extent set out in Parts 1 and 3 of Schedule 8 are accurate in all material respects as at the date specified in Parts 1 and 3 of Schedule 8 and as at that date no person not named in Part 3 of Schedule 8 was an Employee.

(B)                               No person has become an Employee of Grade 33 or above since the date referred to in paragraph (A) above.

(C)                                The Data Room contains true and complete copies of the current contracts of employment of all Employees and Transferring In Employees whose basic salary exceeds £100,000.

(D)                              The Data Room contains true and complete particulars of all outstanding and material profit sharing, incentive, bonus, stock option and redundancy arrangements in place for the benefit of any Employee or Transferring In Employee. For these purposes, “material” means (i) in relation to profit sharing, incentive and bonus arrangements, such as may result in the payment in any one year of in excess of 25% of basic salary (before tax) and (ii) in relation to redundancy arrangements, such as may result in a payment on (or in connection with) redundancy in excess of double the statutory entitlement (including the value of any related contribution to a pension scheme, enhancement of pension rights or any other benefit having a net present financial value). In respect of any such arrangement which is discretionary but uncapped, “may result” means that, based on past practice and current expectation, that result is more likely than not.

(E)                                Subject to any applicable laws and regulations any contract of employment with any Employee to which the Company is party can be terminated by the Company by giving at any time six months’ notice or less in writing to that Employee.

(F)                                So far as the Vendor is aware, there is:

(i)                                     no material dispute relating to Employees or Transferring In Employees  between the Company (or the Transferring In Employees’ existing employer(s)) and any trade union or other organisation formed for a similar purpose existing, pending or threatened in writing to the Company (or such employer(s));

(ii)                                  no collective bargaining agreement (whether binding or not) applicable to any Employees or Transferring In Employees to which the Company (or the Transferring In Employees’ existing employer(s)) is a party;  and

(iii)                               no outstanding dispute or outstanding claim against the Company by any person who is now or has been an officer or employee of the Company or any outstanding dispute between the Company and a material number or class of its Employees and, so far as the Vendor is aware, there are no grounds for such a dispute or for bringing such a claim, being a dispute or claim which would be material.

(G)                               So far as the Vendor is aware, the Company has no outstanding material undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Tax or other impost arising in connection with the employment or engagement in that jurisdiction of any personnel by the Company, nor will it assume any such liability in respect of any Transferring In Employee.

(H)                              There are no outstanding loans between the Company and any Employee or Transferring In Employee other than those made in the ordinary course of the Acquired Business.

(I)                                   No present officer  of the Company or Employee of Grade 33 or above has given or received notice terminating his employment, except as expressly contemplated under this Agreement.

(J)                                  Since the Accounts Date, no change has been made in the rate of remuneration of any officer of the Company or Employee and no change has been made in the terms of engagement of any such officer or Employee and no additional officer or Employee has been appointed.

(K)                              The Data Room contains full particulars of all (and copies of any written) outstanding agreements or arrangements between the Company and a trade union, works council, staff association or other body representing any of its employees.

(L)                                There is not now outstanding any contract or arrangement to which the Company is a party requiring the payment to any individual, including any sole trader trading as an incorporated company, of any consultancy fees in excess of £100,000 in any twelve month period.

(M)                           In the twelve months preceding the date of this Agreement, the Company has not:

(i)                                     given notice of redundancies to the relevant Secretary of State or started consultations with a trades union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act;  or

(ii)                                  been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with a duty to inform and consult a trade union under those Regulations.

(N)                              So far as the Vendor is aware, the Company has, in relation to each of its officers and Employees, and, so far as it may remain liable for any breach in respect of them, its former officers and employees, complied in all material respects with all obligations imposed on it by, and all orders and awards made under, all statutes and regulations and any legally binding collective agreements (so far as breach of any of them is capable of giving rise to liability) relevant to the relations between it and its employees or any trades union or to the conditions of service of its employees (including the Working Time Regulations 1998).

(O)                              So far as the Vendor is aware, (each of) the employer(s) of each of the Transferring In Employees has, in relation to the Transferring In Employees, complied in all material respects with all obligations imposed on it by, and all orders and awards made under, all statutes and regulations and any legally binding collective agreements (so far as breach of any of them is capable of giving rise to liability) relevant to the relations between it and its employees or any trades union or to the conditions of service of its employees (including the Working Time Regulations 1998).

23.          The Accounts and Tax

(A)          The Company has no liability in respect of Tax (whether actual or contingent):

(i)                                    in any part of the world assessable or payable by reference to income, profits, gains or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

(ii)           referable to transactions effected on or before the Accounts Date that is not disclosed or provided for in the Accounts.

(B)                               Full provision has been made in the Accounts for deferred Tax in accordance with UK GAAP.

24.          Tax events since the Accounts Date

Since the Accounts Date:

(A)                             the Company has not declared, made or paid any distribution within the meaning of the Income and Corporation Taxes Act 1988 (the “Taxes Act 1988”);

(B)                               no accounting period (as defined in Taxes Act 1988 section 12) of the Company has ended as referred to in section 12(3);

(C)                               the Company has not been involved in any transaction which has given or may give rise to a liability on the Company (or would have given rise or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of income, profits or receipts of the Company arising from transactions entered into by it in the ordinary course of business;

(D)                              the Company has not been involved in any transaction otherwise than on arm’s length terms;

(E)                                no disposal has taken place or other event occurred which has given or may give rise to a liability to Tax which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred Tax contained in the Accounts;

(F)                                the Company has not made any payment or incurred any obligation to make a payment (in either case in excess of £250,000) which will not be deductible in computing trading profits for the purposes of corporation Tax, or be deductible as a management expense of a company with an investment business;

(G)                               the Company has not paid or become liable to pay any interest or penalty in connection with any Tax and the Company is not liable to pay any Tax the due date for payment of which has passed nor will the Company become liable to pay any Tax the due date for payment of which will arise in the 30 days after the date of this Agreement.

25.          Administrative Matters

(A)                             The Company has so far as is material to the Acquired Business, duly and within any appropriate time limits made all proper returns, given all notices, supplied all information and maintained all such records required to be made, given, supplied or maintained by it prior to the date of this Agreement for any Tax purpose, and the information contained in any such returns or notices, or information supplied, was complete and accurate in all material respects and were made or provided on the proper basis.

(B)                               The Company has paid all Tax which it has become liable to pay, and has not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for Tax.

(C)                               All claims, disclaimers, elections, appeals or applications by the Company the making of which has been taken into account in the Accounts have been made and were and remain valid and the Company has retained all such records and information as may be requisite to evidence any such claim as being a correct and complete claim and to enable any future such claim to be made as a correct and complete claim.

(D)                              No transaction in respect of which any consent or clearance from any Tax Authority was required or sought has been entered into or carried out by the Company without such consent or clearance having been properly obtained.  Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance and the application in respect of which such consent or clearance was based and at a time when such consent or clearance was valid and effective.

(E)                                No Tax Authority has operated or agreed to operate any special arrangement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

26.          Disputes

(A)                             There is no existing material dispute between the Company and any Tax Authority nor does the Company expect to be involved in any such dispute.  So far as the Vendor is aware, in relation to any Company, there is no planned investigation, non-routine audit or non-routine visit by any Tax Authority.

(B)                               No dispute between members of the Vendor’s Group and any Tax Authority will require amendments to the Tax Returns of the Company in respect of any period up to the Accounts Date.

27.          Deductions and Withholdings

The Company has complied with its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by the Company, whether on its own behalf or as agent, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have not yet become due to be paid).

28.                               Penalties, interest

So far as the Vendor is aware the Company and any director or officer of the Company has no outstanding liability to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to pay Tax on the due date for payment).

29.                               Residence

The Company is, and has at all times been, resident for Tax purposes in the United Kingdom and is not, and has not at any time been, treated as resident in any other jurisdiction for any Tax purposes (including pursuant to any double taxation arrangement).  It does not have and has never had a branch, agency, place of business or permanent establishment outside the United Kingdom.

30.                               Value Added Tax, Customs Duties and Excise Duties

(A)                             The Company has complied with any obligation to register for the purposes of VAT (whether in the UK or overseas) and has complied in all material respects with its obligations under any Tax legislation relating to VAT, customs duties and excise duties, including (without limitation) making returns and payments as they fall due on a timely basis and complying with any administrative requirements.

(B)                               The Company is not, and has not at any time in the six years preceding the date of this Agreement been, a member of a group of companies for the purposes of VAT in the UK or elsewhere and has not applied for such treatment.

(C)                               The Company has not been required to give security by any Tax Authority and no steps have been taken for distress to be levied on any asset of the Company.

(D)                              The Company has not been denied credit for input tax for a supply pursuant to Value Added Tax Act 1994 section 26A (disallowance of input tax where consideration not paid) and the Company has not claimed credit for input tax in respect of any supply for which any part of the consideration remains unpaid.

(E)                                The Company has maintained and obtained complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation in any relevant jurisdiction and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation in the relevant jurisdiction.

(F)                                The Company has not in the ten years preceding Completion incurred any expenditure on capital items such that the provisions of Part XV The Value Added Tax Regulations 1995 (capital goods scheme) or any similar regulations in any other jurisdiction may apply to the Company.

(G)                                No election has been nor will before Completion be made pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 in relation to any of the Properties or any part of any of them.

(H)                              The Company obtains credit for all input tax paid or suffered by it.

(I)                                   The Vendor is not aware of any transaction to which it is a party which forms part of arrangements which will give rise to obligations on the Company under VATA 1994 Schedule 11A (disclosure of avoidance scheme) in respect of any future return or any similar regulations in any other jurisdiction.

31.                               Intra-Group Transactions

The Company has not within the last six years acquired any asset (including intangible fixed assets within the meaning of Schedule 29 to the Finance Act 2002) from any other company which was, at the time of acquisition, a member of the same group of companies as that member for the purposes of any Tax.

32.                              PAYE and National insurance Contributions

The Company has complied in all material respects with its obligations under any Tax legislation relating to Pay As You Earn and National Insurance Contributions.  For the avoidance of doubt, this includes both the Company’s obligation to withhold Taxes and contributions from employees’ remuneration and the Company’s obligations as an employer to pay any Taxes or contributions in respect of its employees’ remuneration.

33.                               Distributions and payments

(A)                             The Company has not since incorporation:

(i)                                     issued any share capital as paid up otherwise than by the receipt of new consideration (within the meaning of Taxes Act 1988 section 254); or

(ii)                                redeemed, repaid, purchased or otherwise acquired, or agreed to redeem, repay, purchase or otherwise acquire, any of its own shares.

(B)                               No securities (within the meaning of Taxes Act 1988 section 254(1)) issued by the Company and remaining in issue at the date of this Agreement were issued in circumstances such that the interest or any other amount payable on those securities falls to be treated as a distribution.

(C)                               The Company has not within the period of six years preceding Completion made or received any distribution which is an exempt distribution within Taxes Act 1988 section 213 to 218(1) (inclusive) (demergers).

(D)                              As at 6 April 1999, the Company had no unrelieved surplus advance corporation tax, as defined in The Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358), and the Company has not at any time on or after 6 April 1999 been a member of a group (for the purposes of such regulations) that had another member which had such unrelieved surplus advance corporation tax as at 6 April 1999.

34.                               Groups

(A)                             The Disclosure Letter gives full details of any surrender of, or claim for, group relief by the Company where such surrender or claim has not become final and determined for any reason, including details of any amount received or paid (or any entitlement to receive or obligation to make a payment) in respect of any such surrender or claim and details of the other company concerned.  For these purposes “group relief” means any amount surrendered or claimed by way of:

(i)                                     group relief pursuant to Chapter IV of Part X Taxes Act 1988;

(ii)                                  Tax refund pursuant to Finance Act 1989 section 102;

(iii)                               advance corporation tax pursuant to Taxes Act 1988 section 240; or

(iv)                              eligible unrelieved foreign tax pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001.

(B)                               The Company has received all payments due to it and made all payments due from it in respect of any surrender or claim of group relief as so defined and no such payment is liable to be refunded in whole or in part.

(C)                               The Company is not and has never been a party to a group payment arrangement under Finance Act 1998 section 36.

35.                               Capital assets

(A)                             If each of the assets (other than trading stock) of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts, no liability to Tax and no balancing charge (or corresponding Tax in any jurisdiction) in relation to any such asset or pool of assets would arise (disregarding for this purpose any relief and allowances available to the Company).

(B)                               No liability to Tax would arise on the disposal by the Company of any asset (other than trading stock) acquired since the Accounts Date for a consideration equal to the consideration actually given for the acquisition.

(C)                               The Company has neither elected nor undertaken to elect with any other company pursuant to TCGA 1992 section 171A for TCGA 1992 section 171(1) to apply to any asset disposed of on or after 1 April 2000 by either company to such election (notional transfer within a group).

(D)                              The Company has neither elected nor undertaken to elect with any other company pursuant to TCGA 1992 section 179A for any chargeable gain or allowable loss which arises under TCGA 1992 section 179 to be treated as accruing to the Company instead of to that other company or vice versa.

(E)                                 The Company does not own any asset in respect of which for the purposes of corporation tax on chargeable gains:

(i)                                     any loss which might accrue on disposal would be liable to be reduced or eliminated by reason of any depreciatory transaction or any reduction in value of that or any related asset;

(ii)                                  on disposal a chargeable gain would be liable to be created or increased by reason of any reduction in value of that or any related asset.

(D)                              The Disclosure Letter gives details of any loss which has accrued to the Company in respect of which notice pursuant to TCGA 1992 section 16(2A) needs to be, but has not at the time of Completion been, given to an officer of HMRC in order to be an allowable loss for the purposes of the TCGA 1992.

36.                               Capital expenditure - capital allowances

(A)                             The Disclosure Letter gives details of all capital allowances claimed in each of the last six years.

(B)                               The Company has not made any election pursuant to CAA 2001 section 83 (election for assets to be treated as short life assets) nor is taken to have made such an election by reason of CAA 2001 section 89(4) (disposal to connected person).  The Company has not incurred any expenditure on machinery or plant which is a long life asset to which CAA 2001 Part 2 Chapter 10 applies.

37.                               Intangible fixed assets

The Company has not acquired or created any asset to which the provisions of Schedule 29, Finance Act 2002 apply (gains and losses of a company from intangible fixed assets).

38.                               Loan relationships

(A)                             The Company is not a party to any loan relationship:

(i)                                     which was issued at a discount or a premium;

(ii)                                  where there is or was previously a connection between the parties as defined by Finance Act 1996 section 87;

(iii)                               to which Finance Act 1996 Schedule 9 paragraph 11 or paragraph 11A (transactions or loans not at arm’s length) applies;

(iv)                              where there has been or will be a release of any amount payable under the relationship;

(v)                                 to which any of Finance Act 1996 sections 91A to 91G (shares treated as loan relationships), section 92 (convertible securities etc.), section 93 (relationships linked to the value of chargeable assets), section 93A (relationships linked to the value of chargeable assets: guaranteed returns) or section 94 (indexed gilt-edged securities) applies;

(vi)                              in relation to which (taking account only of the particular loan relationship and disregarding any other asset or liability) an exchange gain or loss might arise to the Company;

(vii)                           to which it was a party before 1 April 1996 (implementation of the loan relationship regime).

(B)                               The Company accounts and has always accounted for all its loan relationships (as defined in Finance Act 1996 section 81) on an authorised accruals basis.

(C)                               The Company is not the debtor pursuant to any loan relationship:

(i)                                     to which the provisions of Finance Act 1996 Schedule 9 paragraph 2 (late interest) have applied; or

(ii)                                  which has an unallowable purpose within the meaning of Finance Act 1996 Schedule 9 paragraph 13 (loan relationships for unallowable purposes).

39.                               Derivative contracts

The Company is not a party to a derivative contract within Finance Act 2002 section 83 and Schedule 26.

40.                               Transfer pricing

(A)                             The Company is not, and has not been, required by Taxes Act 1988 Schedule 28AA paragraph 1(2) to compute its profits or losses as if an arm’s length provision had been made instead of any actual provision.  The Company has retained records and contemporaneous documentary evidence sufficient to demonstrate the same.

(B)                               The Company is not and has not been excluded from Taxes Act 1988 Schedule 28AA paragraph 1(2) (transfer pricing) by virtue of Taxes Act 1988 Schedule 28AA paragraph 5A(1) (exemption for dormant companies) or paragraph 5B(1) (exemption for small or medium-sized enterprises) applying.

(D)                              The amount of Tax payable by the Company has not been, nor is assumed in the Accounts to be, affected by any claim by the Company as a disadvantaged person pursuant to Taxes Act 1988 Schedule 28AA paragraph 6(2).

(E)                                The Company is not a guarantor under a guarantee of a security (within the meaning of Taxes Act 1988 Schedule 28AA) in respect of which, in computing the profits and losses of the borrowing company for Tax purposes, the amounts to be deducted in respect of interest or other amounts payable under the security fall to be reduced under Taxes Act 1988 Schedule 28AA paragraph 1(2) by virtue of Taxes Act 1988 Schedule 28AA paragraph 1B.

(F)                                 There is no agreement or arrangement pursuant to which there is due to or from the Company a balancing payment within either Taxes Act 1988 Schedule 28AA paragraph 7A or paragraph 7C (balancing payments).

(G)                               The Disclosure Letter gives full details of any election made by the Company pursuant to either Taxes Act 1988 Schedule 28AA paragraph 7B or paragraph 7D (elections instead of balancing payments).  No such election has been refused by HMRC and no notice of enquiry has been given to the Company in respect of any company Tax return containing such an election.

41.                               Employee-related securities

No restricted securities or restricted interests in securities within the meaning of ITEPA section 423 have been acquired by employees of the Company since 15 April 2003.

42.                               Anti-avoidance

(A)                             The Company has not been a party to any transaction or transactions which the Company was advised fall within any of the circumstances in Taxes Act 1988 section 704 in relation to which clearance pursuant to Taxes Act 1988 section 707 was either not sought or was sought but not obtained.

(B)                               There is no transaction or series of transaction involving the Company and another company in the same group of companies as the Company which would, but for the application of Finance Act 2004 section 51, give rise to a Tax advantage as a result of the use of different accounting practices.

43.                               Tax disclosure

The Company has not been a party to any transaction or arrangement in respect of which disclosure was required pursuant to Part 7 Finance Act 2004.

44.                               Secondary liability

The Company is not liable to pay, or make reimbursement or indemnity in respect of, any Tax (or any amount corresponding to Tax) in consequence of the failure by any other person to discharge that Tax or amount within any specified period or otherwise, where the Tax or amount relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur before Completion.

45.                               Payments equivalent to Taxation

(A)                             The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

(B)                               The Company is not liable, nor has any event or omission occurred in consequence of which the Company could at any time become liable, to make a payment to any person as a result of the discharge by that person of any liability of the Company to Tax incurred on or before Completion.

46.                               Stamp taxes

(A)                             The Company has complied in all material respects with its obligations under any Tax legislation relating to stamp duty, stamp duty reserve tax and stamp duty land tax.

(B)                               All documents to which the Company is a party and under which the Company has any rights or which form part of the Company’s title to any asset owned by it have been duly stamped with the correct amount of stamp duty and any applicable stamp or other duty in respect of such documents has been accounted for and paid and no stamp duty remains to be paid in respect of any such documents which are outside the United Kingdom and have yet to be brought into the United Kingdom.  The Company has not undertaken to re-present for stamping any document which has already been stamped.

(C)                               The Company has complied in all respects with the provisions of Finance Act 1986 Part IV (stamp duty reserve tax) and with any regulations made under it and neither it nor any nominee for it is a party to any agreement which falls within the terms of section 87(1) of that Act (principal charge) and in relation to which the conditions referred to in section 92(1) of that Act (repayment or cancellation of tax) have not been fulfilled.

(D)                              The Company has not acquired or agreed to acquire an estate or interest in land being a transaction which has not been completed, whether by a transfer (including by way of sub-sale), the grant of a lease or otherwise.

(E)                                Neither the Company nor any company which, by reason of this Agreement, will be a “relevant associated company” in relation to the Company within the meaning of Finance Act 2002 section 111 or section 113 holds any estate or interest in land that was transferred, granted or surrendered to the Company by an instrument executed within the period of three years preceding this Agreement which has been stamped on the basis that relief under Finance Act 1930 section 42 (transfer of property between associated bodies corporate) or Finance Act 1986 section 76 (relief for company acquisitions) applied, and neither the Company nor any such company holds any estate or interest in land that is derived from an estate or interest that was so transferred, granted or surrendered.

(F)                                Neither the Company nor any company which, by reason of this Agreement, will be a “relevant associated company” in relation to the Company within the meaning of Finance Act 2003 Schedule 7 paragraph 3 or paragraph 9 holds any estate or interest in land that was acquired by the Company in a transaction the effective date of which for stamp duty land tax purposes occurred within the period of three years preceding this Agreement, being a transaction that was exempt from stamp duty land tax on the basis that group relief under Finance Act 2003 Schedule 7 paragraph 1 or reconstruction or acquisition relief under Finance Act 2003 Schedule 7 paragraph 7 or 8 applied, and neither the Company nor any such company holds an estate or interest in land that is derived from an estate or interest that was so acquired.

(G)                               The Company has no interest in an option or right to pre-emption acquired before 1 December 2003 which relates to land.

(H)                               The Company has not entered into any transaction for the acquisition of an interest in UK land in circumstances where the future sale of that interest (or any part of it) by the Company may result in a liability to stamp duty or stamp duty land tax arising in relation to that acquisition (whether the requirements for sub-sale relief in Stamp Act 1891 section 58(4) are met in relation to such future sale or not) for any reason.

(I)                                   The Company is not treated as a “purchaser” in relation to any land transaction for the purposes of legislation relating to stamp duty land tax:

(i)                                     in respect of which, for the purposes of such legislation, the chargeable consideration was and remains contingent, uncertain or unascertained (including, in the case of a leasehold interest, by reason of provisions for changes in the amount of rent payable);

(ii)                                  in respect of which payment of stamp duty land tax has been deferred pursuant to Finance Act 2003 section 90 or an application for deferral has been made and remains outstanding.

(J)                                  The Disclosure Letter gives full details of any leasehold interest of the Company which was exempt from charge to stamp duty land tax on grant.

(K)                              The Company has not been liable to pay stamp duty land tax by reason of an increase in the rent payable under any lease being regarded as “abnormal” pursuant to Finance Act 2003 Schedule 17A paragraph 15, nor is the Company aware of circumstances that are likely to produce such an abnormal increase after Completion.

47.                              Product Liability

The Company has not received any written notice or written claim (in each case, which remains outstanding) in the period of two years prior to the date of this Agreement alleging that it has manufactured, supplied, sold or provided any product which does not in any material respect comply with all applicable laws, regulations or standards or which in any material respect is defective or dangerous.

48.                               Data Protection

So far as the Vendor is aware, the Company has not received any written notice from a data user, data subject or data protection regulatory authority alleging non-compliance with Data Protection Legislation.  For the purposes of this Warranty, “Data Protection Legislation” means the Data Protection Act 1998 and any provision of law derived from Directive 95/46/EC concerning the protection and/or procuring of personal data.

49.                               ExxonMobil Agreement

(A)                             There has been no material breach of the LDPE Technology Licence by either of the parties thereto.

(B)                               ExxonMobil will not be entitled to rescind, terminate, avoid or repudiate or accelerate the payment of royalties under the LDPE Technology Licence as a result of the completion of transactions contemplated by this Agreement or as a result of any actions taken by the Vendor prior to Completion.

(C)                               The Company will continue to be entitled to the benefit of the LDPE Technology Licence (with all rights in relation thereto as at Completion) immediately following Completion.

(D)                              There has been no amendment to the terms of the LDPE Technology Licence since the date of its execution.

50.                              Effect of Sale

(A)                             There are no material agreements, licences, contracts permits or consents  concerning the Company which will automatically terminate, or in respect of which a right to terminate or vary will arise, by reason of the Change of Control of the Company effected by this Agreement the termination or variation of which will have a material adverse effect on the Acquired Business.

(B)                               The Company will not, in the operation of its business, require the assistance of, or access to information or know-how owned by the Vendor’s Group, or the expertise of employees of the Vendor’s Group, following Completion (excepting such information or know-how that will be licensed to the Company as contemplated by this Agreement and such assistance as is to be provided under the agreements to be entered into under or in accordance with the provisions of Clause 16).

51.                               Pensions

(A)                             For the purposes of this paragraph 51, the definitions in Schedule 5 shall apply.  Other than the Vendor’s Scheme the Company does not participate in, contribute to or have any liability to any arrangement (whether or not closed, funded or a registered pension scheme) for providing pension or other benefits on, or in anticipation of, the retirement, death or sickness of any current or former director or employee of the Company, nor has it agreed or announced any proposal to enter into or establish any such arrangement.

(B)                               Copies of the following are comprised in the Data Room:

(i)                                     the current trust deed and rules governing the Vendor’s Scheme, including any deeds of alteration since the date of that trust deed and rules;

(ii)                                  the current explanatory booklet issued to members of the Vendor’s Scheme;

(iii)                               data for any current or former director or employee of the Company in respect of his or her membership of the Vendor’s Scheme as at 31 August 2006 where the member is a member as at that date;

(iv)                              the deed of adherence by which the Company agreed to participate in the Vendor’s Scheme;

(vi)                              the triennial actuarial valuation for funding purposes of the Vendor’s Scheme as at 31 March 2003; and

(vi)                              the trustees’ report and accounts of the Vendor’s Scheme for the year ending 31 March 2005.

(C)                               (i)                                     There are no established practices relating to the payment of discretionary benefits from the Vendor’s Scheme which are not reflected in the documentation disclosed to the Purchaser.

(ii)                                  No unexpired undertaking has been given to any current or former director or employee of the Company about the continuation of the Vendor’s Scheme or the exercise of any discretion or power to pay benefits.

(D)                              (i)                                     The Vendor’s Scheme was prior to 6 April 2006 approved as an exempt approved scheme under Chapter 1 Part XIV Taxes Act and with effect on and from 6 April 2006 is a Registered Pension Scheme for the purposes of Part 4 of the Finance Act 2004.  It has at all times been administered in accordance with the provisions of those Acts and nothing has been done or omitted to be done which may result in it ceasing to be such an exempt approved scheme or so registered.

(ii)                                  The Vendor’s Scheme is a contracted out scheme for the purposes of the Pension Schemes Act 1993 and has been administered in accordance with the contracting out requirements of that Act.

(E)                                There are no civil, criminal, arbitration or administrative proceedings or disputes other than routine claims for benefits in respect of the Vendor’s Scheme (which includes, without limitation, proceedings or disputes involving the Pensions Regulator, the Pensions Advisory Service or the Pensions Ombudsman) by or against the trustees, managers or administrators of the Vendor’s Scheme, the Vendor or the Company and, so far as the Vendor is aware, none is pending or threatened.

(F)                                (i)                                     The Vendor’s Scheme complies with and has been administered at all times in all material respects in accordance with all applicable legal requirements (including, without limitation, Article 141 of the Treaty of Rome as it applies to the eligibility of any current or former director or employee of the Company to join the scheme and the benefits provided under it other than accrued rights to guaranteed minimum pensions) and the trusts, powers and provisions of the scheme, provided that this paragraph does not extend to the benefit and contributions structure of the Vendor’s Scheme as set out in the trust deed and rules of the Vendor’s Scheme referred to in the Disclosure Letter.

(ii)                                  No current or former director or employee of the Company has been excluded from membership of the Vendor’s Scheme or provided with different benefits under the Vendor’s Scheme because of their gender, disability, sexual orientation, religion or belief or because they are or were employed on a part-time fixed-term basis and no transfer payment has been received from another pension arrangement which provided different benefits for such a reason.

(G)                               (i)                                     All contributions, (including fees, charges and expenses of whatever nature) which are payable by the Company under the Vendor’s Scheme and all contributions due from members of the Vendor’s Scheme who are Employees have been duly made other than to the extent payable in arrears.

(ii)                                  No contribution notice, financial support direction or restoration order has been served on the Company or any person connected to or associated with the Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and, so far as the Vendor is aware, there is no reason why such a contribution notice, financial support direction or restoration order may be served on the Company.

SCHEDULE 4
(Limitations on liability)

1.                                      Limitation on quantum and general

(A)                             The Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim (or series of related claims with respect to the same facts or circumstances):

(i)                                     for less than US$200,000; or

(ii)                                  unless and until the aggregate amount of all such claims (taking no account of those referred to in (i) above) exceeds US$10,000,000, in which event the Vendor’s liability shall be limited to the amount by which such aggregate amount exceeds US$5,000,000.

(B)                               The total aggregate liability of the Vendor under this Agreement, including, for the avoidance of doubt, under the Warranties, under the Environmental Covenant (other than as provided in the Environmental Covenant), and under the Tax Covenant (taken together) shall not in any event exceed US$600,000,000.

(C)                               Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.

(D)                              References to the Warranties in paragraphs 1(A), 3, 5, 6, 7 and 8 of this Schedule shall not include the Tax Warranties and the provisions of the Tax Covenant, mutatis mutandis, shall operate to limit the Vendor’s liability and to govern the claims procedure in respect of any claim under the Tax Warranties in respect of a liability for Tax as if such claim had been a claim for a Tax Liability under the Tax Covenant.

(E)                                The provisions of this Schedule shall operate to limit the liability of the Vendor under each of the Environmental Covenant and the Tax Covenant in so far as any provision in this Schedule is expressed to be applicable thereto.

(F)                                The provisions of this Schedule shall not apply to any claim for breach of any of the Warranties in paragraphs 1, 2 or 3 of Schedule 3.

(G)                               The provisions of this Schedule shall not apply to any claim for breach of any of the Warranties in circumstances where the Vendor knowingly failed to disclose facts or circumstances of which any of Sam Scruggs, Jim Moore, Michael Maughan, Mahomed Maiter, John O’Neill, Paul Booth, Michael Ducker, Ronald Grant, Mike Kern, Wade Rogers, Ian Machin, Brian Thomas, Gary Hodgson, John Galbraith, David Hughes, Joe Duffy, Kevin Hardman, Brian Watson, David Flett, Alan MacMahon, Andy Teague, Mark Williams, Andy Boylett, Neil Moon or Steve Bryan was at the date hereof aware, provided that such person had actual knowledge at the date hereof that such facts or circumstances constituted a breach of the Warranties.  The Vendor confirms that each of such individuals has read the Warranties.

2.                                      Time limits for bringing claims

No claim shall be brought against the Vendor in respect of any of the Warranties or the Tax Covenant unless the Purchaser shall have given to the Vendor written notice of its intention to make such claim:

(i)                                     subject to sub-paragraphs (ii) and (iii), on or before the second anniversary of the Completion Date; or

(ii)                                  in respect of any claims under the Tax Warranties or the Tax Covenant on or before the seventh anniversary of the Completion Date; or

(iii)                               in respect of any claim for breach of the Warranties in paragraph 21 of Schedule 3 on or before the sixth anniversary of the Completion Date,

provided that the liability of the Vendor in respect of such claim shall absolutely terminate (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within twelve months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and (except where the Vendor is resisting service) validly served upon the Vendor.

Such notice shall specify (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and (to the extent reasonably practicable) the amount claimed in respect thereof (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it or the relevant member of the Purchaser’s Group), but the Vendor shall not be entitled to dispute liability by reason only of any alleged deficiency in the content of such notice.

3.                                     Conduct of third party claims

(A)                             Upon the Purchaser becoming aware of any assessment, claim, action or demand against any member of the Purchaser’s Group (for the purposes of this paragraph 3, a “third party claim”) which in its reasonable opinion is likely to give rise to any claim by the Purchaser it in respect of any of the Warranties, the Purchaser shall:

(i)                                      as soon as reasonably practicable notify the Vendor thereof in writing;

(ii)                                  subject to the Vendor indemnifying the Purchaser against any liability, cost, damage or expense which may be incurred thereby (but without implying any admission of liability thereby), take such action and give such information and access to personnel, premises, chattels, documents and records to the Vendor and their professional advisers as the Vendor may reasonably request and the Vendor shall be entitled to require the Company to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

(iii)                               subject to the Vendor indemnifying the Purchaser against any liability, cost, damage or expense which may be incurred thereby (but without implying any admission of liability thereby), at the request of the Vendor, allow the Vendor to take the sole conduct of such actions as the Vendor may deem appropriate in connection with any such assessment or claim in the name of the Purchaser or the Company and in that connection the Purchaser shall give or cause to be given to the Vendor all such assistance as the Vendor may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such legal or other professional advisors as the Vendor may nominate to act on behalf of the Purchaser or any relevant company, as appropriate, but to act in accordance with the Vendor’s instructions provided that the Purchaser shall not be required to commence any legal proceedings where either:

(a)                                 the Purchaser has validly assigned all of its rights in relation to the relevant claim to the Vendor in a manner which entitles the Vendor to the same benefits in respect of such rights as the Purchaser had; or

(b)                                where the above sub-paragraph (a) does not apply, the Vendor has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Vendor;

(iv)                              be entitled to participate in the defence of any claim and to employ separate counsel to represent it at its own expense, provided that the Vendor shall control the defence of any claim;

(v)                                 make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Vendor; and

(vi)                              take all reasonable action to mitigate any loss suffered by it or any member of the Purchaser’s Group in respect of which a claim could be made under the Warranties.

(B)                               Notwithstanding paragraph 3(A) above, (i) the Vendor shall be entitled on behalf of the Purchaser to settle any third party claim provided that, and (ii) neither the Purchaser or the Company shall be obliged to admit liability or settle any third party claim unless, the Vendor has first admitted liability to the Purchaser for breach of the applicable Warranty.

(C)                               Without prejudice to any remedy the Vendor may have (including any claim for damages for breach of paragraph 3(A) above), or the extent of any damages to which the Vendor might be entitled, in relation to such failure and without prejudice to the Purchaser’s duty to mitigate or any reduction in the quantum of damages the Purchaser may be able to recover if it fails to mitigate, the failure by the Purchaser to comply with paragraph 3(A) above shall not by itself disqualify it from maintaining a claim under any applicable Warranty.

4.                                     No liability if loss is otherwise compensated for

(A)                             No liability shall attach to the Vendor by reason of any breach of any of the Warranties or the Tax Covenant to the extent that the same loss has been recovered by the Purchaser under the Tax Covenant or any other Warranty or term of this Agreement or any other document referred to herein and accordingly the Purchaser may only recover once in respect of the same loss.

(B)                               The Vendor shall not be liable (save that nothing in this sub-paragraph shall prejudice the right of any Further Protected Person under the terms of the Environmental Covenant) for breach of any of the Warranties or under the Tax Covenant or the Environmental Covenant to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser’s Group.

(C)                               The Purchaser shall use all reasonable endeavours to obtain and utilise, or as the case may be procure the obtaining and utilisation of, any Tax credit, repayment or other Tax benefit which is available to the Purchaser or any other member of the Purchaser’s Group solely as a result of the matter giving rise to a liability of the Vendor for any breach of the Warranties or the under the Environmental Covenant and if the Purchaser or any other member of the Purchaser’s Group obtains and utilises any such Tax credit, repayment or other Tax benefit, the Purchaser shall, as soon as practicable after the utilisation in whole or in part of any such Tax credit, repayment or other Tax benefit, pay to the Vendor an amount which will leave it (after that payment) in the same after Tax position as it would have been had the obligation of the Vendor to make the payment not arisen.  For the purposes of this paragraph, the amount of any Tax credit, repayment or other Tax benefit is to be determined by the auditors of the Purchaser at the shared expense of both parties and is to be certified as such to the Vendor.

5.                                     Recovery from Insurers and other Third Parties

(A)                             If, in respect of any matter which would give rise to a claim under the Warranties or under the Environmental Covenant, any member of the Purchaser’s Group is entitled to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Warranties or under the Environmental Covenant, unless and until the appropriate member of the Purchaser’s Group shall have made a claim against its insurers and used all reasonable endeavours to pursue such claim and any such insurance claim shall then reduce by the amount recovered or extinguish any such claims under the Warranties or under the Environmental Covenant.

(B)                               Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties or under the Environmental Covenant (provided that this does not apply to a claim under the ICI Indemnity), the Purchaser shall, and shall procure that the member of the Purchaser’s Group concerned shall, subject to the Vendor indemnifying the Purchaser against any liability, cost, damage or expense which may be incurred thereby, take all reasonable steps to enforce such recovery prior to taking action against the Vendor (other than to notify the Vendor of the claim against the Vendor) and, in the event that the Purchaser or any member of the Purchaser’s Group shall recover any amount from such other person, the amount of the claim against the Vendor shall be reduced by the amount recovered provided that the Purchaser shall not be required to commence any legal proceedings where either:

(i)                                     the Purchaser or the relevant member of the Purchaser’s Group has validly assigned all of its rights in relation to the relevant claim to the Vendor in a manner which entitles the Vendor to the same benefits in respect of such rights as the Purchaser or the relevant member of the Purchaser’s Group had; or

(ii)                                  where sub-paragraph (B)(i) does not apply, the Vendor has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Vendor.

(C)                               If the Vendor pays at any time to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a claim in respect of the Warranties or under the Environmental Covenant or under any other provision of this Agreement and the Purchaser or relevant member of the Purchaser’s Group subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall, repay to the Vendor the lesser of (i) the amount paid by the Vendor to the Purchaser or other member of the Purchaser’s Group and (ii) the sum (including interest (if any)) recovered from such other person (less, in each case, the costs of recovery of such sum).

(D)                              For the purposes of paragraph 2 of this Schedule, provided notice of the potential claim is given by the Purchaser to the Vendor within the period specified in that paragraph, there shall be no obligation on the part of the Purchaser to commence proceedings until after the outcome of its claim under its insurance policy or against the third party has been finally dealt with, and the Purchaser’s right to maintain its claim against the Purchaser shall not expire by reason of its failure to commence such proceedings. Further, notwithstanding this paragraph 5, the Purchaser may commence Proceedings against the Vendor at any time if by failing to do so it would lose (or risk losing) the right to do so by reason of the operation of any statute of limitation or other time limit.

6.                                     Acts of Purchaser

(A)                             No claim shall lie against the Vendor under or in relation to the Warranties to the extent that such claim is attributable to:

(i)                                     any act, omission, transaction, or arrangement carried out by the Purchaser or by a member of the Purchaser’s Group on or after Completion which the Purchaser or the member of the Purchaser’s Group could reasonably have avoided and which it knew or ought reasonably to have appreciated might give rise to the claim; or

(ii)                                  any omission by the Vendor or the Company between the date of this Agreement and Completion that is due to the Purchaser unreasonably withholding its consent to a matter in respect of which consent is sought under Clause 8.

(B)                               The Vendor shall not be liable for any breach of any Warranty, which would not have arisen but for any reorganisation or change in ownership of any member of the Purchaser’s Group or of any assets of any such member after Completion or change in any accounting basis on which any member of the Purchaser’s Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser’s Group which is different from that adopted or used in the preparation of the Accounts (provided the Accounts comply with the Warranties in paragraph 9 of Schedule 3).

7.                                     The Accounts

No matter shall be the subject of a claim under the Warranties or under the Environmental Covenant, to the extent that allowance, provision or reserve in respect of such matter shall have been expressly made in the Accounts (other than any such allowance, provision or reserve in respect of Tax).

8.                                     Retrospective legislation

No liability shall arise in respect of any breach of any of the Warranties to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any published extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities.

9.                                     Purchaser’s knowledge

The rights of the Purchaser to maintain a claim for breach of the Warranties shall not be limited by, nor shall the quantum of damages to which it is entitled thereunder be reduced by any matter of which the Purchaser is, or is alleged to have been, aware (whether actually, or notionally, or vicariously) or which it could have discovered, at or prior to Completion:

(i)                                     except to the extent provided by paragraph 12 of this Schedule 4; and

(ii)                                 except where any of  Harry van Dok, Jos Visser, Huub Meessen, Nico Nagtzaam, Lambert van de Leemput, Kees Aartsen, Geert Greving, Albert de Haas, Geert Bonte, Ad Clarijs, Henri Schurgers, Danny Meerschaut and Ruud Pollaert at the date hereof is actually aware of circumstances or facts giving rise to such a claim and Abdullah Bazid intends, having consulted with such individuals as to whether they are aware of such circumstances or facts (and the Purchaser confirms that he has so consulted such individuals), that the Purchaser will bring such a claim, unless the Purchaser has notified the Vendor in writing of such circumstances and facts and such intention prior to the date hereof.

The parties acknowledge that they have entered into this Agreement and negotiated and agreed the terms of the Warranties and agreed the terms of the Disclosure Letter on the basis set out in this paragraph.

10.                              Data Room and independent advice of Purchaser

Without prejudice to the Warranties expressly set out in this Agreement, the Purchaser acknowledges and agrees with the Vendor (on behalf of itself and each other member of the Vendor’s Group and on behalf of their respective agents, directors, officers, employees and advisers) that:

(i)                                     the discussions with them regarding the purchase of the Shares and the provision of information relating to the Shares (including, without prejudice to the generality of the foregoing, the Disclosure Letter and the information in the Data Room) was made by the Vendor and accepted by the Purchaser, and this Agreement is entered into, on the basis and condition that no member of the Vendor’s Group or any of their respective agents, directors, officers, employees and advisers has made or makes any representation or warranty as to the accuracy or completeness of such information, or accepts any duty of care in relation to the Purchaser or any member of the Purchaser’s Group or any provider of finance to any such person in respect of the provision of any such information and that none of such persons shall be under any liability to any such person in the event that, for whatever reason, any such information is or becomes inaccurate, incomplete or misleading in any particular and that, in the absence of fraud, the Purchaser agrees and undertakes that it shall have no rights or remedies in relation to any of the foregoing save as otherwise expressly set out in this Agreement;

(ii)                                  the Purchaser and the Vendor have had independent legal, financial and technical advice relating to the purchase of the Shares and to the terms of this Agreement and the documents to be executed pursuant to them; and

(iii)                               except for the Warranties, no member of the Vendor’s Group makes any express or implied representation or warranty as to any matter, including, without limitation, as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser (howsoever provided) on or prior to the date of this Agreement or in the Disclosure Letter or in the Data Room.

12.                              Disclosure

The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent fairly disclosed in the Data Room, the Disclosure Letter or documents delivered with the Disclosure Letter or agreed in the Disclosure Letter to be deemed to be delivered.  The Purchaser acknowledges that each of the Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted by reference to any other Warranty (subject to Clause 17 (b)) and the Vendor is not under any duty to disclose any fact, matter or circumstance in the Disclosure Letter by reference to particular Warranties and the Purchaser agrees to rely on its own due diligence to determine the extent to which such disclosures are inconsistent with, or qualify, the Warranties, except that:

(i)                                     the only disclosures in respect of the HSE Warranties shall be those documents contained in the Environmental, Health and Safety section of the Data Site (section 6), those responses to enquiries in section 20 of the Data Site which respond to questions which it is reasonably apparent relate to HSE Matters and the specific disclosures in the HSE section of the Disclosure Letter;

(ii)                                   the only disclosures in respect of the Pensions Warranties shall be those documents contained in the Pension Plan Information section of the Data Room (section 8.2), those responses to enquiries in section 20 of the Data Site which respond to questions which it is reasonably apparent relate to pensions matters and the specific disclosures made against the Pensions Warranties in the Disclosure Letter;

(iii)                                the only disclosures in respect of the Property Warranties shall be those documents contained in the Real Property section of the Data Site (section 12) and the Property Data Room, those responses to enquiries in section 20 of the Data Site which respond to questions which it is reasonably apparent relate to property matters and the specific disclosures made against the Property Warranties the Disclosure Letter; and

(iv)                               the only disclosures in respect of the Pipelines Warranties shall be those documents contained in the Pipeline Data Room, those responses to enquiries in section 20 of the Data Site which respond to questions which it is reasonably apparent relate to pipelines matters and the specific disclosures made against the Pipelines Warranties in the Disclosure Letter.

13.                              HSE Warranties

Where and to the extent that the subject matter of any of the HSE Warranties is also within the subject matter of the Vendor’s Environmental Indemnity as defined in Schedule 9 (disregarding for these purposes the application of paragraph 1.1 of Part B of the Vendor’s Environmental Indemnity) then no claim shall be brought under the HSE Warranties in respect of such matter and any claims shall be brought (to the extent capable of being brought) under the Vendor’s Environmental Indemnity as defined in Schedule 9.

14.                              Claim to be Reduction of Final Cash Consideration

Any payment made by the Vendor or any other person in respect of any claim under the Warranties, the Environmental Covenant or the Tax Covenant shall be made (so far as possible) by way of repayment of the Final Cash Consideration payable by the Purchaser under this Agreement to the Vendor.

SCHEDULE 5
(Pensions)

1.             DEFINITIONS

(A)          For the purposes of this Schedule the following expressions shall have the following meanings:-

“Actuarial Assumptions”	means the actuarial assumptions and methods specified in the Actuary’s Letter.

“Actuary”	means a person who is a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries in Scotland.

“Actuary’s Letter”	means the letter from the Vendor’s Actuary to the Purchaser’s Actuary a copy of which is attached as Annex A.

“Agreed Interest Rate”	means the base rate from time to time prescribed by Barclays Bank plc.

“Deficit Transfer Amount”

means such amount as shall be determined by the Vendor’s Actuary and agreed by the Purchaser’s Actuary (or where paragraph 9 of this Schedule applies, the amount certified pursuant to paragraph 9) as being equal to the Unadjusted Deficit Transfer Amount multiplied by the Timing Adjustment for the period from and including the Completion Date to and including the Payment Date.

“Employer Debt Regulations”	means the Occupational Pension Schemes (Employer Debt) Regulations 2005.

“Payment Date”

means the later of:

(i)            the 5th working day after the date on which the Unadjusted Transfer Amount is determined and agreed in accordance with paragraph 5 (or, where paragraph 9 applies, the 5th working day after the Unadjusted Transfer Amount is certified pursuant to that paragraph); and

(ii)           the date on which all assets have been transferred under the Transfer Agreement.

“Pensionable Employees”	means such of the Employees at Completion as are

then members of the Vendor’s Scheme.

“Purchaser’s Actuary”	means the Actuary or firm of Actuaries appointed by the Purchaser for the purposes of this Schedule.

“Purchaser’s Scheme”	means the retirement benefits scheme or schemes (or, if the context so requires, the trustees of the relevant scheme) nominated by the Purchaser pursuant to paragraph 4(A)(i).

“Timing Adjustment”	has the same meaning as in the Actuary’s Letter.

“Transfer Agreement”	means the transfer agreement in relation to the Vendor’s Scheme in the Agreed Form.

“Transfer Amount”

means such amount as shall be determined by the Vendor’s Actuary and agreed by the Purchaser’s Actuary (or where paragraph 9 of this Schedule applies, the amount certified pursuant to paragraph 9) as being equal to the Unadjusted Transfer Amount multiplied by the Timing Adjustment for the period from and including the Completion Date to and including the Payment Date, reduced appropriately to reflect actual benefit payments from the Vendor’s Scheme between the Completion Date and the Payment Date in respect of Transferring Members.

“Transferring Members”	has the same meaning as under the Transfer Agreement.

“Unadjusted Deficit Transfer Amount”	if the Past Service Liabilities for the Transferring Members at the Completion Date (as defined in the Actuary’s Letter) less the Unadjusted Transfer Amount is:

(i)            more than £67 million then the Unadjusted Deficit Transfer Amount at the Completion Date is the Past Service Liabilities for the Transferring Members at the Completion Date (as defined in the Actuary’s Letter) less the Unadjusted Transfer Amount less £67 million; or

(ii) less than or equal to £67 million then the Unadjusted Deficit Transfer Amount is zero.

“Unadjusted Transfer Amount”	has the same meaning as in the Actuary’s Letter.

“Vendor’s Actuary”	means the Actuary or firm of Actuaries appointed by the Vendor for the purposes of this Schedule.

“Vendor’s Scheme”	means the Huntsman Pension Scheme constituted and established by a trust deed dated 20 March 2001 as subsequently amended from time to time or, if the context so requires, the trustees of that scheme.

(B)          References in this Schedule to employees include directors.

(C)          Save where specifically defined or where the context otherwise requires, words and expressions used in Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 or in the Pension Schemes Act 1993 shall have the same meanings in this Schedule.

(D)          References in this Schedule to any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same.

(E)           If any index used for the purposes of this Schedule is not compiled or ceases to exist it shall be replaced by such index as is agreed between the Vendor’s Actuary and the Purchaser’s Actuary or, in default of agreement, as is determined under paragraph 9.

(F)           References to Article 141 of the Treaty of Rome shall be deemed to include any current or future legislation which implements Article 141 or which implements any EC Directive relating to equal treatment.  References to the EC shall be taken to include the European Community (formerly the European Economic Community) and the European Union.

2.             PRE-COMPLETION MATTERS

(A)          CONDITIONS

The items referred to in Clause 2(a)(iv) of this Agreement (Conditions) are evidence in a form and substance reasonably satisfactory to the Vendor and the Purchaser that the Pensions Regulator has, pursuant to Section 42(2)(a), (b) or (c) and Section 46(2)(a), (b) or (c) of the Pensions Act 2004, unconditionally made a clearance statement pursuant to an application in relation to the Vendor’s Scheme in the Agreed Form made under Sections 42(1) and 46(1) respectively of that Act in favour of the applicants to that application.

(B)           CONDUCT OF BUSINESS

The acts and matters referred to in Clause 8(c)(xix) of this Agreement (Conduct of Business Before Completion) are:

(i)            any modification to the Vendor’s Scheme which would:

(a)          affect the rate of contributions required to be paid to the Vendor’s Scheme;

(b)           affect the benefits of any Employee other than to the extent necessary to comply with any legal requirement and other than to the extent resulting from changes made pursuant to the Employment Equality (Age) Regulations 1996, provided that in respect of any change pursuant to the Employment Equality (Age) Regulations 1996 no change shall be made without the Purchaser’s consent which would materially affect the rate of contributions required to be paid to the Vendor’s Scheme or the Purchaser’s Scheme;

(c)           reduce the amount, or adversely affect the payment, of the Transfer Amount;

(ii)           the designation or establishment (or any announcement or proposal regarding such designation or establishment) of any arrangement for providing pension or other benefits on, or in anticipation of, the retirement, death, accident or sickness of any Employee; and

(iii)          any cessation of contributions to, or termination of, the Vendor’s Scheme.

3.             MATTERS RELATING TO THE VENDOR’S SCHEME

(A)          Submission of notices for Vendor’s approval

The Purchaser undertakes to procure that any notices to be issued:

(i)             pursuant to paragraphs 4(A)(ii) and 8; or

(ii)           otherwise in relation to the Vendor’s Scheme or the Purchaser’s Scheme prior to the Payment Date will be submitted in advance of their issue to the Vendor and will not be issued until the Vendor has approved them, such approval not to be unreasonably withheld or delayed.

(B)           Parties to do everything necessary to comply with contracting-out requirements

The Vendor and the Purchaser shall take, and after Completion the Purchaser shall procure that the Company takes, such steps as may be required of them, including the completion of any notices and elections, to procure that the Company and the Vendor’s Scheme complies with all relevant contracting-out requirements including without limitation that the Company ceases to hold or be named in a contracting-out certificate by reference to the Vendor’s Scheme with effect from the Completion Date.

4.             THE PURCHASER’S SCHEME

(A)          Company to cease to participate in the Vendor’s Scheme and Purchaser to nominate a pension scheme and offer membership

(i)            The Purchaser and the Vendor shall procure that the Company gives notice of termination of liability to contribute to the Vendor’s Scheme to expire immediately before the Completion Date.

(ii)            The Purchaser shall procure that:

(a)          before the Completion Date it will nominate a retirement benefits scheme:

(A)          which the Company will have established (or become a party to) with effect from a date no later than the Completion Date;

(B)           which is a registered pension scheme;

(C)           to which the Vendor’s Scheme can make a transfer payment without prejudicing the status of the Vendor’s Scheme as a registered pension scheme; and

(D)          which is contracted out on a reference scheme basis;  and

(b)           the Pensionable Employees will be offered membership of the Purchaser’s Scheme with effect from the Completion Date in terms complying with paragraph 4(D) and 8.

(B)           Tax and contracting-out matters relating to the Purchaser’s Scheme

The Purchaser shall procure by the Payment Date:

(i)            that the Purchaser’s Scheme is a registered scheme; and

(ii)           insofar as any part of the Transfer Amount would represent amounts in respect of accrued rights to guaranteed minimum pensions or rights relating to contracted out employment after 5th April, 1997, that the Company holds or is named in a current contracting-out certificate in relation to the Purchaser’s Scheme.

(C)          Compliance with statute and schedule by Purchaser and financial matters relating to the Purchaser’s Scheme

The Purchaser shall procure by the Payment Date that:

(i)            the Purchaser’s Scheme delivers to the Vendor’s Scheme an undertaking under which the Purchaser’s Scheme:

(a)           agrees to accept the Transfer Amount in full and final settlement of all claims against the Vendor’s Scheme in respect of the Transferring Members;

(b)           agrees to provide benefits to the Transferring Members in accordance with paragraph 8 and the announcement made to the Transferring Members; and

(c)           agrees to comply with the applicable requirements of Her Majesty’s Revenue and Customs, the relevant preservation requirements of the Pension Schemes Act 1993 and contracting-out requirements of that Act and the relevant provisions of the trust deed and rules of the Vendor’s Scheme; and

(ii)           the Purchaser’s Actuary delivers a certificate to the Vendor and to the Vendor’s Scheme confirming that, in his opinion, were an actuarial valuation of the Purchaser’s Scheme to be carried out immediately before the Payment Date using the Actuarial Assumptions that valuation would show the Purchaser’s Scheme to be in balance or surplus or to have no liabilities; and

(iii)          a copy of the most recent audited accounts of the Purchaser’s Scheme has been supplied to the Vendor.

(D)          Future service benefits to be identical

(i)            Subject to (ii), (iii) and (iv), the Purchaser shall procure that as at the Completion Date, the benefits to be offered under the Purchaser’s Scheme to and in respect of each Pensionable Employee in respect of service for the period of 12 months from and including the Completion Date (the “Future Benefits”) are identical to the benefits as at the Completion Date which would have been provided in respect of service after the Completion Date under the Vendor’s Scheme as in force at the date of this Agreement to and in respect of that Pensionable Employee but for the sale provided for in this Agreement and such benefits shall include discretionary practices identified in the Disclosure Letter.

(ii)           In determining whether the Future Benefits are identical to those of the Vendor’s Scheme for the purposes of (i), due account shall be taken of any difference in the levels of members’ contributions between the Purchaser’s Scheme and the Vendor’s Scheme.

(iii)          The Purchaser’s obligation in (i) above shall be without prejudice to any obligation imposed on the Purchaser or the Company or any member of the Purchaser’s Group under any provision of legislation, statutory instrument or contract and subject to provision 3 of Part II of Schedule 2 to the Transfer Agreement.

(iv)          A certificate from the Purchaser’s Actuary as agreed by the Vendor’s Actuary (and in default of agreement as to the certificate, the disagreement shall be resolved in accordance with paragraph 9) addressed to the Vendor and the Purchaser and received on or before the Completion Date that the benefits offered to the Pensionable Employees comply with the preceding provisions of this paragraph 4(D) shall be conclusive evidence of that fact.

(E)           Events prior to the Payment Date

If, during the period on and after the Completion Date and prior to the Payment Date, an event occurs in relation to a Pensionable Employee which would, had it occurred prior to the Completion Date, have resulted in a benefit becoming payable from the Vendor’s Scheme to and in respect of that Pensionable Employee, the Purchaser shall procure that the Purchaser’s Scheme shall provide to and in respect of the relevant Pensionable Employee a benefit of the same amount as would have been payable had the relevant Pensionable Employee remained in pensionable service under the Vendor’s Scheme notwithstanding

Completion, less an amount equal to any benefit which is provided to and in respect of that Pensionable Employee under the Vendor’s Scheme.

5.             DETERMINATION OF UNADJUSTED TRANSFER AMOUNT AND OTHER MATTERS

(A)          Actuaries to be instructed

Immediately after the Completion Date the Vendor and the Purchaser shall respectively instruct the Vendor’s Actuary and the Purchaser’s Actuary to consult with a view to the Vendor’s Actuary determining and the Purchaser’s Actuary agreeing the Unadjusted Transfer Amount within 90 days after the Completion Date.

(B)          Accuracy of information to be provided to the Actuaries by the Vendor

(i)            The Vendor shall procure that all such information in its possession, custody or control as the Vendor’s Actuary or the Purchaser’s Actuary may reasonably request for the purpose of calculating the Unadjusted Transfer Amount and the Transfer Amount shall be made available promptly to such Actuary.

(ii)           The Vendor hereby warrants to the Purchaser that all such information shall be true, complete and accurate in all material respects as at the date the information is required for the purpose of this Schedule and shall contain no omission material to the calculation of the Transfer Amount or material to any other calculation or determination for the purposes of this Schedule.

(C)           Accuracy of information to be provided to the Actuaries by the Purchaser

(i)            The Purchaser shall procure that all such information in its or the Company’s possession, custody or control as the Vendor’s Actuary or the Purchaser’s Actuary may reasonably request for the purpose of calculating the Unadjusted Transfer Amount and the Transfer Amount shall be made available promptly to such Actuary.

(ii)           The Purchaser hereby warrants to the Vendor that all such information shall be true, complete and accurate in all material respects as at the date the information is required for the purpose of this Schedule and shall contain no omission material to the calculation of the Transfer Amount or material to any other calculation or determination for the purposes of this Schedule.

6.             PAYMENT OF TRANSFER AMOUNT AND EXCESS PAYMENT

(A)          Vendor’s obligations conditional upon Purchaser’s obligations being duly performed

The Vendor’s obligations in this paragraph 6 are conditional upon the Purchaser’s obligations in paragraphs 3 and 4 being duly performed before the Payment Date.

(B)          Vendor to procure payment of Transfer Amount on the Payment Date by the Vendor’s Scheme Trustees

(i)            Subject to paragraph 6(A), the Vendor shall use its reasonable endeavours to procure that on the Payment Date, or such other date as the Vendor and the Purchaser may agree, the Vendor’s Scheme (to the extent that it can lawfully make such payment) shall pay the Transfer Amount to the Purchaser’s Scheme.

(ii)           The payment of the Transfer Amount shall be satisfied by the transfer of a reasonable cross-section of the assets of the Vendor’s Scheme (as agreed by the Vendor’s Scheme and the Purchaser’s Scheme) having a mid-market value on the day before the Payment Date equal to the Transfer Amount.

(iii)          If the Vendor’s Scheme and the Purchaser’s Scheme are unable to agree some or all of the particular assets to be transferred or the mid-market value of any such assets, the payment of the Transfer Amount (or the appropriate part of it) shall be satisfied by the Vendor’s Scheme transferring cash equal in value to that part of the Transfer Amount in respect of which there has been no agreement as to the assets to be transferred less a deduction to reflect dealing costs and advisers’ fees.

(C)          Shortfall

(i)            Subject to paragraph 6(A), if the amount which has been actually transferred (if any) by the Vendor’s Scheme to the Purchaser’s Scheme on or before the Payment Date in respect of the Transferring Members is less (other than by the application of the final sentence of paragraph 6(B)) than the Transfer Amount plus the Deficit Transfer Amount, then the Vendor shall pay to the Purchaser within 5 Business Days after the Payment Date, so far as possible by way of repayment of the consideration payable for the Shares pursuant to this Agreement, a cash sum in US dollars or, if the Vendor and the Purchaser agree, in pounds sterling (the “Gross Shortfall”) calculated according to the formula:

((A-B) + C)

where

A	=	the Transfer Amount plus the Deficit Transfer Amount in pounds sterling;

B	=

the amount in pounds sterling actually transferred on or before the Payment Date multiplied by the Timing Adjustment for the period from and including the date or dates on which such amount was transferred to and excluding the Payment Date;

C	=

the amount representing interest at the Agreed Interest Rate on an amount equal to A - B for the period from and including the Payment Date to and excluding the date on which payment is made under this sub-paragraph, provided that, if ((A – B) + C) exceeds £18 million then ((A – B) + C) shall be deemed to be equal to £18 million and where, unless the Vendor and the Purchaser agree otherwise, once ((A – B) + C) has been calculated in pounds sterling it is converted to US dollars in accordance with paragraph 6(C)(v).

The amount of the Gross Shortfall shall be determined by the Vendor’s Actuary and agreed by the Purchaser’s Actuary or, in default of agreement, be determined under paragraph 9.

(ii)           (a)           If any deduction or withholding is required by law to be made from the payment of the Gross Shortfall, the Vendor shall also be obliged to pay to the Purchaser such sum as will, after such deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(b)           If any Tax Authority brings into charge to Tax (or into any computation of income, profit or gain for the purposes of any charge to Tax) the payment of the Gross Shortfall, then the Vendor shall pay such additional amount to the Purchaser as shall be required to ensure that the Purchaser is placed in the same after Tax position as if the obligation to make payment of the Gross Shortfall had not arisen.

PROVIDED that the Purchaser shall:-

(aa)         use all reasonable endeavours to obtain and utilise, or as the case may be procure the obtaining and utilisation of, any Tax credit, repayment or other Tax benefit which is available to the Purchaser or any other member of the Purchaser’s Group solely as a result of the payment of the Gross Shortfall on the same basis as any other Tax credit, repayment or other Tax benefit which is available to the Purchaser or any other such member; and

(bb)         as soon as practicable after the utilisation in whole or in part of any Tax credit, repayment or other Tax benefit which is available to the Purchaser or any other member of the Purchaser’s Group solely as a result of the payment of the Gross Shortfall, pay to the Vendor by way of further consideration for the Shares an amount in US dollars (such amount to be calculated in accordance with paragraph 6(C)(v)) or, if the Vendor and the Purchaser agree, in pounds sterling equal to the amount of Tax which has been saved by the Purchaser or any other member of the Purchaser’s Group in consequence of utilising in whole or in part such Tax credit, repayment or other Tax benefit.

(iii)          If, after the Payment Date, the Vendor’s Scheme makes any payment in respect of any benefits retained by the Vendor’s Scheme in respect of any Transferring Member the Purchaser shall pay forthwith to the Vendor so far as possible by way of further consideration for the Shares a cash sum in US dollars equal to that payment converted to US dollars in accordance with paragraph 6(C)(v) or, if the Vendor and the Purchaser agree, in pounds sterling, provided that the Vendor shall be required to use its reasonable endeavours to prevent any payment being made by the Vendor’s Scheme where such payment is not legally required.  If the Purchaser does not pay the amount due under the previous sentence within 2 days of the date of the payment in respect of benefits by the Vendor’s Scheme, the Purchaser shall, in addition, pay interest at the Agreed Interest Rate (as well after as before judgment) on the amount due from and including the date on which the payment was made by the Vendor’s Scheme to and excluding the date on which payment actually is made by the Purchaser.

(iv)          Whenever, after the payment by the Purchaser of any amount due under paragraph 6(C)(iii), the Vendor achieves a reduction in its liability to corporation tax as a result of being able to treat a payment of an amount equal to that amount to the Vendor’s Scheme as deductible for corporation tax purposes, the Vendor shall pay to the Purchaser, within 7 days after the Vendor would otherwise have been liable to pay the saved corporation tax, so far as possible by way of repayment of the consideration payable for the Shares pursuant to this Agreement a cash sum in US dollars equal to that corporation tax reduction converted to US dollars in accordance with paragraph 6(C)(v) or, if the Vendor and the Purchaser agree, in pounds sterling.

(v)          For the purposes of this paragraph 6(C), where any monetary sum is expressed in a currency other than US dollars, that amount shall be translated into US dollars at the closing rate of exchange on the last Business Day prior to the date of payment under the relevant provision of this paragraph 6(C) as published by Bloomberg, or, where no such rate of exchange is published in respect of that date, at the rate quoted by Reuters as at close of business on that date.  For these purposes, what constitutes a “Business Day” will be determined by reference to days on which banks are open for business in London (other than solely for trading and settlement in euros), but not taking into account whether banks are open in New York or The Netherlands.

7.             VOLUNTARY FUND

(A)          Meaning of “Voluntary Fund”

In this paragraph 7, the expression “Voluntary Fund” means a fund comprising those voluntary contributions, or the investments or moneys representing them and any income derived from them, in respect of which the entitlements of the members who have paid them are not related to earnings (however defined) but are based on the respective parts of such Voluntary Fund which are attributable to them.

(B)          Voluntary Fund to be disregarded for calculations

Notwithstanding the preceding provisions of this Schedule, if within the Vendor’s Scheme there is a Voluntary Fund, the Voluntary Fund, the benefits payable from it, the contributions payable to it and any transfer payment made from it shall be disregarded for all the preceding provisions of this Schedule.

(C)          Transfer of Voluntary Fund

The Vendor shall nevertheless use its reasonable endeavours to procure that the part of the Voluntary Fund attributable to the Transferring Members in accordance with the provisions of the Vendor’s Scheme is transferred to the Purchaser’s Scheme on the Payment Date.

8.             TRANSFER AMOUNT TO PURCHASE BENEFITS FOR TRANSFERRING MEMBERS

Subject to receipt of the Transfer Amount (as reduced in accordance with the final sentence of paragraph 6(B), if applicable) by the Purchaser’s Scheme (and, where applicable, the payment of the Gross Shortfall by the Vendor under paragraph 6(C)), the Purchaser shall procure that the Purchaser’s Scheme shall provide benefits in respect of the pensionable service (including transfer credits) of each Transferring Member in the Vendor’s Scheme before Completion which are identical to the benefits applying in the Vendor’s Scheme (as in force on the date of this Agreement) in relation to such service.

9.             DISPUTES

(A)          Referral to an independent Actuary

(i)            Any dispute between the Vendor’s Actuary and the Purchaser’s Actuary concerning the determination or agreement of the Transfer Amount or of any other matters to be determined or agreed by them for the purposes of this Schedule shall, in the absence of agreement between them, be referred to an independent Actuary.

(ii)           The independent Actuary shall be nominated jointly by the Vendor and the Purchaser or, failing such nomination, shall be nominated by the President for the time being of The Institute of Actuaries at the instance of the party first applying to him.  If the independent Actuary is unable to agree the terms of his appointment with the Vendor and the Purchase jointly, the terms of his appointment shall be agreed between him and the Vendor.

(B)          Independent Actuary to act as expert and direct payment of costs

The independent Actuary so appointed shall act as an expert and not as an arbitrator.  His decision shall be final and binding.  His costs shall be borne between the Vendor of the one part and the Purchaser of the other part as the independent Actuary may direct.

10.          NO ASSISTANCE TO BE GIVEN BY THE PURCHASER

(A)          No assistance to be given which would result in an amount larger than the Transfer Amount being payable

(i)            The Purchaser undertakes neither to take any action nor to assist, whether directly or indirectly, any person in any manner which would result in the Vendor’s Scheme having to pay a larger amount than the Transfer Amount to the Purchaser’s Scheme.

(ii)           The Purchaser agrees that this undertaking extends to the Purchaser and any other company directly or indirectly controlled or connected with the Purchaser.

(B)          Purchaser’s Scheme trust deed and rules to require Purchaser to approve acceptance of transfer payment

The Purchaser undertakes to the Vendor:

(i)            that on and after the Completion Date the trust deed and rules of the Purchaser’s Scheme will require that the Purchaser must approve the acceptance of any transfer payment to be made by the Vendor’s Scheme to the Purchaser’s Scheme pursuant to the terms of the Transfer Agreement; and

(ii)           that it will not give such approval to the extent that the total payment proposed to be made to the Purchaser’s Scheme by the Vendor’s Scheme exceeds an amount equal to the Transfer Amount for any reason including without limitation any statutory or other requirement that transfer values be of a minimum amount.

11.          CALCULATION OF LIABILITY

In quantifying any liability, damage, cost, claim or expense which either party may incur or sustain arising out of or in connection with the breach by the other of any of the provisions of this Schedule, the parties agree that the Actuarial Assumptions shall be applied as nearly as may be and in default of agreement as to how they should apply, the disagreement shall be resolved in accordance with paragraph 9.

12.          THIRD PARTY RIGHTS

(A)          Certain of the provisions of this Schedule confer a benefit on the persons specifically referred to in that provision (each a “Third Party”) and, subject to paragraph 12(B), are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

(B)          Notwithstanding paragraph 12(A), such provisions may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party.

Annex A:
(The Actuary’s letter)

(referred to in the definition of the Actuary’s Letter in paragraph 1)

SCHEDULE 7
(Form of Tax Covenant)

THIS DEED OF TAX COVENANT is made the           day of                                                        2006

BETWEEN:-

1.               HUNTSMAN PETROCHEMICALS (UK) HOLDINGS, an unlimited company registered in England and Wales under registered number 05411362 whose registered office is at Haverton Hill Road, Billingham, Cleveland TS23 1PS (the “Covenantor”);

AND

2.               SABIC UK PETROCHEMICALS HOLDINGS LIMITED, a company registered in England and Wales under registered number 05947494 whose registered office is at 10 Norwich Street, London, EC4A 1BD (the “Purchaser”);

NOW THIS DEED WITNESSES as follows:-

1.                                     INTERPRETATION

1.1                                In this deed of covenant, unless otherwise specified, the expressions used shall have the meanings ascribed in the Agreement (as defined below). The following expressions shall have the following meanings:-

“Agreement”	means the agreement dated [ ], 2006 between the Covenantor, the Covenantor’s Guarantor, the Purchaser and the Purchaser’s Guarantor for the sale and purchase of the Shares;

“Claim”

means the issue of any notice, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears either that a Tax Liability is to be imposed on the Company or, in the context of Clause 13 (COUNTER COVENANT), that a liability or increased liability to Tax is to be imposed on the Covenantor or any other relevant member of the Covenantor’s Group;

“Covenantor’s Group”	means the Covenantor’s Guarantor and its subsidiaries and subsidiary undertakings from time to time (but excluding the Company);

“Deemed Tax Liability”	has the meaning given in sub-clause 1.3;

“Distribution”	has the meaning given in paragraph 1.4(C);

“Event”

means any transaction, action or omission, including (without limitation) any change in the residence of any person for the purposes of any Tax, the death of any person, and a failure to take any action which would avoid an apportionment or deemed distribution of income (regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution) and shall also include Completion;

“Group Relief”

means:-

(a) relief surrendered or claimed pursuant to Chapter IV of Part X ICTA;

(b) advance corporation tax surrendered or claimed pursuant to section 240 ICTA;

(c) any Tax refund surrendered or claimed pursuant to section 102 Finance Act 1989;

(d) eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163); and

(e) any chargeable gain or allowable loss arising to one company rather than another company as a result of a notional transfer of an asset under section 171A TCGA or a reallocation under section 179A TCGA;

“ICTA”	means the Income and Corporation Taxes Act 1988;

“Income, Profits or Gains”	has the meaning given in paragraph 1.4(A);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this deed;

“Purchaser’s Relief”	means a Relief of the Purchaser or the Company which arises as a result of an Event occurring (or deemed to occur) after Completion or in respect of an accounting period commencing after Completion;

“Relevant Amount”	has the meaning set out in sub-clause 6.4;

“Relevant Company”	in the context of Clause 2, has the meaning set out in sub-clause 2.2, and in the context of Clause 13 (COUNTER COVENANT), has the meaning set out in paragraph 13.1(D);

“Relief”	means any relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax;

“Straddle Period”	means any period of account for Tax purposes which begins before and ends after Completion (and so excluding any such period which begins or ends on the Completion Date);

“Tax”

means all forms of taxation, imposts, duties, levies, social security contributions and rates whether of the United Kingdom or elsewhere including (without limitation) corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, any liability arising under section 601 ICTA, petroleum revenue tax, tax chargeable under section 501A ICTA, capital transfer tax, inheritance tax, national insurance contributions, stamp duty reserve tax, stamp duty, stamp duty land tax, value added tax, duties of customs and excise, insurance premium tax, aggregates levy, climate change levy, landfill tax, local authority rates, and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them, and all other taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net Income, Profits or Gains and taxes on Distributions, receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, charges and interest relating to any of them or to any late or incorrect tax return in respect of any of them, regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in Clause 7 (RECOVERY FROM OTHER PERSONS);

“Tax Assessment”

means any assessment, demand, determination or other similar formal notice of a Tax Liability issued by or on behalf of any Tax Authority by virtue of which the Company or any other person (including, in the context of Clause 13 (COUNTER COVENANT), the Covenantor or any other member of the Covenantor’s Group) either is liable to make a payment of Tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment) and shall also mean any self-assessment made by the Company or any other person (including, in the context of Clause 13 (COUNTER COVENANT), the Covenantor or any subsidiary of the Covenantor) in respect of any amount of Tax which any of them either considers that it is liable to pay or considers that it will, with the passing of time, become liable to pay;

“Tax Liability”	has the meaning given in sub-clause 1.2;

“Tax Refund”	has the meaning given in sub-clause 6.3;

“Tax Warranties”	means the Warranties in the Agreement that relate to Tax (the first being headed “The Accounts and Tax” and the last “Stamp taxes”); and

“TCGA”	means the Taxation of Chargeable Gains Act 1992;

1.2                                references to any “Tax Liability” of the Company shall mean both liabilities of the Company to make actual payments of Tax (or amounts in respect of Tax), and also:-

(A)                              the loss of any right to repayment of Tax which has been treated as an asset of the Company in preparing the Accounts or the setting off of any such right to repayment of Tax against any actual liability to make a payment of Tax in respect of which the Purchaser would, but for that setting off, have been able to make a claim against the Covenantor under this deed;

(B)                                the setting off against Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or against any Tax otherwise chargeable in respect of an Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion of any Relief or any right to repayment of Tax, in each case, which arises as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion in circumstances where, but for such setting off, the Company would have had an actual liability to make a payment of Tax in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed;

(C)                                any liability of the Company pursuant to any agreement or arrangement entered into before Completion to make a payment for, or to repay the whole or part of any payment received for, Group Relief;

(D)                               the loss of a right to a payment or other consideration (taken into account as an asset in the Accounts) for the surrender of Group Relief;

(E)                                 any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax; and

(F)                                 any liability of the Company to make a payment to another company (in connection with a group payment arrangement under section 36 Finance Act 1998 or otherwise) because that other company (not, for the avoidance of doubt, being a member of the Purchaser’s Group) has discharged a liability of the Company to make an actual payment of Tax on or before Completion;

1.3                                in any case falling within any of paragraphs 1.2(A) to 1.2(F), the amount that is to be treated for the purposes of this deed as a Tax Liability of the Company (the “Deemed Tax Liability”) shall be determined as follows:-

(A)                              in the case of a loss or setting off of a right to repayment of Tax falling within paragraphs 1.2(A) or 1.2(B), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in the relevant paragraph;

(B)                                in the case of the setting off of a Relief falling within paragraph 1.2(B) where the Relief was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief;

(C)                                in the case of the setting off of a Relief falling within paragraph 1.2(B) where the Relief was a deduction from or offset against Income, Profits or Gains, the Deemed Tax Liability shall be the amount of Tax which has been saved in consequence of the setting off;

(D)                               in a case which falls within paragraph 1.2(C), paragraph 1.2(E), or paragraph 1.2(F), the Deemed Tax Liability shall be the amount of the liability to make the relevant payment or repayment (disregarding any set-off); and

(E)                                 in a case which falls within paragraph 1.2(D), the Deemed Tax Liability shall be the amount taken into account as an asset in the Accounts;

1.4                                 references to:-

(A)                              “Income, Profits or Gains” shall include development value and any other standard or measure for the purposes of any Tax and shall also include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

(B)                                Income, Profits or Gains (as defined in paragraph 1.4(A)) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

(C)                                any “Distribution” shall include anything which is, or is deemed to be, a dividend or distribution for the purposes of any Tax and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax; and

(D)                               any Distribution as occurring on or before a particular date shall include any Distribution which has fallen due to be made on or before that date for the purposes of any Tax;

1.5                                references to the loss of a right to any payment or other consideration include the loss, nullification, cancellation, non-availability, non-existence or reduction in amount of such a right;

1.6                                 unless otherwise specified:-

(A)                              references to clauses, sub-clauses, paragraphs and sub-paragraphs are to clauses, sub-clauses, paragraphs and sub-paragraphs of this deed;

(B)                                a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)                                references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)                               references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(E)                                 the expression “body corporate” shall have the meaning given in the Companies Act 1985;

(F)                                 a company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

(i)                                      holds a majority of the voting rights in it; or

(ii)                                 is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(iii)                              is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

(G)                                references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)                                references to times of the day are to London time;

(I)                                    headings to clauses are for convenience only and do not affect the interpretation of this deed;

(J)                                   references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(K)                               where interest is to be calculated between two dates or from one date to another date, the interest period shall be from but excluding the first date to and including the second date; and

(L)                                (i)                                    the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)                                 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.                                     COVENANT

Subject to the provisions of Clause 3 (LIMITS ON CLAUSE 2) and Clause 4 (EXCLUSIONS), the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration payable under the Agreement for the Shares) an amount equal to any of the following:-

2.1                                any Tax Liability of the Company arising:-

(A)                              as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax; or

(B)                                in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before the Completion;

2.2                                any Tax Liability of the Company, other than a Tax Liability falling within sub-clause 2.1 above, arising as a consequence of or by reference to any of the following:-

(A)                              the disposal by any Relevant Company of any asset or of any interest in or right over any asset; or

(B)                                the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA; or

(C)                                any Relevant Company ceasing to be resident in United Kingdom for the purposes of any Tax; or

(D)                               any Relevant Company failing to pay the whole of the Tax charged by any Tax Assessment made in respect of that Relevant Company,

and, for the purposes of this sub-clause, the term “Relevant Company” shall mean the Covenantor or any company, other than the Company, that may be treated for the purposes of any Tax as being, or as having at any time been, either a member of the same group of companies as the Covenantor or otherwise associated with the Covenantor;

2.3                                any Tax Liability in respect of any accounting period of the Company ending after the Accounts Date which would not have been payable by the Company but for shadow advance corporation tax being allocated to the Company as a consequence of the Covenantor or any other member of the Covenantor’s Group making a Distribution after the Accounts Date;

2.4                                any Tax Liability of the Company arising as a consequence of or by reference to the writing off of any remaining Intra-Group Balance pursuant to paragraph (g) of Clause 8 (CONDUCT OF BUSINESS BEFORE COMPLETION) of the Agreement;

2.5                                any liability of the Company to make an actual payment of Tax to the extent such liability arises (or, where no Relief or right to repayment of Tax is available to the Company to reduce or eliminate such liability, would have arisen but for the setting off of Group Relief surrendered to the Company by another member of the Purchaser’s Group) as a result of a breach by the Vendor of its undertakings given in relation to capital allowances in paragraph (j) of Clause 17 (VENDOR’S AND VENDOR’S GUARANTOR’S WARRANTIES AND PURCHASER’S REMEDIES) of the Agreement; or

2.6                                any reasonable out-of-pocket legal and accounting costs and expenses reasonably and properly incurred by the Purchaser or the Company in connection either with any such Tax Liability as is mentioned in sub-clauses 2.1 to 2.5 or with any Claim therefor or in taking or defending any action under this deed (not being an action brought by the Covenantor under Clause 13 (COUNTER COVENANT)).

For the purposes of determining any liability of the Covenantor under Clause 2 (COVENANT) of this deed or under the Tax Warranties, an accounting period of the Company shall be deemed to have closed on Completion (if one has not actually closed at such time, pursuant to the exercise by the Covenantor of its right under Clause 15 (CLOSE OF ACCOUNTING PERIOD) or otherwise), and the Company shall be deemed to have made all such elections, claims, surrenders or disclaimers and given all such notices and consents and done all such other things as could have been made, given or done had an accounting period of the Company actually closed on Completion and as the Covenantor may specify in writing and, for the purposes of this paragraph, “specify in writing” shall include any case where the Covenantor provides the Purchaser with a computation for the accounting period deemed by this paragraph to have closed on Completion which indicates the actions that are deemed to have been taken.

3.                                     LIMITS ON CLAUSE 2

The covenant given in Clause 2 (COVENANT) shall not cover any Tax Liability of the Company (and for the purposes of this Clause 3 references to “Tax Liability” shall be deemed also to refer to any costs and expenses within the scope of sub-clause 2.6):-

3.1                                to the extent that provision or reserve in respect of that Tax Liability was made, or that Tax Liability was otherwise taken into account, in the Completion Statement; or

3.2                                to the extent that that Tax Liability arises or is increased as a result only of (i) any increase in rates of Tax; or (ii) any published change in law or practice of, or withdrawal of any extra-statutory concession by, a Tax Authority; or (iii) any change in accountancy practice or principles, being an increase, withdrawal or change made, in any such case, after Completion with retrospective effect; or

3.3                                to the extent that that Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Company at any time after Completion, other than any such transaction, action or omission:-

(A)                              carried out or effected under a legally binding commitment created on or before Completion; or

(B)                                carried out or effected under an obligation imposed by any law, regulation or requirement having the force of law; or

(C)                                taking place with the prior written approval of the Covenantor, or in accordance with the terms of the Agreement or this deed or any document executed pursuant to the Agreement; or

(D)                               carried out or effected in the ordinary course of the trade carried on by the Company as at Completion; or

3.4                                to the extent that that Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser or the Company after Completion to make any election, claim, surrender, disclaimer, notice or consent, or to do any other thing the making, giving or doing of which was taken into account in computing the provision or reserve for Tax in the Accounts and was notified to the Purchaser in writing on or before Completion; or

3.5                                to the extent that that Tax Liability would not have arisen but for the voluntary withdrawal or amendment by the Purchaser or the Company after Completion of any election, claim, surrender, disclaimer, notice or consent in relation to any Relief or of any Tax return made by the Company; or

3.6                                to the extent that that Tax Liability arises by reason of a voluntary disclaimer by the Company after Completion of the whole or part of any allowance to which it is entitled under the Capital Allowances Act 2001 or by reason of the revocation by the Company after Completion of any claim for Relief made (whether provisionally or otherwise) by it prior to Completion; or

3.7                                to the extent that that Tax Liability arises as a result of any changes after Completion in the bases, methods or policies of accounting of the Purchaser or the Company, except where such change is required to comply with the relevant generally accepted accounting principles or accounting standards as they existed at the date of this deed; or

3.8                                to the extent that that Tax Liability has been discharged by the Covenantor, made good by insurers or otherwise compensated for without cost to the Purchaser or the Company; or

3.9                                to the extent that any Income, Profits or Gains to which that Tax Liability is attributable were actually earned or received by or actually accrued to the Company but were not (in either such case) reflected in the Completion Statement; or

3.10                          to the extent that that Tax Liability arises or is increased as a consequence of any failure by the Purchaser or the Company to comply with any of their respective obligations under Clause 5 (TAX RELIEFS), Clause 8 (CLAIMS PROCEDURE), Clause 9 (TAX RETURNS), or sub-clauses 12.8 or 12.9 of Clause 12 (SURRENDER OF GROUP RELIEF); or

3.11                          to the extent that that Tax Liability would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by the Company, being a cessation or change occurring on or after Completion; or

3.12                          to the extent that the Purchaser has made recovery in respect of that Tax Liability by means of a claim for breach of any of the Warranties under the Agreement.

4.                                     EXCLUSIONS

4.1                                Subject to sub-clause 4.2 below, the Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under this deed or under the Tax Warranties in respect of any individual claim (or series of related claims with respect to the same facts or circumstances):

(A)                              for less than US$100,000; and

(B)                              unless and until the aggregate amount of all such claims (taking no account of those referred to in (A) above) exceeds US$500,000.

4.2                                Sub-clause 4.1 above shall not apply in relation to a Tax Liability or a claim for breach of the Tax Warranties that arises:-

(A)                            in the circumstances set out in sub-clause 2.4; or

(B)                              as a consequence of or by reference to the transfer of Tioxide Europe Limited as described in paragraph 1(a) of Schedule 11 to the Agreement.

4.3                                Paragraphs 1(B), 2 and 4 in Schedule 4 (Limitations on liability) to the Agreement shall apply to this deed as if the same had been set out here, mutatis mutandis.

5.                                     TAX RELIEFS

The Purchaser shall, at the direction in writing of the Covenantor, procure that the Company take all such steps as the Covenantor may require to:-

5.1                                use all Reliefs as are available to the Company, other than a Purchaser’s Relief, to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Tax Liability in the manner and to the extent specified by the Covenantor and permitted by law, and to provide to the Covenantor, at the Covenantor’s expense, a certificate from the auditors (for the time being) of the Company confirming that all such Reliefs have been so used;

5.2                                make all such claims and elections specified by the Covenantor in respect of any accounting period of the Company commencing before Completion, including so as to have the effect of reducing or eliminating any such Tax Liability as is mentioned in sub-clause 5.1 or increasing the amount of Group Relief available to be surrendered by the Company, provided that no such claim or election shall require the Company to use any Purchaser’s Relief; and

5.3                                allow the Covenantor to reduce or eliminate any Tax Liability by surrendering, or procuring the surrender by any company other than the Company, of Group Relief to the Company to the extent permitted by law but without any payment being made in consideration for such surrender.

6.                                     OVER-PROVISIONS, RELIEFS, ETC.

6.1                                If the auditors for the time being of the Company shall certify (at the request and expense of the Covenantor) that any provision for Tax in the Completion Statement (excluding any provision for deferred Tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with sub-clause 6.4.

6.2                                If the auditors for the time being of the Company shall certify (at the request and expense of the Covenantor) that any Tax Liability which has resulted in a payment having been made by or becoming due from the Covenantor under this deed has given rise to a Relief for the Company which would not otherwise have arisen and that Relief has reduced or eliminated a liability of the Company or any member of the Purchaser’s Group to make an actual payment of Tax, then the amount of that Relief shall be dealt with in accordance with sub-clause 6.4; provided that if the Relief in question is a deduction from or offset against Income, Profits or Gains, the amount to be so dealt with shall be a sum equal to the amount of Tax saved through the use of that Relief on the basis of the rates of Tax current at the date of the certification made by the auditors under this sub-clause.

6.3                                The Purchaser shall notify the Covenantor as soon as reasonably practicable upon becoming aware of any right to repayment or actual repayment of Tax from any Tax Authority to which the Company is or becomes entitled or which it receives in respect of an Event occurring or period falling prior to Completion (including any repayment attributable to the surrender of Group Relief in respect of a period ending on or before Completion whenever such surrender is effected), where or to the extent that such right or repayment was not included in the Completion Statement as an asset, does not arise from the use of a Purchaser’s Relief, is not a payment or Relief to which Clause 7 (RECOVERY FROM OTHER PERSONS) below applies, and is not paid over or taken into account under any other provision of this deed (a “Tax Refund”) and the amount of any such Tax Refund (whether paid as such or discharged by set off) shall be dealt with in accordance with sub-clause 6.4.

6.4                                Where it is provided under sub-clause 6.1, 6.2 or 6.3 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this sub-clause:-

(A)                              the Relevant Amount shall first be set off against any payment then due from the Covenantor under this deed;

(B)                                to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed and not previously refunded under this Clause 6 up to the amount of such excess; and

(C)                                to the extent that the excess referred to in paragraph 6.4(B) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantor under this deed.

6.5                                Where any such certification as is mentioned in sub-clause 6.1 or 6.2 has been made, the Covenantor or the Purchaser or the Company may (at the expense of the party making the request) request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

6.6                                If the auditors certify under sub-clause 6.5 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause 6.4 as the

Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

7.                                     RECOVERY FROM OTHER PERSONS

If, in the event of any payment becoming due from the Covenantor under Clause 2 (COVENANT), the Company either is immediately entitled at the due date for the making of that payment to recover from any person (not being the Company but including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the Company shall as soon as reasonably practicable notify the Covenantor of its entitlement and shall (if so required by the Covenantor and subject to the Covenantor indemnifying the Purchaser and the Company to their reasonable satisfaction against all costs or expenses which may thereby be incurred and pursuant to such indemnity paying to the Purchaser or the Company within a reasonable period of demand an amount equal to any such costs or expenses as are so incurred) take all reasonable steps to enforce that recovery (keeping the Covenantor informed of the progress of any action taken); and if the Covenantor has made a payment under Clause 2 (COVENANT) in respect of the Tax Liability in question, the Purchaser shall account to the Covenantor for whichever is the lesser of:-

(A)                              any sum so recovered by the Company in respect of that Tax Liability (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof, but less any Tax payable by the Company in respect of that interest); and

(B)                                the amount paid by the Covenantor under Clause 2 (COVENANT) in respect of that Tax Liability.

8.                                     CLAIMS PROCEDURE

8.1                                Upon the Purchaser or the Company becoming aware of a Claim relevant for the purposes of Clause 2 (COVENANT), the Purchaser shall as soon as reasonably practicable give written  details of the Claim to the Covenantor or, as the case may be, shall procure that the Company give written details of that Claim as soon as reasonably practicable to the Covenantor, and (subject to the Covenantor indemnifying the Purchaser and the Company to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which have been incurred thereby and pursuant to such indemnity paying to the Purchaser or the Company within a reasonable period of demand an amount equal to any such losses, costs, damages and expenses as are so incurred) the Purchaser shall further procure that the Company take such action and give such information and assistance in connection with the affairs of the Company as the Covenantor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim;

PROVIDED THAT the Purchaser shall not be obliged to procure that the Company take any action pursuant to this sub-clause 8.1 if:-

(A)                               such action would:-

(i)                                      be unlawful; or

(ii)                                 have a material adverse effect on the business of any member of the Purchaser’s Group (but excluding any effect on such member’s dealings with any Tax Authority);

(B)                                the Covenantor, having been given written details of the Claim in accordance with the preceding provisions of this sub-clause, has not within 15 Business Days thereafter provided instructions in writing to the Company, in accordance with the preceding provisions of this sub-clause, to take that action;

(C)                                in the case of the Covenantor requesting that the Company appeal to the High Court against a decision of the Special Commissioners or the VAT and Duties Tribunal, the Covenantor has not obtained the opinion of leading tax counsel that there is a reasonable prospect that the appeal will succeed;

(D)                               where legal proceedings are started to put the Covenantor into liquidation, administration or receivership or if the Covenantor is otherwise unable to pay its debts as they fall due, the Covenantor fails to secure the Purchaser and the Company to their reasonable satisfaction against any losses, costs, damages or expenses which may be incurred thereby; or

(E)                                 the Covenantor (or the Company before Completion) or any employee or officer of either has acted fraudulently in relation to the Tax Liability which is the subject matter of the Claim, or the circumstances giving rise to such Tax Liability.

8.2                                The actions which the Covenantor may reasonably request under sub-clause 8.1 shall include (without limitation) the Company applying to postpone (so far as legally possible) the payment of any Tax or allowing the Covenantor to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Covenantor takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the Company provide such information and assistance as the Covenantor may reasonably require in connection with the preparation for and conduct of those proceedings.

9.                                     TAX RETURNS

9.1                                The Covenantor or its duly authorised agent shall prepare the Tax returns of the Company for all accounting periods ended on or prior to the Completion Date, to the extent that the same shall not have been prepared before Completion.

9.2                                The Purchaser shall procure that the Company shall cause the Tax returns mentioned in sub-clause 9.1 to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor or its agent all such assistance as may be required to agree those Tax returns with the appropriate authorities;

PROVIDED THAT the Purchaser shall not be obliged to procure that either the Company take any such action as is mentioned in this sub-clause in relation to any Tax return that is not true and accurate in all material respects.

9.3                                The Covenantor or its duly authorised agent shall prepare all documentation and shall deal with all matters (including correspondence) relating to any Tax which concern or affect the Company for all accounting periods ended on or prior to the Completion Date and the Purchaser shall procure that the Company shall afford such access to its books, accounts and records as is necessary and reasonable to enable the Covenantor or its duly authorised agent to prepare those Tax returns and conduct matters relating thereto in accordance with the Covenantor’s rights under this Clause 9.

9.4                                The Covenantor shall procure that:

(A)                              the Purchaser is kept informed of the progress of all Tax matters of the Company dealt with by the Covenantor or its authorised agent in accordance with sub-clause 9.3;

(B)                                the Purchaser receives as soon as reasonably practicable copies of all material written correspondence with any Tax Authority insofar as it is relevant to the Tax affairs of the Company prior to Completion and is dealt with by the Covenantor or its authorised agent in accordance with sub-clause 9.3; and

(C)                                all material correspondence and material documents which the Covenantor intends to submit to the relevant Tax Authority insofar as they are relevant to the Tax affairs of the Company prior to Completion are submitted to the Purchaser for comments and that due consideration shall be given to such reasonable comments as the Purchaser or its duly authorised agent may make within 15 Business Days of receipt.

9.5                                Subject to the following provisions of this Clause 9, the Purchaser or its duly authorised agent shall have the responsibility for and the conduct of preparing, submitting, negotiating and agreeing with the relevant Tax Authority, all Tax computations and Tax returns of the Company for the Straddle Period and all other accounting periods ending after Completion.

9.6                                If Completion occurs before 31 December 2006, the Purchaser shall submit to the Covenantor for comments any Tax computation, Tax return, correspondence or other documentation concerning the Tax affairs of the Company relating to the Straddle Period at least one month before its intended submission to a Tax Authority and procure that its final form contains such alterations as the Covenantor may reasonably and within 15 Business Days of receipt require by written notice to the Purchaser, and shall in particular procure that, to the extent permitted by law, the Company promptly makes such claims or disclaimers in relation to capital allowances for the Straddle Period (and any related alteration in the amount of Group Relief that it claims for the Straddle Period) as the Covenantor may specify in writing and, for the purposes of this sub-clause, “written notice” and “specify in writing” shall include any case where the Covenantor provides the Purchaser with a computation for the Straddle Period indicating the alterations, claims or disclaimers that are required to be made; PROVIDED THAT the Purchaser shall not be obliged to make any such alterations in relation to any Tax return if as a result such Tax return would not be true and accurate in all material respects AND FURTHER PROVIDED THAT the Purchaser shall not be obliged to procure that the Company makes any claim in relation to capital allowances specified by the Covenantor if the Vendor is in breach of its undertakings given in relation to capital allowances in paragraph (j) of Clause 17 (VENDOR’S AND VENDOR’S GUARANTOR’S WARRANTIES AND PURCHASER’S REMEDIES) to the Agreement or would be in breach of such undertakings if such claim were made.

9.7                                If Completion occurs after 31 December 2006, the Purchaser shall submit to the Covenantor for comments any Tax return, Tax computation, correspondence or other documentation concerning the Tax affairs of the Company relating to the Straddle Period which it intends to submit to a Tax Authority and take into account all such reasonable comments as the Covenantor or its duly authorised agent may make within 15 Business Days of receipt and if the Covenantor shall fail to comment within such time, the Purchaser or its duly authorised agent shall be entitled to submit the relevant Tax return, Tax computation, correspondence or documentation to the relevant Tax Authority without further reference to the Covenantor.

9.8                                The Purchaser shall deliver to the Covenantor copies of all correspondence between a member of the Purchaser’s Group (or an agent for such a member) and any Tax Authority concerning the Tax affairs of the Company relating to the Straddle Period and any earlier accounting periods, delivery to be effected as soon as practicable after despatch, or as the case may be, receipt.

9.9                                Nothing done by the Company pursuant to this Clause 9 shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this deed in respect of any such Tax Liability as is mentioned in Clause 2 (COVENANT).

10.                              DUE DATE OF PAYMENT

10.1                          Where the Covenantor becomes liable to make any payment under this deed, the due date for the making of that payment (in cleared funds) shall be:-

(A)                              in a case that involves an actual payment of Tax by the Company, the date falling two Business Days before the last date on which the Company would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Covenantor’s liability under this deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or

(B)                                in any other case, the date falling five Business Days after the date when the Covenantor have been notified by the Company or the Purchaser that the auditors for the time being of the Company have certified, at the request of the Purchaser or the

Company, that the Covenantor has a liability for a determinable amount under Clause 2 (COVENANT).

10.2                          If any payment required to be made by the Covenantor under this deed is not made by the due date for the making thereof, then, except to the extent that the Covenantor’s liability under Clause 2 (COVENANT) compensates the Purchaser for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the Agreed Rate on the basis of a 365-day year and actual days elapsed, and to accrue daily (but without compounding).

11.                              DEDUCTIONS FROM PAYMENTS, ETC.

11.1                          All sums payable by the Covenantor to the Purchaser under this deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

11.2                          If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause 11.1, the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.3                          If any sum payable by the Covenantor to the Purchaser under this deed (other than interest under Clause 10 (DUE DATE OF PAYMENT) shall be subject to a Tax liability in the hands of the Purchaser, the Covenantor shall be under the same obligation to make an increased payment in relation to that Tax liability as if the liability were a deduction or withholding required by law.

11.4                          If the Purchaser has assigned the whole or part of the benefit of this deed, then sub-clauses 11.2 and 11.3 shall only apply to the extent that the Covenantor would have been obliged to make such payment or payments had no such assignment occurred.

11.5                          If the Purchaser receives a credit for or refund of any Tax by reason of any deduction or withholding for or on account of Tax in respect of payments made under this deed it shall reimburse to the Covenantor such part of such additional amounts paid to it pursuant to this sub-clause 11.2 and 11.3 above as the Purchaser certifies to the Covenantor will leave it (after such reimbursement) in no better and no worse position than it would have been if the Covenantor had not been required to make such deduction or withholding.

12.                              SURRENDER OF GROUP RELIEF

12.1                          The Purchaser shall procure that the Company shall surrender (to the extent permitted by law) to the Covenantor or to such other member of the Covenantor’s Group as the Covenantor may specify all such Group Relief as the Covenantor may at its sole discretion direct in writing in respect of the Straddle Period and any prior accounting period of the Company.

12.2                          The Purchaser hereby undertakes that it shall, and shall procure that the Company will, use all reasonable endeavours to procure that full effect is given to the surrenders to be made under sub-clause 12.1 and that such surrenders are allowed in full by HM Revenue & Customs and (without prejudice to the generality of the foregoing) the Purchaser shall procure that the Company shall sign and submit to HM Revenue & Customs all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this Clause 12.

12.3                          In consideration of each of the surrenders to be made under sub-clause 12.1, the Covenantor shall pay to the Company or, as the case may be, shall procure that the relevant member of the Covenantor’s Group shall pay to the Company a sum equal to the amount of corporation Tax from which the relevant claimant company has been relieved by virtue of that surrender being validly and effectively made; PROVIDED THAT the provisions of this sub-clause shall not have effect if and to the extent that payment in respect of any such surrender has been made on the basis specified in the foregoing provisions of this sub-clause on or before the date of this deed.

12.4                          Any sum payable under sub-clause 12.3 shall be paid on the date on which any corporation Tax chargeable on the taxable profits of the relevant claimant company for the accounting period to which the relevant surrender relates becomes due and payable (or would have become due and payable had the Company incurred any liability to corporation Tax in respect of that accounting period).

12.5                          In the event that any payment is made in accordance with the foregoing provisions of this Clause 12 in respect of any surrender of Group Relief made under sub-clause 12.1 and corporation Tax falls nevertheless to be charged in respect of the taxable profits that the relevant surrender was intended to relieve from such Tax (whether as a result of HM Revenue & Customs refusing to allow Group Relief or subsequently withdrawing Group Relief in respect of the relevant surrender or for any other reason whatsoever), the Purchaser shall procure that the Company shall forthwith repay to the Covenantor or to the relevant member of the Covenantor’s Group either the sum previously paid in respect of the relevant surrender in accordance with the foregoing provisions of this Clause 12 or, as the case may be, such part of that sum as is attributable to the element of the surrender that did not have the effect of relieving from corporation Tax the taxable profits intended to be relieved by virtue of that surrender.

12.6                          The Purchaser shall pay to the Covenantor by way of an adjustment to the consideration payable under the Agreement for the Shares an amount equal to the payment required to be made by the Covenantor or other member of the Covenantor’s Group pursuant to sub-clause 12.3 on the same date that such payment is made.

12.7                          The Covenantor shall pay to the Purchaser by way of an adjustment to the consideration payable under the Agreement for the Shares an amount equal to any payment required to be made by the Company pursuant to sub-clause 12.5 on the same date that such payment is made.

12.8                          The Purchaser shall procure that the Company shall claim (to the extent permitted by law) from the Covenantor or from such member of the Covenantor’s Group as the Covenantor may specify such Group Relief as the Covenantor may at its sole discretion direct in writing in respect of the Straddle Period and any prior accounting period of the Company provided that nothing in this sub-clause or sub-clause 12.9 shall require the Company to make any payment in consideration for such surrender.

12.9                          The Purchaser hereby undertakes that it shall, and shall procure that the Company will, use all reasonable endeavours to procure that full effect is given to the claims to be made under sub-clause 12.8 and that such claims are allowed in full by HM Revenue & Customs and (without prejudice to the generality of the foregoing) the Purchaser shall procure that the Company shall sign and submit to HM Revenue & Customs all such claims and other documents and returns as may be necessary to secure that full effect is given to sub-clause 12.8.

13.                              COUNTER COVENANT

13.1                          The Purchaser covenants with the Covenantor to pay to the Covenantor an amount equal to any of the following:-

(A)                              any liability or increased liability to Tax of the Covenantor or any other member of the Covenantor’s Group which arises as a result of or by reference to any reduction or disallowance of Group Relief validly surrendered by the Company that would otherwise have been available to the Covenantor or other member of the Covenantor’s Group where and to the extent that such reduction or disallowance occurs as a result of or by reference to:-

(i)                                    any total or partial withdrawal effected by the Company after Completion of any surrender of Group Relief validly made;

(ii)                                 any total or partial disclaimer made by the Company after Completion of any capital allowances available to the Company in respect of the Straddle Period or any prior accounting period; or

(iii)                              any breach by the Purchaser of its obligations under Clause 9 (TAX RETURNS)

save where any such withdrawal or disclaimer as is referred to in sub-paragraphs (i) and (ii) above is made at the express written request, or with the express written approval, of the Covenantor;

(B)                                any liability or increased liability to Tax of the Covenantor or any member of the Covenantor’s Group which arises as a result of or by reference to the making or giving or the amendment by the Purchaser or the Company at any time after Completion of any election, claim, surrender, disclaimer, notice, consent, or any Tax return, in each case, validly made, given or completed and relating wholly or partly to the Straddle Period or any prior accounting period, save where any such action is made at the express written request, or with the express written approval, of the Covenantor;

(C)                                the liability of any member of the Covenantor’s Group to make a payment of VAT (including, without limitation, interest and penalties) which arises as a result of the Company being in a group for the purposes of any VAT with a member of the Covenantor’s Group after Completion;

(D)                               any liability or increased liability to Tax of the Covenantor or any member of the Covenantor’s Group which arises as a consequence of or by reference to any of the following occurring or being deemed to occur at any time after Completion:-

(i)                                    the disposal by any Relevant Company of any asset or of any interest in or right over any asset;

(ii)                                 the making by any Relevant Company of any such payment or deemed payment as constitutes a chargeable payment for the purposes of section 214 ICTA;

(iii)                              any Relevant Company ceasing to be resident in the United Kingdom for the purposes of any Tax; or

(iv)                             the effecting by any Relevant Company of any such payment or transfer of assets as constitutes the receipt by another person of an abnormal amount by way of dividend (as defined in section 709 ICTA); or

(v)                                any Relevant Company failing to pay the whole of the Tax charged by any Tax Assessment made in respect of that Relevant Company where (and to the extent that) the liability for that Tax arises in circumstances such that the Purchaser would not have been entitled to make a claim against the Covenantor under Clause 2 (COVENANT) of this deed in respect of that Tax had it been paid by the Relevant Company, and, for the purposes of this paragraph, the term “Relevant Company” shall mean the Purchaser or the Company and any other company which is, or has at any time been, treated for the purposes of any Tax as being a member of the same group of companies as the Purchaser or as being associated with the Purchaser; and

(E)                                 any reasonable out-of-pocket legal and accounting costs and expenses reasonably and properly incurred by the Covenantor or any member of the Covenantor’s Group in connection with any such liability or increased liability to Tax (or Claim therefor) as is referred to in paragraphs (A) to (D) above of this sub-clause 13.1 or in taking any action under this Clause 13.

13.2                          (A)                              Upon the Covenantor becoming aware of a Claim relevant for the purposes of sub-clause 13.1, the Covenantor shall as soon as reasonably practicable give written notice of that Claim to the Purchaser, and the Covenantor shall or, as the case may be, shall procure that any relevant member of the Covenantor’s Group (if the Purchaser shall indemnify the Covenantor and any relevant member of the Covenantor’s Group to the Covenantor’s reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Covenantor or any relevant member of the Covenantor’s Group as the Purchaser may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim; PROVIDED THAT the Covenantor shall not be obliged to appeal against any Tax Assessment or to procure that any member of the Covenantor’s Group appeals against any Tax Assessment if:

(i)                                    the Purchaser, having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, has not within 15 Business Days thereafter provided instructions in writing to the Covenantor or the relevant member of the Covenantor’s Group, in accordance with the preceding provisions of this sub-clause, to make that appeal; or

(ii)                                 the actions requested by the Purchaser are unlawful.

(B)                              The actions which the Purchaser may reasonably request under paragraph 13.2(A) shall include (without limitation) the Covenantor or any relevant member of the Covenantor’s Group applying to postpone (so far as legally possible) the payment of any Tax or allowing the Purchaser to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Purchaser takes on or takes over the conduct of proceedings, the Covenantor shall provide or shall procure that any relevant member of the Covenantor’s Group shall provide such information and assistance as the Purchaser may reasonably require in connection with the preparation for and conduct of those proceedings.

13.3                          (A)                              Where the Purchaser becomes liable to make any payment under sub-clause 13.1, the due date for the making of that payment shall be the date falling two Business Days before the last date on which the Covenantor or, as the case may be, any relevant member of the Covenantor’s Group would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Purchaser’s liability under sub-clause 13.1 in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of Tax.

(B)                              If any payment required to be made by the Purchaser under sub-clause 13.1 is not made by the due date for the making thereof, then, except to the extent that the Purchaser’s liability under sub-clause 13.1 compensates the Covenantor for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the Agreed Rate on the basis of a 365-day year and actual days elapsed, and to accrue daily (but without compounding).

13.4                          (A)                              All sums payable by the Purchaser to the Covenantor under this Clause 13 shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(B)                              If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in paragraph 13.4(A), the Purchaser shall be obliged to pay to the Covenantor such sum as will, after the deduction or withholding has been made, leave the Covenantor with the same amount as they would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(C)                              If any sum payable by the Purchaser to the Covenantor under this Clause 13 (other than interest under paragraph 13.3(B)) shall be subject to a liability to Tax in the hands of the Covenantor, the Purchaser shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

14.                              TAX GROUPS

14.1                          The Covenantor and the Purchaser shall make all reasonable efforts to ensure that insofar as the Company is treated as a member of the same group as a member of the Covenantor’s Group for the purposes of any Tax at Completion it ceases to be so treated with effect from a time no later than Completion.

14.2                          The Covenantor shall ensure that the nominated company of any group payment arrangement under section 36 Finance Act 1998 to which the Company is a party on or before Completion exercises its rights to apportion and re-apportion payments under the arrangement so far as possible to secure that Tax Liabilities of the Company for which recovery would otherwise be available under this deed (disregarding the provisions of Clause 4 (EXCLUSIONS)) are discharged in time and in full.

14.3                          The Covenantor shall ensure that any amount of surplus shadow ACT allocated or reallocated to the Company for the purposes of The Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358) is as small as possible and, where appropriate, reallocate it so that the amount allocated to the Company is as small as possible.

14.1                          The Covenantor covenants with the Purchaser that, if Tioxide Europe Limited as representative member of the Covenantor’s value added tax group is entitled to be paid by HM Revenue & Customs the amount of any credit for input tax (where no output tax is due) or the amount by which any credit for input tax exceeds the relevant output tax (in either case, the “Credit”) in respect of any supply of goods or services made to the Company or any importation or acquisition made by the Company (in either case, before the date on which the Company ceases to be a member of the Covenantor’s value added tax group and after Completion), the Covenantor shall pay to the Company a sum equal to the Credit within five Business Days of receipt of the benefit thereof

15.                              CLOSE OF ACCOUNTING PERIOD

If requested in writing by the Covenantor at least 15 Business Days prior to the last date on which notice may be given to the registrar of companies to specify a new accounting reference date having effect in relation to an accounting period of the Company commencing after 31 December 2005 but prior to the Completion Date, the Purchaser shall procure that the Company takes all necessary actions within the time period required by law in order to close at any time on or prior the Completion Date an accounting period of the Company commencing after 31 December 2005 but prior to the Completion Date.

16.                              RIGHTS OF THIRD PARTIES

The provisions of Clauses 12 (SURRENDER OF GROUP RELIEF) and 13 (COUNTER COVENANT) confer a benefit on members of the Covenantor’s Group (each, a “Third Party”) and, subject to the remaining terms of those Clauses and this Clause 16, are intended to be enforceable by each such Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.  The parties do not intend that any term of this deed, apart from the provisions specifically referred to in this Clause 16, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this deed.  Notwithstanding the provisions of this Clause 16, this deed may be amended or varied in any way and at any time by the parties to the deed without the consent of any person who is not a party to this deed.

17.                              GENERAL

The provisions of Clauses 26 (REMEDIES, WAIVERS AND INDEMNIFICATION), 28 (NO ASSIGNMENT), 29 (FURTHER ASSURANCE), 31 (NOTICES), 32 (ANNOUNCEMENTS), 33 (CONFIDENTIALITY), 35 (COUNTERPARTS), 36 (INVALIDITY), 37 (GOVERNING LAW) and 38 (JURISDICTION) of the Agreement shall apply to this deed as if the same had been set out here, mutatis mutandis.

IN WITNESS whereof this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by	)
HUNTSMAN PETROCHEMICALS (UK) HOLDINGS	)
acting by:	)

Executed as a deed by	)
SABIC UK PETROCHEMICALS HOLDINGS	)
LIMITED	)
acting by:

DATED [                    ], 2006

HUNTSMAN PETROCHEMICALS (UK) HOLDINGS                               (1)

and

SABIC UK PETROCHEMICALS HOLDINGS LIMITED                             (2)

DEED OF TAX COVENANT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(WNCW/LXK)

CE061400011

SCHEDULE 9
(Environmental Covenant)

PART A

INTERPRETATION

1.1           In this Schedule 9:

1999 Closing means Closing as defined under the Contribution Agreement;

2006 Completion means Completion under this Agreement;

Agreed Demolition means demolition and/or decommissioning carried out in accordance with Part G;

Agreed Demolition Completion means in relation to an Agreed Demolition Unit the date of completion of decommissioning (to the extent not complete on or prior to the date of 2006 Completion) and/or demolition in relation to that Agreed Demolition Unit in accordance with Part G;

Agreed Demolition Completion Date means in relation to an Agreed Demolition Unit the earlier of the date of completion of Agreed Demolition or the seventh anniversary of 2006 Completion;

Agreed Demolition Liabilities means a liability arising as provided for in paragraph 19.11(b) of Part G under Future Environmental Law as in force as at the date of Agreed Demolition Completion;

Agreed Demolition Procedures means the procedures set out in Part G;

Agreed Demolition Unit means the units or sub-units as applicable identified in Part K;

Agreed Demolition Work Plan means the work plan as provided for in paragraph 19.3 of Part G;

Benzene Spillage means the loss of containment incident at Tank N903F of Jetty 1A in March 2001 resulting in approximately 100 tonnes of Benzene Heartcut entering the ground and watercourse;

Closed Site Liabilities means any Losses arising from soil or groundwater contamination only under Future Environmental Law in respect of any property owned, or occupied by the Company at 2006 Completion at which business operations, industrial processes or other uses carried on at any time prior to 2006 Completion have as at 2006 Completion permanently ceased (“Closed Sites”);

Contribution Agreement means the Contribution Agreement in respect of the contribution of the Polyurethanes, Tioxide, Relevant Petrochemicals and PO/MTBE businesses to Huntsman ICI Holdings, LLC made between Imperial Chemical Industries plc, Huntsman Speciality Chemicals Corporation, Huntsman ICI Holdings, LLC and Huntsman ICI Chemicals, LLC and dated as of 15 April 1999 (as amended by Amending Agreements dated 4 and 30 June 1999 and by a further Amending Agreement dated 30 June 1999);

Criteria means:

(a)                                  the nature of the legal obligation which has been or which may be breached or the legal liability which has or may have arisen or may arise;

(b)                                 the legal powers and remedies available to the Governmental Authority or third party to bring Environmental Proceedings (including any limitations on those powers);

(c)                                  the likelihood of Environmental Proceedings being commenced and successfully completed by a Governmental Authority or third party acting under Environmental Law;

(d)                                 the likelihood of a notice, order or requirement to carry out Remedial Action falling on any Protected Person, the Vendor and/or any member of the Vendor’s Group as the case may be;

(e)                                  in relation to soil or groundwater contamination, the nature and extent of the impact or risk of impact to the Environment; and

(f)                                    the costs and benefits of carrying out the proposed Remedial Action (where applicable) (including the consequences of not carrying out the proposed Remedial Action at that time);

Conduct Party means the party having the conduct of Environmental Proceedings, Remedial Action and any other matter the subject of a notice given pursuant to paragraph 9.1 only;

Default Payment means the payment made on the basis set out in Part E;

Discovery Window means the period commencing on 2006 Completion and expiring on the second anniversary of 2006 Completion;

Discovery Window Contamination means soil or groundwater contamination (but excluding any Sealed Structure Contamination) resulting from a Discovery Window Defect including any subsequent migration leaking or escape of any such contamination, subject to the Purchaser having remedied the relevant Discovery Window Defect as provided for in paragraph 22.5;

Discovery Window Defect means any fracture, crack, leak or other defect related to containment or integrity (“Relevant Defect”) in a pipe, drain, sump, interceptor or other item of plant or equipment designed to contain liquid or other materials at the relevant Property which is discovered by the relevant Protected Person during the Discovery Window and is deemed in accordance with paragraph 22.3 and 22.4 to have arisen prior to 2006 Completion;

Disposal to Off-Site Landfills means the presence of Hazardous Materials or Waste prior to 2006 Completion in, at or under and (if present prior to 2006 Completion) at any time before or thereafter, migrating, escaping, leaking or emanating from:

(a)                                 any off-site facility or property which prior to 2006 Completion but not thereafter was used in whole or in part as a landfill site for the disposal of Hazardous Materials or Waste from any Property by the Acquired Business (including such businesses as it may have carried on at any time prior to 2006 Completion and any predecessor of any such businesses) (Closed Off-Site Landfills); and

(b)                                any off-site facility or property which prior to 2006 Completion and thereafter was used in whole or in part as a landfill site for the disposal of Hazardous Materials or Waste from any Property by the Acquired Business (including such businesses as it may have carried on at any time prior to 2006 Completion and any predecessor of such businesses) provided that this sub-paragraph (b) applies in relation to such use prior to 2006 Completion only (On-going Disposal Sites);

Emergency means in respect of Pre-2006 Completion Soil or Groundwater Contamination only (including, for the avoidance of doubt, Pre-2006 North Tees Soil and Groundwater Contamination, the Benzene Spillage and Sealed Structure Contamination), a fire, explosion, act of God or flood or other sudden and catastrophic event where such an event would result in significant Environmental Losses or would significantly increase Environmental Losses;

Environment means all or any of the following media, namely air (excluding media within buildings or other natural or man made structures above or below ground), water or land and any living organisms or systems supported by those media;

Environmental Law means any applicable statutes, subordinate legislation and other laws (including common law and any contractual obligations), rules, regulations, orders, ordinances, judgments or injunctions and codes of practice, guidance notes and judicial and administrative interpretation of each of the foregoing each as is valid and enforceable on the relevant Protected Person at 2006 Completion (or, in relation to contractual obligations or liabilities, after 2006 Completion as a direct consequence of the 2006 Completion of the transactions provided for in this Agreement) each as relate to Pre-2006 Completion Environmental Conditions (including, for the avoidance of doubt, the Control of Major Accident Hazards (Amendment) Regulations 2005).  For the avoidance of doubt, any enactment or statutory provision being an Environmental Law is as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment, but only insofar as such amendment, consolidation or re-enactment of such legislation does not increase the liability of the Vendor under this Schedule 9;

Environmental Losses means all fines, penalties, damages, losses, liabilities, costs and expenses (including reasonable professional and consultants’ fees) (“Losses”) incurred under or to the extent necessary to comply with Environmental Proceedings or a settlement or agreement as referred to in paragraph 4.2(b) or an Emergency as provided for in paragraph 10.1(b) (but excluding indirect, consequential or incidental Losses (including any loss of anticipated profits or revenue and costs attributable to the loss of use or business interruption or disruption (“Indirect Losses”) provided that Losses shall not be Indirect Losses merely because they arise or are imposed under contract law);

Environmental Permit means any Permit under Environmental Law;

Environmental Proceedings means any criminal, civil, judicial, regulatory or administrative proceeding, suit or claim of any Governmental Authority or third party or Final notice, order or requirement of any Governmental Authority or third party in each case under Environmental Law or Future Environmental Law in the case of Pre-2006 Completion Protected Matters, Pre-2006 North Tees Soil or Groundwater Contamination, the Benzene Spillage, Sealed Structure Contamination or Agreed Demolition Liabilities;

Excluded Issues means the matters set out in Part L;

Final means, in relation to a notice, order or requirement that it is binding and is either not capable of appeal, review or challenge, or there is no reasonable prospect of a successful appeal, review or challenge;

Former Sites means any property not owned, occupied or used in connection with the Company, but formerly so owned, occupied or used (excluding the part of the System 97 benzene pipeline between the North Tees Site and the Wilton Site which is the subject of an asset purchase agreement due to be completed on or prior to 2006 Completion), and including in connection with the businesses of the Company as they may have been carried on at any time prior to 2006 Completion and any predecessor of any such businesses;

Former Sites Liabilities means any Losses under Future Environmental Law arising from the occupation, ownership or use by the Company (including in connection with the businesses of the Company as it may have been carried on at any time prior to 2006 Completion and any predecessor of any such businesses) of any Former Sites;

Further Protected Person Basis means in relation to a claim that it is made by the relevant member of the Vendor’s Group on the basis of the relevant Protected Person being a Further Protected Person within the meaning of paragraph 16.1 of Part A of Schedule 14 of the Contribution Agreement;

Future Environmental Law means all applicable statutes, subordinate legislation and other local laws (including the common law and any contractual obligations), rules, regulations, orders, ordinances, judgments or injunctions and codes of practice, guidance notes and judicial and administrative interpretation of each of the foregoing each as is valid and enforceable on the relevant Protected Person, the Vendor and/or any member of the Vendor’s Group as the case may be from time to time each as they relate to Pre-2006 Completion Protected Matters, Pre-2006 Completion North Tees Soil or Groundwater Contamination, the Benzene Spillage, Sealed Structure Contamination or Agreed Demolition Liabilities;

Governmental Authority means any governmental agency, regulatory body, court of law or tribunal with jurisdiction under Environmental Law or in the case of Pre-2006 Completion Protected Matters, Pre-2006 Completion North Tees Soil or Groundwater Contamination, the Benzene Spillage, Sealed Structure Contamination or Agreed Demolition or in relation to paragraphs 8.1(b) and 11.1(a), Future Environmental Law;

Halo Default means any of the matters referred to in paragraphs 17.1 (a) to (e);

Halo Default Payment means a Default Payment made on grounds other than ICI Insolvency;

Hazardous Materials means a substance which alone or in combination with other things is or are capable of causing significant harm or damage to property or to man or to the Environment or which are specified to be hazardous under Environmental Law or Future Environmental Law;

High Likelihood has the meaning given in 8.1 below;

ICI means Imperial Chemical Industries PLC;

ICI Indemnity means the indemnities given by ICI in Part A of Schedule 14 of the Contribution Agreement;

ICI Insolvency means the failure of ICI to pay under the ICI Indemnity in accordance with the terms of the ICI Indemnity as a consequence of ICI going into liquidation, or having an administrator appointed, or having a receiver appointed in respect of all or a material part of its assets, or becoming subject to a company voluntary arrangement or scheme of arrangement or other compromise of unsecured liabilities, or becoming liable to be found to be unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986, or being dissolved, or becoming subject to any similar or analogous procedure in any part of the world, except (in any such case) where such procedure is discharged without any material diminution in the assets available for unsecured creditors and with no effect on the rights of actual or contingent creditors to maintain claims;

ICI Insolvency Default Payment means a Default Payment resulting from ICI Insolvency;

Investigative Works means inspections, investigations, assessments, audits, sampling or monitoring;

LDPE Plant means the logistics facility and plant buildings currently under construction and which are contracted to complete by 31 July 2007 and 12 October 2007 respectively and which are comprised in the land registered at the Land Registry under title CE187405;

North Tees Site means the land and building comprised in and registered at the Land Registry under title numbers CE149853, CE149852, CE149851, CE28188 and CE35160;

Off Site Third Party Negligence means any soil or groundwater contamination attributable in whole or in part to, arising from or increased by the negligent acts or omissions after 2006 Completion of any third parties:

(a)                                  in relation to soil and groundwater contamination existing or migrating, leaching or escaping after 2006 Completion at or from the North Tees Site; and

(b)                                 to the extent that such acts or omissions occur off site and are attributable to Pre-2006 Completion Soil or Groundwater Contamination the presence of which was caused by any acts or omissions of the Vendor or a member of the Vendor’s Group and not (for the avoidance of doubt) any third party;

Permit means any permit, authorisation, licence, permission, consent or approval issued by a Governmental Authority acting lawfully;

Pie-Crust Leases means the three leases referred to in the title number CE149853, CE149852 and CE149851 each dated 30 June 1999 and made between ICI Chemicals Polymers Limited (1) and Huntsman ICI Petrochemicals (UK) Limited (2) and demised for a term of 99 years from 30 June 1999 (subject to early determination as therein appearing), which expression includes all consents, licences, approvals or other instruments made under or supplemental to such leases, whether varying them or not and made before the date of this Agreement;

Post-1999 Completion North Tees Soil or Groundwater Contamination means any Pre-2006 North Tees Soil or Groundwater Contamination first arising after 1999 Closing;

Post-2006 Completion Counter Indemnity means the indemnity contained in paragraph 18.1 below;

Post-2006 Completion Environmental Conditions means:

(a)                                  any soil or groundwater contamination first in, at, on or under any Property after 2006 Completion (other than Discovery Window Contamination or Sealed Structure Contamination); or

(b)                                 the exposure of employees, contractors, agents or licensees to any Hazardous Materials first in existence at, on, over or under any Property after 2006 Completion; or

(c)                                  any post-2006 Completion breach of or non-compliance with Future Environmental Law or Environmental Permits except to the extent resulting from Pre-2006 Completion Environmental Conditions, which is in any case increased, exacerbated, enhanced, caused or permitted as a result of circumstances occurring after 2006 Completion as the result of any act or omission of the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees of the same); or

(d)                                 any post-2006 Completion migrating, leaching or escaping of any Pre-2006 Completion Soil or Groundwater Contamination to the extent attributable in whole or in part to, arising from or increased by the negligent acts or omissions or any spillages after 2006 Completion of or by the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees) or third parties (except Off Site Third Party Negligence) or the carrying out or failure to carry out routine maintenance by the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees) or third parties (except Off Site Third Party Negligence), but not including a failure to carry out routine maintenance in relation to a Discovery Window Defect prior to its discovery or a failure to remove a Sealed Structure;

Pre-2006 Completion Environmental Conditions means the following:

(a)                                  in relation to the Properties soil or groundwater contamination existing at or migrating, leaching or escaping from any such Property at or prior to 2006 Completion including any subsequent migration leaking or escape of any such Pre-2006 Completion contamination and also deemed to include Discovery Window Contamination (Pre-2006 Completion Soil or Groundwater Contamination);

(b)                                 the exposure of employees, contractors, agents or licensees to any Hazardous Materials prior to 2006 Completion as the result of their work for the Acquired Business, or their presence on any property at any time used, occupied or owned in connection with the Acquired Business including in connection with any such businesses as they may have been carried on at any time prior to 2006 Completion and any predecessor of any such businesses (Pre-2006 Completion Health and Safety Issues);

(c)                                  any Pre-2006 Completion breach of or non-compliance with Environmental Law or Environmental Permits, except for the Excluded Issues set out at Part L of this Schedule 9 (Pre-2006 Completion Compliance Issues);

excluding in each case any Post-2006 Completion Environmental Conditions;

Pre-2006 Completion Protected Matters means:

(a)                                  Former Sites Liabilities;

(b)                                 Closed Sites Liabilities;

(c)                                  Disposal to Off-Site Landfills;

Pre-2006 North Tees Soil or Groundwater Contamination means in relation only to soil or groundwater contamination at or from the North Tees Site soil or groundwater contamination existing at or migrating, leaching or escaping from any such Property at or prior to 2006 Completion including any subsequent migration leaking or escape of any such contamination and also deemed to include Discovery Window Contamination, other than any soil or groundwater contamination to the extent attributable in whole or in part to, arising from or increased by the negligent acts or omissions or any spillages after 2006 Completion of or by the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees) or third parties (except Off Site Third Party Negligence) or the carrying out or failure to carry out routine maintenance by the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees) or third parties (except Off Site Third Party Negligence), but not including a failure to carry out routine maintenance in relation to a Discovery Window Defect prior to its discovery;

Pre-1999 Matters  means “Protected Matters”; “Pre-Closing Environmental Conditions”; (each as defined in Part A of Schedule 14 of the Contribution Agreement) and Pre-1999 North Tees Soil and Groundwater Contamination;

Pre-1999 North Tees Soil or Groundwater Contamination means North Tees Soil and Groundwater Contamination as defined in Part A of Schedule 14 of the Contribution Agreement;

Protected Person means the Company and any member of the Purchaser’s Group from time to time;

Reasonable and Prudent Operator means a person exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator in substantial compliance with all applicable laws engaged in the same type of undertaking in the same locality and under the same or similar circumstances and conditions, and any reference to the standard of a Reasonable and Prudent Operator herein shall be a reference to such degree of skill, diligence, prudence and foresight as aforesaid;

Relevant Period means the period as set out in the first column of the table in paragraph 3.4;

Remedial Action means works for preventing, removing, remedying, cleaning-up, containing or ameliorating soil or groundwater contamination including Investigative Works and in relation to any Pre-2006 Completion Compliance Issues means works to remedy or recover from non-compliance (a)

which works are required by a Governmental Authority under Environmental Law to have been carried out at or prior to 2006 Completion only, or (b) which non-compliance were prior to 2006 Completion an existing breach of Environmental Law;

Sealed Structure means a structure which is not removed pursuant to a direction from the Vendor as provided for in paragraph 19.8;

Sealed Structure Contamination means soil or groundwater contamination resulting from a leak or escape from a Sealed Structure whether prior to or after such structure is deemed a Sealed Structure in accordance with paragraph 19.8, including any subsequent migration leaking or escape of any such contamination,

Significant Environmental Impact means any Pre-2006 Completion Soil or Groundwater Contamination (including, for the avoidance of doubt, Pre-2006 North Tees Soil or Groundwater Contamination, the Benzene Spillage and Sealed Structure Contamination) only (i) which represents a significant existing impact on the Environment; or (ii) in respect of which there is a very high probability that it will give rise to a significant impact on the Environment and in either case would be likely to result in a Governmental Authority acting lawfully under Environmental Law issuing or making a notice, order or requirement for Remedial Action to be taken in respect of the same matter;

Substantially Pre-1999 has the meaning given in Part C;

Top-up Payment means the payment provided for and calculated in accordance with Part D;

Waste means any waste including anything which is abandoned, unwanted or surplus:

(a)                                  including any such thing which is capable of any beneficial use or of being recovered or recycled or has any value (“Re-use Material”); but

(b)                                 excluding any Re-use Material which has, in fact been put to beneficial use or recovered or recycled.

Wilton Site means the land and building comprised in and registered at the Land Registry under title number CE149855, CE148383 and CE187405 and the land and buildings demised under the lease for the Ethylene Pipeline Garage dated 16 September 2005 between Sembcorp Utilities (UK) Limited (1) and Huntsman Petrochemicals (UK) Limited (2), the agreement for lease dated 26 September, 2006 between Wilton Centre (No. 1) Limited and Wilton Centre (No. 2) Limited (1) and Huntsman Petrochemicals (UK) Limited (2) and the lease dated 20 January 2004 between Sackville Property (GP) Limited and Threadneedle Property Investments Limited as trustees for and on behalf of The Threadneedle Property Partnership (1) and Huntsman Petrochemicals (UK) Limited (2).

1.2           In this Schedule reference to the Properties shall be deemed to include the Pipelines.

PART A1 INDEMNITIES

2.1                                Subject to the limitations set out in paragraphs 3 to 13 and to parts B to H insofar as applicable below the Vendor shall indemnify, defend and hold the Purchaser harmless for itself (and as agent for and for the benefit of the Protected Persons) on an after Tax basis from and against the following, such indemnification to include the making of any applicable Top-up Payment or Default Payment:

(A)          Pre-2006 Completion Protected Matters

all Environmental Losses incurred, suffered or sustained by any Protected Person at any time after 2006 Completion in respect of Pre- 2006 Completion Protected Matters;

(B)          Pre-2006 Completion Environmental Conditions

all Environmental Losses incurred, suffered or sustained by any Protected Person at any time after 2006 Completion in respect of Pre-2006 Completion Environmental Conditions.

PART A2 INDEMNITIES

2.2                                Subject to the limitations set out in paragraphs 3 to 13 and to parts B to H insofar as applicable below the Vendor shall indemnify, defend and hold the Purchaser harmless for itself (and as agent for and for the benefit of the Protected Persons) on an after Tax basis from and against all Environmental Losses incurred, suffered or sustained by any Protected Person at any time after 2006 Completion in respect of Pre-2006 Completion North Tees Soil and Groundwater Contamination, the Benzene Spillage and/or Sealed Structure Contamination, such indemnification to include the making of any applicable Top-up Payment or Default Payment.

PART A3 INDEMNITIES

2.3                                Subject to the limitations set out in paragraphs 3 to 13 and to parts B to H insofar as applicable below the Vendor shall indemnify, defend and hold the Purchaser harmless for itself (and as agent for and for the benefit of the Protected Persons) on an after Tax basis from and against all Environmental Losses incurred, suffered or sustained by any Protected Person at any time after 2006 Completion in respect of the Agreed Demolition Liabilities.

LIMITATIONS ON LIABILITY APPLYING TO PART A1 INDEMNITIES

3.1                                The limitations on liability set out in paragraphs 4, 5 (to the extent provided for therein), 7 and 13 of Schedule 4 (Limitations on liability) of this Agreement inclusive shall apply to any claim made under the Part A1 Indemnities.

Caps

3.2           The maximum aggregate liability of the Vendor in respect of claims made in relation to:-

(i)                                     Pre-2006 Completion Protected Matters (but not including any claim in relation to Protected Matters);

(ii)            Pre-2006 Completion Health and Safety Issues;

(iii)           Pre-2006 Completion Soil or Groundwater Contamination; and

(iv)          Pre-2006 Completion Compliance Issues

or any ICI Insolvency Default Payment in respect of the above claims after paragraph 3.3 has been applied together with any claim for Top-up Payment in relation to such matters shall not in any event exceed an aggregate amount equal to US$400,000,000.00 (US$400 million) provided for the avoidance of doubt, that such cap shall not apply to a Halo Default Payment together with any claim for Top-up Payment in relation to the matter which is the subject of the Halo Default Payment.  Any Halo Default Payment shall be limited to the amount which would have been payable under the ICI Indemnity but for the matters giving rise to the Halo Default together with any claim for Top-up Payment.

3.3           The maximum aggregate liability of the Vendor under the Part A1 Indemnities in respect of:

(a)                                  claims made in relation to those matters referred to at 3.2 (i) to (iv) above; and

(b)                                 claims made in relation to Protected Matters under an ICI Insolvency Default Payment or any Top-up Payment in relation to that matter only,

shall not exceed and shall be subject to and within the overall cap provided for in paragraph 1(B) of Schedule 4 (Limitations on Liability) of this Agreement provided for the avoidance of doubt, that such cap shall not apply to Halo Default Payment and further for the avoidance of doubt, the cap of US$400,000,000.00 (US$400 million) provided for in sub-paragraph 3.2 is subject to and within the overall cap provided for in paragraph 1(B) of Schedule 4 (Limitations on Liability) of this Agreement.

For the avoidance of doubt, no claim in relation to Protected Matters, except to the extent provided in this paragraph shall be subject to the cap of US$400,000,000 ($US400 million) or the overall cap provided in paragraph 1(B) of Schedule 4.

Percentage share and time limit

3.4                                The maximum aggregate liability of the Vendor in respect of claims made under the Part A1 Indemnities in relation to:-

(i)             Pre-2006 Completion Protected Matters (but not Protected Matters); or

(ii)            Pre-2006 Completion Soil or Groundwater Contamination

and any Top-up Payment or Default Payment in relation to any such matters after paragraph 3.4 has been applied shall not in any event exceed the following percentage of Environmental Losses in relation to claims made in the Relevant Period:

Relevant Period	Vendor’s Share
Each year on or after 2006 Completion up to the eighth anniversary of 2006 Completion Date	100%
Year commencing on the eighth anniversary of 2006 Completion Date	80%
Year commencing on the ninth anniversary of 2006 Completion Date	60%
Year commencing on the tenth anniversary of 2006 Completion Date	40%
Year commencing on the eleventh anniversary of 2006 Completion Date	20%
On or after the twelfth anniversary of 2006 Completion Date	0%

such annual percentage in each case being applied in respect of all claimable Environmental Losses in respect of each valid claim made in the relevant year.

De minimis and threshold

3.5                                The Vendor shall have no liability unless and until in the case of any individual claim under the Part A1 Indemnities and any Top-up Payment or Default Payment in relation to these:

(a)                                  the Environmental Losses arising from such claim exceed £100,000 in which event this sub-paragraph 3.5(a) shall cease to apply to such claim and the Vendor shall be entitled subject to sub-paragraph 3.5 (b) to recover the first £100,000 of such Environmental Losses and not only the excess of the Environmental Losses over and above £100,000;

(b)                                 the aggregate of all Environmental Losses in respect of all valid claims made under the Part A1 or A2 Indemnities in a Relevant Period and, for the purpose of this sub-paragraph only, disregarding sub-paragraph 3.5(a) exceeds £1,000,000 in which event the Vendor shall only be liable in relation to those claims for the excess of the relevant Environmental Losses over and above £1,000,000.

3.6                                For the avoidance of doubt:

(a)                                  any amount for which the Vendor has no liability under paragraph 3.1 or by which the Vendor’s liability is reduced as a consequence of the operation of paragraphs 3.7 to 13 below shall not be capable of constituting a claim or increasing the amount thereof for the purpose of this paragraph 3;

(b)                                 for the purpose of this paragraph 3 where a claim is caused by more than one event, circumstance, act or omission (not being one sequence or set (where the members of the set are substantially similar in nature to each other and have a common cause) of like events, acts or omissions at a single site) which event, circumstance, act or omission would separately give rise to a right to claim under the Part A1 Indemnities each such claim shall be treated as a separate claim when calculating whether the thresholds in paragraph 3.5 have been exceeded; and

(c)                                  save for the provisions set out at 3.2, 3.3 and 3.4 above and 3.8 below, where any claim relates to a Protected Matter and a claim is made by the relevant member of the Vendor’s Group for the benefit of the Protected Person against ICI on the Further Protected Person Basis under Part B of this Schedule, the limitations set out in the ICI Indemnity shall apply subject to any of the provisions of Part D or Part E.

Notice and time limit

3.7                                The Vendor shall not be liable for any claim under the Part A1 Indemnities or any Top-up Payment or Default Payment in relation to matters which are the subject of the Part A1 Indemnities unless the Purchaser shall have given the Vendor written notice containing (so far as reasonably available) specific details of the claim, including the Purchaser’s estimate (on a without prejudice basis and so far as it can reasonably be made at the date of the notice) of the amount of such claim. The Purchaser shall not be disentitled from claiming under this Schedule 9 as a result of any reasonable delay in providing such notice or reasonable failure to provide information in such notice, where such delay or failure has not prejudiced the Vendor.

3.8           Subject to paragraph 3.9, the Vendor shall not be liable:

(a)                                  in respect of a claim in relation to the matters set out at (i) to (iv) below or any Top-up Payment or ICI Insolvency Default Payment in relation to those matters unless such written notice has been given before:-

(i)                                    in relation to Pre-2006 Completion Soil and Groundwater Contamination, the twelfth anniversary of 2006 Completion;

(ii)                                 the twentieth anniversary of 2006 Completion in relation to Pre-2006 Completion Health and Safety Issues;

(iii)                              the third anniversary of 2006 Completion in relation to Pre-2006 Completion Compliance Issues;

(iv)                             in relation to Pre-2006 Completion Protected Matters (but not Protected Matters), the twelfth anniversary of 2006 Completion; or

(b)                                 in respect of a claim in relation to Protected Matters under an ICI Insolvency Default Payment or any Top-up Payment in relation to that matter only unless such written notice has been given before 1 January 2031.

Any Halo Default Payment in respect of the above shall be limited to the amount which would have been payable under the ICI Indemnity but for the matters giving rise to the Halo Default together with any claim for Top-up Payment, taking into account the applicable time limits (if any) under the ICI Indemnity.

3.9                                The liability of the Vendor in respect of such claim under the Part A1 Indemnities shall absolutely determine (if such claim has not been satisfied, settled, or withdrawn) if, after the relevant Final notice, order or requirement referred to in paragraph 4.1 exists, legal proceedings in respect of such claim shall not have been commenced by the Purchaser against the Vendor within 12 months of the service of notice by the Vendor requiring commencement of proceedings (a “Claim Commencement Notice”) and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Vendor.

3.10                          For the avoidance of doubt, the provisions of paragraph 3.1 to 3.9 above do not apply to Sealed Structure Contamination, Pre-2006 North Tees Soil or Groundwater Contamination or the Benzene Spillage.

Miscellaneous

3.11                          The Parties agree that notwithstanding any provision in this Schedule 9 to the contrary, in a claim by the Purchaser in respect of Pre-2006 Protected Matters the definitions of “Criteria” and of “Significant Environmental Impact” shall be deemed to include an express reference to Future Environmental Law as well as Environmental Law and shall be interpreted as if such reference were expressly included in such definitions, provided that the Vendor does not by virtue of this paragraph make any admission in relation to the ICI Indemnity or undertake any obligation to make a Top-up Payment in respect of Protected Matters.

LIMITATIONS ON LIABILITY APPLYING TO PART A2 INDEMNITIES

3.12                          The limitations on liability set out in paragraphs 4, 5 (to the extent provided for therein), 7 and 13 of Schedule 4 (Limitations on liability) of this Agreement inclusive shall apply to any claim made under the Part A2 Indemnities.

Caps

3.13                          For the avoidance of doubt, the maximum aggregate liability of the Vendor in respect of claims made in relation to Pre-2006 North Tees Soil or Groundwater Contamination, the Benzene Spillage and Sealed Structure Contamination shall not be subject to the cap of US$400,000,000.00 (US$400 million) provided for in paragraph 3.2.

3.14                          The maximum aggregate liability of the Vendor in respect of any claim under the Part A2 Indemnities in relation to:-

(a)                                  Pre-1999 North Tees Soil or Groundwater Contamination under an ICI Insolvency Default  Payment or any Top-up Payment in relation to that matter only, shall not exceed and shall be subject to and within the overall cap provided for in paragraph 1(B) of Schedule 4 (Limitations on Liability) of this Agreement, provided that this sub-paragraph shall not apply to a Halo Default Payment;

(b)                                 Post-1999 North Tees Soil or Groundwater Contamination, the Benzene Spillage and/or Sealed Structure Contamination shall not be subject to or within the overall cap provided for in paragraph 1(B) of Schedule 4 (Limitations on Liability) of this Agreement.

De minimis and threshold

3.15                          Save in relation to Sealed Structure Contamination, the Vendor shall have no liability unless and until in the case of any individual claim under the Part A2 Indemnities or any Top-up Payment or Default Payment in relation to matters which are the subject of the Part A2 Indemnities:

(a)                                  in the case of any individual claim the Environmental Losses arising from such claim exceed £100,000 in which event this sub-paragraph 3.15(a) shall cease to apply to such claim and the Vendor shall be entitled subject to paragraph 3.15(b) to recover the first £100,000 of such Environmental Losses and not only the excess of the Environmental Losses over and above £100,000;

(b)                                 the aggregate of all Environmental Losses in respect of all valid claims made under the Part A1 or A2 Indemnities in a Relevant Period, for the purpose of this sub-paragraph only, disregarding sub-paragraph 3.15(a) exceeds £1,000,000 in which event the Vendor shall only be liable in relation to those claims for the excess of the relevant Environmental Losses over and above £1,000,000.

3.16                          In relation to Sealed Structure Contamination, the Vendor shall have no liability unless and until in the case of any individual claim the Environmental Losses arising from such a claim exceed £25,000 in which event this paragraph 3.16 shall cease to apply to such a claim and the Vendor shall be entitled to recover the first £25,000 of such Environmental Losses and not only the excess of the Environmental Losses over and above £25,000.

3.17         For the avoidance of doubt:

(a)                                  any amount for which the Vendor has no liability under paragraph 3.15 or 3.16 or by which the Vendor’s liability is reduced as a consequence of the operation of paragraphs 3.18 to 13 below shall not be capable of constituting a claim or increasing the amount thereof for the purpose of this paragraph 3;

(b)                                 for the purpose of this paragraph 3 where a claim is caused by more than one event, circumstance, act or omission (not being one sequence or set (where the members of the set are substantially similar in nature to each other and have a common cause) of like events, acts or omissions at a single site) which event, circumstance, act or omission would separately give rise to a right to claim under the Part A2 Indemnities each such claim shall be treated as a separate claim when calculating whether the thresholds in paragraph 3.13 have been exceeded;

(c)                                  save for the provisions set out at 3.14 above and 3.19 below, where any claim relates to Pre-1999 North Tees Soil or Groundwater Contamination and a claim is made by the relevant member of the Vendor’s Group for the benefit of the Protected Person against ICI on the Further Protected Person Basis under Part B of this Schedule the limitations set out in the ICI Indemnity shall apply subject to any of the provisions of Part D or Part E.

Notice and time limit

3.18                          The Vendor shall not be liable for any claim under the Part A2 Indemnities unless the Purchaser shall have given the Vendor written notice containing (so far as reasonably available) specific details of the claim, including the Purchaser’s estimate (on a without prejudice basis and so far as it can reasonably be made at the date of the notice) of the amount of such claim. The Purchaser shall not be disentitled from claiming under this Schedule 9 as a result of any reasonable delay in providing such notice or reasonable failure to provide information in such notice, where such delay or failure has not prejudiced the Vendor.

3.19                          Subject to paragraph 3.20, the Vendor shall not be liable in respect of a claim under the Part A2 Indemnities in respect of a claim in relation to Pre-1999 North Tees Soil and Groundwater Contamination under an ICI Insolvency Default Payment or any Top-up Payment in relation to such matter only unless such written notice has been given before 1 January, 2031.  For the avoidance of doubt, this paragraph 3.19 does not apply to Post-1999 North Tees Soil and Groundwater Contamination, the Benzene Spillage and/or Sealed Structure Contamination or to any claim in relation to Pre-1999 North Tees Soil and Groundwater Contamination save to the extent provided for in this paragraph 3.19.

3.20                          The liability of the Vendor in respect of such claim under the Part A2 Indemnities shall absolutely determine (if such claim has not been satisfied, settled, or withdrawn) if, after the relevant Final notice, order or requirement referred to in paragraph 4.1 exists, legal proceedings in respect of such claim shall not have been commenced by the Purchaser against the Vendor within 12 months of the service of notice by the Vendor requiring commencement of proceedings (a “Claim Commencement Notice”) and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Vendor.

Miscellaneous

3.21                          The Parties agree that notwithstanding any provision in this Schedule 9 to the contrary, in a claim by the Purchaser in respect of Post-1999 North Tees Soil and Groundwater Contamination, the Benzene Spillage and/or Sealed Structure Contamination the definitions of “Criteria” and of “Significant Environmental Impact” shall be deemed to include an express reference to Future Environmental Law as well as Environmental Law and shall be interpreted as if such reference were expressly included in such definitions, provided that the Vendor does not by virtue of this paragraph make any admission in relation to the ICI Indemnity or undertake any obligation to make a Top-up Payment in respect of Pre-1999 Matters.

LIMITATIONS ON LIABILITY APPLYING TO PART A3 INDEMNITIES

3.22                          The limitations on liability set out in paragraphs 4, 5 (to the extent provided for therein), 7 and 13 of Schedule 4 (Limitations on liability) of this Agreement inclusive shall apply to any claim made under the Part A3 Indemnities.

3.23                          For the avoidance of doubt, the maximum aggregate liability of the Vendor in respect of claims made in relation to Agreed Demolition Liabilities shall not be subject to the cap of US$400,000,000.00 (US$400 million) provided for in paragraph 3.2 or the overall cap provided for in paragraph 1(B) of Schedule 4 (Limitations on Liability) of this Agreement.

3.24                          The Vendor shall not be liable for any claim under the Part A3 Indemnities unless the Purchaser shall have given the Vendor written notice containing (so far as reasonably available) specific details of the claim, including the Purchaser’s estimate (on a without prejudice basis and so far as it can reasonably be made at the date of the notice) of the amount of such claim. The Purchaser shall not be disentitled from claiming under this Schedule 9 as a result of any reasonable delay in providing such notice or reasonable failure to provide information in such notice, where such delay or failure has not prejudiced the Vendor.

3.25                          Subject to paragraph 3.24, the Vendor shall not be liable in respect of a claim under the Part A3 Indemnities in relation to an Agreed Demolition Unit unless such written notice has been given before the expiry of a period of 12 months after the Agreed Demolition Completion Date in relation to such Agreed Demolition Unit.

3.26                          The liability of the Vendor in respect of such claim under the Part A3 Indemnities shall absolutely determine (if such claim has not been satisfied, settled, or withdrawn) if, after the relevant Final notice, order or requirement referred to in paragraph 4.1 exists, legal proceedings in respect of such claim shall not have been commenced by the Purchaser against the Vendor within 12 months of the service of notice by the Vendor requiring commencement of proceedings (a “Claim Commencement Notice”) and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Vendor.

TRIGGER CONDITIONS

4.1                                Subject to paragraphs 4.2 and 4.3 below, the Purchaser shall not be entitled to make a claim under the Part A1 or Part A2 Indemnities unless and to the extent that Environmental Proceedings have been commenced or issued under Future Environmental Law (in relation to Pre-2006 Completion Protected Matters or the Part A2 Indemnities) or Environmental Law (in relation to the Part A1 Indemnities other than Pre-2006 Completion Protected Matters) by a Governmental Authority or any other person in respect of the same subject matter and such Environmental Proceedings would (even if contested) result in a notice, order or requirement which is Final;

4.2                                Sub-paragraph 4.1 shall be deemed to have been satisfied if:

(a)                                  notice has been given to the Vendor as required under paragraphs 3.7 and 3.18 (if applicable) and 9.1;

(b)                                 Environmental Proceedings would have been commenced or issued, and would (even if contested) have resulted in a notice, order or requirement which is Final, but for a settlement or agreement reached with the relevant Governmental Authority or other person in accordance with paragraphs 7 and 9, to the extent such settlement or agreement results in Environmental Losses no greater than would have been the case were any such Final notice, order or requirement to have been imposed.

4.3                                Where the Vendor has assumed conduct under paragraph 9 and sub-paragraph 4.2(b) is satisfied in relation to the relevant matter at any subsequent time, any right of the Purchaser to claim under this Schedule 9 shall not be adversely affected or reduced as a result of any unreasonable delay or failure by the Vendor thereafter in reaching the relevant settlement or agreement, the assessment of reasonableness to take account of the effect of any such delay or failure both on the terms of any settlement or agreement which may be reached and on the Purchaser’s claim under this Schedule 9.

4.4                                The requirements of paragraph 4.1 are deemed to be satisfied by an Emergency unless the final determination by an expert under paragraph 13 is that the matter which is the subject of the claim is not an Emergency.

POST-2006 COMPLETION CONDUCT

5.1                                The Vendor shall not be liable under the Part A1 Indemnities or Part A2 Indemnities in respect of any matter to the extent that such claim would not have arisen but for, results from or is increased by:

(a)                                  the cessation after 2006 Completion of any operations at any of the Properties; or

(b)                                 any new or different mode or form of industrial process outside the current production methods of the business as at 2006 Completion (“Changed Industrial Process”) at any Property after 2006 Completion except to the extent that a valid claim under this Schedule 9 could have arisen irrespective of the Changed Industrial Process, had the existence of the relevant matter been known; or

(c)                                  demolition or de-commissioning of plant and equipment by or on behalf of a Protected Person; or

(d)                                 any development, extension, expansion, construction or intensification or any change of use (“Development”), except to the extent that (a) such Development amounts (in aggregate from 2006 Completion) to no more than 20 per cent of the built footprint at any Property after 2006 Completion, such footprint to be deemed to include as at 2006 Completion the area of the LDPE Plant (“Permitted Development”) or (b) if the information revealed by the Development had become known through some other means, (not involving any Development) it would have given rise to a valid claim under this Schedule 9 provided that, in relation to any Development which could affect, disturb or reveal Pre-2006 Completion Soil or Groundwater Contamination:

(1)                                 the Purchaser shall give prior written notice to the Vendor;

(2)                                 the Purchaser shall consult in good faith with the Vendor and shall take account of any reasonable requests of the Vendor made in relation to the process of obtaining permission for and carrying out the Development; and

(3)                                 the Protected Person (its employees, contractors, agents, sub-tenants and licensees) shall in relation to such Development act at all times non-negligently and in accordance with the standards of a Reasonable and Prudent Operator; or

(e)                                  any Remedial Action required by any Governmental Authority under or as a condition of any Permit issued by or informal or formal agreement with a Governmental Authority in connection with Development except to the extent that if the information revealed by the Development had become known through some other means, (not involving any Development) it would have given rise to a valid claim under this Schedule 9; or

(f)                                    any Remedial Action required by a Governmental Authority at any Property under or as a condition of any Permit or informal or formal agreement issued by or made with a Governmental Authority in connection with any Development after 2006 Completion at any property other than any Property; or

(g)                                 subject to Part I of this Schedule any sale or change of occupier or grant of any right of interest in relation to all or part of any Property after 2006 Completion; or

(h)                                 save in relation to the renewal of the Pie-Crust Leases on substantially the same terms, any voluntary modification, renewal, termination, surrender or variation by a Protected Person (its employees, contractors, agents, sub-tenants and licensees) after 2006 Completion of any lease or other agreement or arrangement under which any Protected Person occupies or uses all or any part of any Property; or

(i)                                     ownership or occupation by any Protected Person (in the case of the Company, after 2006 Completion) of any adjacent or affected property (except for the Properties); or

(j)                                     any direct or indirect interest of any Protected Person (in the case of the Company, not existing at 2006 Completion) in any present or former owner of any adjacent or affected property (except for the Properties); or

(k)                                  the instigation or initiation by any Protected Person of any Environmental Proceedings, actions or claims by a Governmental Authority, without prejudice in all cases (a) to any permitted act or right of a Protected Person under this Schedule 9; (b) to a Protected Person acting as a Reasonable and Prudent Operator balancing the potential Environmental Losses which may be sustained as a result of its conduct against the potential benefits of such Conduct (such balance to be assessed on the hypothetical assumption that any such Environmental Losses would not be recoverable under this Schedule 9 or otherwise);

(l)                                     the deliberate taking by a Protected Person of any action or step which is calculated or designed to give rise to Environmental Proceedings in order to trigger a claim under this Schedule 9; or

(m)                               any intrusive Investigative Works by a Protected Person (its employees, contractors, sub-tenants and licensees) which:

(1)                                 do not satisfy the requirements of paragraph 11; or

(2)                                 do not fall within (a) and are undertaken otherwise than for the purpose of Development as referred to in paragraph 5.1(d) or, though carried out for that purpose, are not carried out in accordance with paragraph 5.1(d); or

(3)                                 which exceeds the bi-annual monitoring arrangements already adopted by the Company at the Wilton Site;

(n)                                 any admission of liability (in whole or part) or settlement of any claim by any Protected Person other than in accordance with paragraph 9; or

(o)                                 save for any obligation entered into in accordance with paragraph 22.7, any contractual obligation entered into, varied, amended or otherwise modified after 2006 Completion other than pursuant to this Agreement so as to establish or increase the Environmental Losses of any Protected Person.

SPECIFIC EXCLUSIONS

6.1                                The Purchaser shall not be entitled to claim for any Environmental Losses under the Part A1 Indemnities or the Part A2 Indemnities to the extent that the relevant claim would not have arisen but for, results from or is increased by matters which relate to:

(a)                                  except in relation to soil or groundwater contamination, the carrying out of or the failure to carry out works after 2006 Completion which are routine or recurring as a result of the normal and lawful operation of the business of the Protected Person in a negligent manner or other than in accordance with the standards of a Reasonable and Prudent Operator, but, for the avoidance of doubt, not including any failure to carry out routine maintenance in relation to a Discovery Window Defect prior to its discovery;

(b)                                 town and country planning (in the United Kingdom) or comparable land use planning or zoning systems in other jurisdictions except to the extent relating to Hazardous Materials or Waste;

(c)                                  any tax, duty or levy imposed or calculated in relation to claims under paragraph 2.1(B).

6.2                                In respect of any claim under the Part A1 Indemnities other than in relation to Pre-2006 Completion Protected Matters and except in relation to paragraphs 8.1(b) and 11.1(a), the Vendor shall not be liable to the extent that the relevant claim would not have arisen but for, results from or is increased by Future Environmental Laws, provided that the Vendor shall not be entitled to exclude, avoid or reduce its liability under this Schedule 9 as a result of Future Environmental Laws which are no more onerous than Environmental Laws and references to Environmental Laws shall be interpreted accordingly.

6.3                                Any reference to liability under Environmental Laws or Future Environmental Laws (as applicable) shall be deemed to include any contractual obligation by which a Protected Person is responsible for or to contribute to that liability, to the extent such obligation is in force and binding on the relevant Protected Person at or prior to 2006 Completion or as the direct result of the transactions provided for in this Agreement.

MITIGATION

7.1                                The Purchaser and any relevant Protected Person shall mitigate any Environmental Losses under this Schedule 9.

7.2                                The Purchaser shall not be entitled to claim under the Part A1 Indemnities or the Part A2 Indemnities in respect of Environmental Losses incurred in obtaining professional services in relation to the subject matter, conduct or validity of the claim during the period prior to making that claim in accordance with paragraph 3.7 or 3.18 above.

DISCLOSURE TO GOVERNMENTAL AUTHORITIES

8.1                                Subject to paragraph 8.2 and 9 neither the Purchaser nor any member of the Purchaser’s Group shall disclose any information in relation to any matter which could reasonably be expected to be the subject of a claim under the Part A1 Indemnities or the Part A2 Indemnities to any Governmental Authority without the prior written consent of the Vendor except following prior written notice to and consultation with the Vendor in relation to sub-paragraphs (b) and (c) below:

(a)                                  in an Emergency where, because of the circumstances it is impracticable to obtain the prior written consent of the Vendor; or

(b)                                 as required by law;

(c)                                  following the final determination by the expert under paragraph 13 (or earlier agreement between the parties) that there is a Significant Environmental Impact;

(d)                                 in relation to Pre-2006 Completion Compliance Issues  following the final determination under paragraph 13.1 (or earlier agreement between the parties) that there is a high likelihood that a Governmental Authority would require any Protected Person to carry out Remedial Action (High Likelihood).

8.2                                The notice referred to in paragraph 8.1 shall contain specific reasonable details of the matter proposed to be disclosed, the identity of the Governmental Authority and individual officers to whom the disclosure is to be made and the proposed manner and timetable for disclosure (including any documents or presentations or drafts of the same).  The Vendor shall be given 30 days (or such lesser period which allows compliance with the relevant law where paragraph 8.1(b) applies) in which to review and comment on the proposals for disclosure and the Purchaser shall have regard to and incorporate the reasonable requests of the Vendor in relation to the proposed disclosure.

8.3                                In the event that the Vendor withholds its consent to a disclosure in circumstances where the Purchaser notifies the Vendor in writing that it is of the opinion that there is a Significant Environmental Impact then the provisions of paragraph 13.1 shall apply.

8.4                                In the event that such disclosure is made, the provisions of paragraph 9.4 and 9.6 below shall apply mutatis mutandis.

CLAIMS PROCEDURE

9.1                                Upon the Purchaser becoming aware of a matter which could reasonably be expected to give rise to a claim for Environmental Losses under the Part A1 Indemnities, the Part A2 Indemnities or the Part A3 Indemnities the Purchaser shall as soon as reasonably practicable thereafter notify the Vendor by written notice. Without limiting the obligation of the Purchaser to comply with this paragraph 9.1, the purpose of such notice shall be to alert the Vendor to the existence of the relevant matter in order that the Vendor may decide to exercise its rights in relation to conduct and such notice shall (if the Purchaser wishes to proceed with a claim under this Schedule 9) be accompanied by or followed by a notice under clause 3.7 or 3.18.

9.2                                The Vendor shall have the right to conduct Environmental Proceedings and Remedial Action in respect of any matter which could reasonably be expected to become a claim under the Part A1 Indemnities, unless the Vendor (i) notifies the Purchaser in writing within a reasonable time thereafter, that it declines the right to conduct under this paragraph; or (ii) is in breach of paragraph 9.10 in circumstances which would result in any material Environmental Losses being incurred by the relevant Protected Person which are not covered by a valid claim under this Schedule 9 and/or would materially adversely affect the value of the Property or the goodwill or good name of such Protected Person, in which event the Purchaser shall have conduct.  For the avoidance of doubt the provisions of paragraph 9.6 shall not apply to such conduct by the Vendor of Environmental Proceedings or Remedial Action under this paragraph.

9.3                                Subject to paragraph 9.10 below, the Vendor shall have the right at any time to assume by written notice to the Purchaser conduct of all or any part of any Environmental Proceedings or the carrying out of any Remedial Action relating to or affecting any claim under the Part A1 Indemnities or the Part A2 Indemnities provided that if the Vendor has assumed any such conduct and the Vendor is in breach of paragraph 9.10 in the circumstances described in paragraph 9.2 above the Purchaser shall be entitled to have conduct.

9.4                                The Purchaser shall promptly provide the Vendor with such reports, documents, correspondence, information, assistance and facilities relating to any Environmental Proceedings or Remedial Action or other matter for which written notice has been given under paragraphs 3.7, 3.18 or 9.1 as the Vendor may reasonably require the Purchaser to provide

(including if required by the Vendor reasonable access to any Property or so far as practicable adjacent or affected property) except that nothing in this paragraph shall require any waiver of legal privilege or breach of any duty of confidentiality excluding any duty of confidentiality between the Purchaser (or the relevant Protected Person) and any consultant in respect of or relating to Environmental Proceedings or Remedial Action or other matter the subject of written notice under paragraph 9.1.  Each party shall use its reasonable endeavours to avoid assuming any duty of confidentiality which would impede the efficient operation of this paragraph 9.

9.5                                The Conduct Party shall be entitled to avoid, dispute, deny, defend, resist, appeal, compromise or contest any Environmental Proceedings, or any matter the subject of the relevant written notice (including, without limitation, making counterclaims or other claims against third parties in its own name) and to have the conduct of any Environmental Proceedings, and any related Remedial Action or appeals or other matter the subject of the relevant written notice but no admission of liability shall be made by or on behalf of the Conduct Party and the Environmental Proceedings or other matter the subject of written notice under paragraph 9.1 shall not be compromised, disposed of or settled without, in each case, the consent of the other party (such consent not to be unreasonably withheld or delayed and provided that such consent shall not be withheld where the relevant settlement or agreement satisfies the criteria in paragraph 4.2 (b) (including as to quantum of Environmental Losses) and has been reached in accordance with this paragraph 9).

9.6                                The Conduct Party (where the Purchaser is the Conduct Party) shall use its reasonable endeavours to ensure that:

(a)                                  the other party shall be informed promptly of any information which comes to the knowledge of the Conduct Party other than information which the Conduct Party reasonably considers to be immaterial to the Environmental Proceedings or any other matter the subject of the relevant written notice;

(b)                                 the other party shall be allowed a reasonable opportunity to review and to comment upon any material reports documents and correspondence to be prepared and provided by the Conduct Party to the other parties to, or to any Governmental Authority hearing, administering or involved in such Environmental Proceedings or matter the subject of the relevant written notice and the Conduct Party shall have regard to the views of the other party on such reports, documents or correspondence;

(c)                                  the other party shall be provided with advance notice of and be allowed to attend and participate in any material site visit meeting or negotiation involving the Conduct Party (or any subsidiary of the Conduct Party) and any other parties to, or the Governmental Authority hearing, administering or involved in, any Environmental Proceeding or matter the subject of the relevant written notice under paragraph 9.1 and if it so requests and undertakes to pay for the reasonable cost of taking and providing such notes the other party shall be provided promptly with reasonably full and accurate but not verbatim notes of such visit meetings negotiations which it does not attend and participate in;

(d)                                 if the other party so requests, copies of all material correspondence and documents passing between the Conduct Party and other parties to the Environmental Proceedings or matter the subject of the relevant written notice under paragraph 9.1 or provided by the Conduct Party to the Governmental Authority hearing, administering or involved in the Environmental Proceedings or matter the subject of the relevant written notice under paragraph 9.1 shall be provided promptly to the other party;

(e)                                  subject to the other Party undertaking to pay the reasonable cost thereof detailed written reports shall be provided to the other Party regarding the status and progress of any Environmental Proceedings or any other matter the subject of the relevant written notice under paragraph 9.1 as frequently and in such form and detail as the other party shall reasonably require;

(f)                                    the other party shall be provided with reasonable notice of any proposal by the Conduct Party or any third party (to the extent the Conduct Party is aware of such proposal) to undertake Remedial Action PROVIDED THAT this obligation shall not apply in case of an Emergency;

(g)                                 any Remedial Action carried out by the Conduct Party or any contractor or subcontractor of the Conduct Party shall be carried out using all reasonable skill and care;

(h)                                 the other party shall be allowed to send such representatives as the other party may reasonably require to attend and inspect the carrying out of Remedial Action whilst they are being carried out PROVIDED THAT such representatives shall not interfere with the proper undertaking of the Remedial Action or the operation of the relevant business or the activities of any third party;

(i)                                     where an environmental expert is to be appointed the Conduct Party shall consult with the other party and have regard to the other Party’s views on whom to appoint, the scope of the appointment and the terms and conditions of appointment.

9.7                                Each party shall comply with the reasonable requests of the other for arrangements or procedures to maintain confidentiality or legal privilege in relation to any matters arising out of or relating to any Environmental Proceedings, Remedial Action or other matter the subject of written notice under paragraph 9.1.

9.8                                The other party shall give the Conduct Party or its agents or contractors access to personnel, premises, chattels, documents and records as the Conduct Party may reasonably request and allow without limitation entry to premises to make such examination and investigations as the Conduct Party may consider necessary, the taking of samples, measurements, photographs and recordings of soil, air, water or substances and combinations of substances at any Property, with the full co-operation of the other party, the interviewing of any person the Conduct Party has reasonable cause to believe to be able to give relevant information and the production of extracts, papers and records in relation to any matter which is or is likely to be the subject of a claim under the Part A1 and Part A2 Indemnities.

9.9                                 The other party shall in a timely fashion:

(a)                                  provide the Conduct Party with such information as it may reasonably require to enable it to assist in the conduct of Environmental Proceedings;

(b)                                consult in good faith with the Conduct Party in relation to Environmental Proceedings; and

(c)                                 provide the Conduct Party with such material information as comes to the knowledge of the other Party and which relates to the Environmental Proceedings.

9.10                          Where the Vendor has conduct of all or any part of Environmental Proceedings pursuant to paragraph 9.2 above, or assumes conduct of all or any part of Environmental Proceedings pursuant to paragraph 9.3 above, the Vendor shall (subject to appropriate arrangements to maintain confidentiality and privilege):

(a)                                 provide reasonably frequent and reasonably detailed reports to the other party regarding the progress of Environmental Proceedings or Remedial Action;

(b)                                allow the other party a reasonable opportunity to review and comment in advance on proposals for Remedial Action;

(c)                                 develop in consultation with the other party, proposals for Remedial Action, having regard to the Vendor’s obligation at sub-paragraph (f) below;

(d)                                have regard to and incorporate the reasonable requests of the other party in relation to such Environmental Proceedings or Remedial Action (unless any such request of the other party would in excess of the cost of complying with (e) and (f) increase the amount of Purchaser’s claim or the cost of the Remedial Action in excess of the cost of complying with (e) and (f) in which case the Purchaser shall be liable to the Vendor for any such increase in relation to such request which is accepted by the Vendor);

(e)                                 carry out Remedial Action in a proper and workmanlike manner (including, in relation to any claims which are not the subject of a claim on the Further Protected Persons Basis under Part B only, complying with each and every term of the leases of any of the Properties to the extent that such terms are applicable) and proceed with the same in a timely manner and with due diligence;

(f)                                   so far as reasonably practicable avoid or minimise interruption or disruption to the business carried on at any of the Properties;

(g)                                if so requested by the Purchaser (a) carry out any intrusive Investigative Works where and to the extent that the criteria in paragraph 11.1 are satisfied; and (b) make any disclosure where and to the extent that the criteria in paragraph 8 are satisfied. Any right of the Purchaser to claim under this Schedule 9 which would have arisen had the Purchaser retained conduct and carried out such work or made such disclosure shall not be adversely affected or reduced as a result of any unreasonable delay in complying with any such request (the assessment of reasonableness to take account of all relevant matters including the effect of any such delay on the Purchaser’s claim under this Schedule 9, or the claim which the Purchaser would have had, but for such delay having regard to when the Purchaser might reasonably have been expected to have carried out such work or made such disclosure had the Purchaser retained conduct).

STANDARD OF WORKS

10.1                          The Purchaser shall not be entitled to claim under the Part A1 Indemnities or the Part A2 Indemnities in respect of the cost of carrying out Remedial Action except for the reasonable costs of such Remedial Action which are the minimum necessary:

(a)                                 to comply with the Final notice, order or requirement of a Governmental Authority acting under Environmental Law or (in relation to Pre-2006 Completion Protected Matters or Part A2 Indemnity Matters) Future Environmental Law or a settlement or agreement under paragraph 4.2; or

(b)                                to address the Emergency (which for the avoidance of doubt excludes anything other than such works as are necessary at the time of the Emergency to (a) remove the direct cause of and (b) control the immediate effects of the Emergency).

INVESTIGATIVE WORKS

11.1                          The Purchaser shall not be entitled to claim under the Part A1 Indemnities or the Part A2 Indemnities for any Investigative Works in relation to any Pre-2006 Completion Protected Matters or Pre-2006 Completion  Environmental Conditions or Pre-2006 North Tees Soil and Groundwater Contamination, the Benzene Spillage or Sealed Structure Contamination except where and to the extent that such Investigative Works:

(a)                                 are specifically and lawfully ordered or required by the relevant Governmental Authority under law; or

(b)                                are carried out in accordance with paragraph 7 and 9 in relation to a matter where:

(1)                                 a notice has been served under paragraphs 3.7 or 3.18;

(2)                                 the Vendor has not assumed conduct under paragraph 9;

(3)                                 on the basis of the available information (prior to the relevant Investigative Works) there are reasonable grounds to believe that Significant Environmental Impact may exist.

STATEMENTS

12.1                          In the event of any circumstances arising which do or could reasonably be expected to give rise to a claim for Environmental Losses neither the Purchaser, Protected Persons nor the Vendor or any member of the Vendor’s Group shall make any public statements (including, for the avoidance of doubt, any statement to any Governmental Authority, unless required by law or in an Emergency) regarding such circumstances without first discussing with the other party and reaching written agreement on the text of any such public statement before it is made, such agreement not to be unreasonably withheld or delayed by either Party and without prejudice to paragraph 8.1.

DISPUTES

13.1                          If any dispute arises between the Vendor and the Purchaser as to:

(a)                                    whether or not an Emergency arose; or

(b)                                   whether or not a High Likelihood exists; or

(c)                                    whether or not a Significant Environmental Impact has occurred; or

(d)                                   whether a matter is to be deemed to be Substantially Pre-1999 for the purposes of Part C,

the matter shall be referred for final determination in accordance with the Criteria, at the request of either of the Vendor or the Purchaser to an independent environmental consultant having experience relevant to the matter in dispute as agreed between the Vendor and the Purchaser or in default of any such agreement within seven days of such request by the Vendor or the Purchaser, nominated in accordance with the criteria set out below at the request of either the Vendor or the Purchaser by or on behalf of the Chief Executive of the Environmental Auditors Registration Association or, if he or she is unable to make a nomination within 28 days (or 14 days in the case of a dispute as to whether a matter is Substantially Pre-1999 for the purposes of Part C) of the request made to him or her, by the President for the time being of the Chartered Institute of Arbitrators. Such independent environmental consultant shall act as an expert and not as an arbitrator and his fees and expenses shall be borne as he shall direct.

13.2                          The criteria referred to and to be applied in the nomination of the independent environmental consultant shall be that he shall not have less than 10 years experience relevant to the matter in issue and he shall be a member of a company or firm which has been established for at least three years preceding the date of the nomination.

13.3                          The said environmental consultant shall be offered the appointment within seven business days of the parties reaching agreement on the appointment or upon nomination by the Chief Executive of the Environmental Auditors Registration Association or President of the Chartered Institute of Arbitrators as the case may be, he can only be dismissed by the mutual agreement of the Vendor and the Purchaser. The said environmental consultant shall present his written determination within 28 days (or 14 days in the case of a dispute as to whether a matter is Substantially Pre-1999 for the purposes of Part C) of his appointment or nomination or such longer period as the Vendor and the Purchaser may mutually agree.

13.4                          The terms of appointment of the environmental consultant will include a provision that neither the Vendor nor the Purchaser will engage the environmental consultant or any consultancy firm with which he is associated after his nomination in relation to the relevant matter without the written consent of the other party.

13.5                          The decision of the said environmental consultant in relation to the matters referred to in paragraph 13.1 shall in the absence of manifest error be final and binding on the parties hereto.

PART B: PRE-1999 MATTERS UNDER THE CONTRIBUTION AGREEMENT

14.1                          The Purchaser shall only be entitled to claim under the Part A1 Indemnities or Part A2 Indemnities in relation to any Pre-1999 Matters on the basis set out in Part D and Part E and subject to and after the application of the provisions set out in Part C for a claim or claims to be made by the Vendor or any member of the Vendor’s Group for the benefit of the Purchaser against ICI under the Contribution Agreement in relation to Pre-1999 Matters on the Further Protected Person Basis.

PART C:  CONDUCT OF A CLAIM ON THE FURTHER PROTECTED PERSON BASIS

15.1                          The Purchaser shall and shall procure that the Protected Persons shall comply with the provisions of the ICI Indemnity in relation to any matters which are or could become the subject of a claim on the Further Protected Person Basis, subject to the provisions of this Part C.

15.2                          Upon the Purchaser becoming aware of a matter which the Purchaser bona fide believes could give rise to a claim on the Further Protected Person Basis (irrespective of the strength or merits of the potential claim) the Purchaser shall as soon as reasonably practicable thereafter notify the Vendor by written notice.  The purpose of such notice shall be to alert the Vendor to the existence of the relevant matter and the possibility of a claim being made on the Further Protected Person Basis.

15.3                          The parties agree that the relevant claim in relation to a matter notified under paragraph 15.2 shall be brought on the Further Protected Person Basis if:

(a)                                 the parties agree that the subject matter of the relevant claim is Substantially Pre-1999; or

(b)                                in default of agreement it is determined under the Expert Procedure in Part A that on the basis of the available evidence (irrespective of the strength or merits of the potential claim) such matter reasonably appears to be Substantially Pre-1999:

For the purposes of this paragraph 15.3, a matter shall be deemed to reasonably appear to be Substantially Pre-1999 if on the basis of the available information as at as the date of the relevant determination under the Expert Procedure in Part A it is reasonably likely that such matter comprises or relates substantially to Pre-1999 Matters.  For the avoidance of doubt, any agreement or determination under this paragraph 15.3 that a matter shall be deemed to be Substantially Pre-1999 shall be binding on the parties for the purposes of determining whether or not a claim shall be brought on the Further Protected Person Basis under this Part C but shall not preclude a claim being brought by the Purchaser under the Part A1 Indemnities or Part A2 Indemnities in the circumstances provided for in paragraph 15.8 below.

15.4                          Where it is determined in accordance with this Part C that a claim is to be made on the Further Protected Person Basis, the Vendor shall and shall procure that the relevant member of the Vendor’s Group shall pursue such claim as expeditiously and diligently as it is reasonably able subject to the Purchaser bearing the Purchaser’s costs of so doing and subject to the Purchaser’s compliance with its obligations under this Part C.

15.5                          The Vendor shall and shall procure that the relevant member of the Vendor’s Group shall comply with all requests of the Purchaser in relation to the conduct of such claim on the Further Protected Person Basis:

(a)                                 subject to the Purchaser bearing the Purchaser’s costs of so complying; and

(b)                                excluding any request which would entail a fraudulent or other unlawful act or omission;

(c)                                 excluding any request which would entail the Vendor or any member of the Vendor’s Group making any payment, settling or withdrawing any claim by a member of the Vendor’s Group under the ICI Indemnity (other than a claim made on the Further Protected Person basis under this schedule 9) or otherwise offering any other benefit of a similar nature to ICI in order to achieve a favourable outcome for the Purchaser or the relevant Protected Person.

15.6                          Without prejudice to the generality of paragraph 15.5, where the Vendor or the relevant member of the Vendor’s Group has conduct of a claim on the Further Protected Person Basis, the Vendor shall and shall procure that the relevant member of the Vendor’s Group shall (at the cost of the Purchaser and subject to appropriate arrangements to maintain confidentiality and privilege):

(a)                                 keep the Purchaser informed promptly of any information which comes to the knowledge of the Vendor or the relevant member of the Vendor’s Group other than information which the Vendor or the relevant member of the Vendor’s Group reasonably considers to be immaterial to the claim;

(b)                                the Purchaser shall be allowed a reasonable opportunity to review and to comment upon any material reports documents and correspondence to be prepared and commissioned by the Vendor or the relevant member of the Vendor’s Group to any other party to, or to any Governmental Authority hearing, administering or involved in such claim and the Vendor or the relevant member of the Vendor’s Group shall have regard to the views of the Purchaser on such reports, documents or correspondence;

(c)                                 the Purchaser shall be provided with advance notice of and be allowed to attend and participate in any material site visit meeting or negotiation involving the Vendor, the relevant member of the Vendor’s Group and any other parties to, or the Governmental Authority hearing, administering or involved in, any claim and if it so requests and undertakes to pay for the reasonable cost of taking and providing such notes the Purchaser shall be provided promptly with reasonably full and accurate but not verbatim notes or such visit meetings negotiations which it does not attend and participate in;

(d)                                If the Purchaser so requests, copies of all material correspondence and documents passing between the Vendor or the relevant member of the Vendor’s Group and other parties to the claim or provided by the Vendor or the relevant member of the Vendor’s Group to the Governmental

Authority hearing, administering or involved in the claim shall be provided promptly to the other party;

(e)                                 subject to the Purchaser undertaking to pay the reasonable cost thereof, detailed written reports shall be provided to the Purchaser regarding the status and progress of any claim as frequently and in such form and detail as the Purchaser shall reasonably require;

(f)                                   the Purchaser shall be provided with reasonable notice of any proposal by the Vendor, the relevant member of the Vendor’s Group or any third party (to the extent the Vendor or the relevant member of the Vendor’s Group is aware of such proposal) to undertake Remedial Action PROVIDED THAT this obligation shall not apply in case of an Emergency, in any case, the Vendor agrees that at all times it will comply with each and every term of the leases of any of the Properties, to the extent that such terms are applicable and shall procure that any relevant member of the Vendor’s Group shall also comply with the applicable terms of the leases of the Properties;

(g)                                any Remedial Action carried out by the Vendor, the relevant member of the Vendor’s Group or any contractor or subcontractor of the Vendor or the relevant member of the Vendor’s Group shall be carried out using all reasonable skill and care and acting at all times in compliance with each and every term of the leases of any of the Properties, to the extent that such terms are applicable;

(h)                                the Purchaser shall be allowed to send such representatives as the Purchaser may reasonably require to attend and inspect the carrying out of Remedial Action whilst they are being carried out PROVIDED THAT such representatives shall not interfere with the proper undertaking of the Remedial Action or the operation of the relevant business or the activities of any third party;

(i)                                    where an environmental expert is to be appointed the Vendor or the relevant member of the Vendor’s Group shall consult with the Purchaser and have regard to the Purchaser’s views on whom to appoint, the scope of the appointment and the terms and conditions of appointment.

15.7                          The Purchaser shall in relation to any claim on the Further Protected Person Basis:

(a)                                 give the Vendor, the relevant member of the Vendor’s Group or its agents or contractors access to personnel, premises, chattels, documents and records as the Vendor or the relevant member of the Vendor’s Group may reasonably request and allow without limitation entry to premises to make such examination and investigations as the Vendor or the relevant member of the Vendor’s Group may reasonably consider necessary, the taking of samples, measurements, photographs and recordings of soil, air, water or substances and combinations of substances at any Property, with the full co-operation of the other party, the interviewing of any person the Vendor or the relevant member of the Vendor’s Group has reasonable cause to believe to be able to give relevant information and the production of extracts, papers and records in relation to any matter which is or is likely to be the subject of a claim on the Further Protected Person Basis;

(b)                                subject to Part D and Part E, comply with the provisions of the ICI Indemnity;

(c)                                 subject to Part D and Part E, do and allow such things as are necessary in order for ICI to exercise it rights under the ICI Indemnity in relation to the conduct of such claim

15.8                          Without prejudice to any claim that the Purchaser may make or pursue under the Part A1 Indemnities or the Part A2 Indemnities, the Purchaser shall not make or pursue any such claim to the extent that to do so would be inconsistent with the provisions of the ICI Indemnity or could prejudice recovery under a claim made on the Further Protected Person Basis, provided that the Vendor acknowledges that any time period for claims to be made or pursued under the Part A1 Indemnities or the Part A2 Indemnities shall be deemed to be suspended as at the date it is agreed or determined under paragraph 15.3 that a claim shall be brought on the Further Protected Person Basis.  Such suspension shall extend until it is reasonable to conclude on an objective basis that the claim being brought by the relevant member of the Vendor’s Group on the Further Protected Person basis no longer has a reasonable chance of success.

15.9                          The Vendor acknowledges that if and when a claim under the Part A1 Indemnities or the Part A2 Indemnities comes to be made in relation to a matter which in whole or in part has been subject to a claim on the Further Protected Person Basis, the Purchaser shall be entitled in its claim under the Part A1 Indemnities or the Part A2 Indemnities to allege that such matter relates in whole or in part to matters which are subject to the  Part A1 Indemnities or the Part A2 Indemnities notwithstanding any determination pursuant to paragraph 15.3 above for the purposes of Part C that such matter is deemed to be Substantially Pre-1999 and, to the extent permitted by law, the Vendor and the Purchaser and any Protected Persons and any third party shall be excluded from producing such determination before any subsequent expert procedure, arbitration, dispute resolution, judge in a court of law or any other legal or quasi-legal form of resolution.

15.10                    Where any claim is made by the relevant member of the Vendor’s Group on the Further Protected Person basis and is subsequently brought under the Part A1 Indemnities or Part A2 Indemnities as applicable, the conduct provisions set out at paragraphs 7 and 9 shall be applied in a reasonable manner taking account of information available and actions taken in the course of the claim made on the Further Protected Person Basis, provided that this paragraph is without prejudice to paragraph 15.9.

PART D:  TOP UP PAYMENTS IN RELATION TO PRE-1999 MATTERS

16.1                          This Part D relates to circumstances in which a claim against ICI made by or on behalf of the Purchaser for Environmental Losses (as defined in the Contribution Agreement) is reduced or avoided as a result of the application of:

(a)                                 the reference in the definition of Environmental Law in Part A of Schedule 14 of the Contribution Agreement to “Closing” (as defined under the Contribution Agreement); and/or

(b)                                the percentage share provisions in paragraph 3.2 (ii) of Part A of Schedule 14 of the Contribution Agreement; and/or

(c)                                 the £3,000,000 threshold in paragraph 3.4(ii) of Part A of Schedule 14 of the Contribution Agreement; and/or

(d)                                the limitation in relation to voluntary renewal by a Protected Person after “Closing” (as defined under the Contribution Agreement) of any lease set out in paragraph 5(viii) of Schedule 14 of the Contribution Agreement; and/or

(e)                                 the limitation in relation to intrusive Investigative Works set out in paragraph 5(xiii) of Schedule 14 of the Contribution Agreement; and/or

(f)                                   the limitation relating to any Contractual Obligation entered into after “Closing” (as defined under the Contribution Agreement) set out in paragraph 5(xv) of Schedule 14 of the Contribution Agreement.

(together the “Relevant Contribution Agreement Provisions”).

16.2                          If and to the extent that Environmental Losses in relation to Pre-1999 Matters:-

(a)                                 would have been recoverable under the Contribution Agreement but for the Relevant Contribution Agreement Provisions;

(b)                                and such Environmental Losses are not recoverable under the Contribution Agreement solely as a result of the Relevant Contribution Agreement Provisions,

(c)                                 then the Vendor undertakes to pay to the Purchaser the Top-up Payment in respect of such unrecoverable Environmental Losses (as defined under Part A of Schedule 14 of the Contribution Agreement) calculated on the basis set out in paragraph 16.3 below.  Such payment shall be made as payment under the Part A1 Indemnities or Part A2 Indemnities as applicable.

16.3                          The Top-up Payment shall be calculated on the basis of such additional Environmental Losses as would have been recoverable from ICI under the Contribution Agreement if they were assumed to have been amended as shown in the third column of the relevant table set out below:

Relevant Contribution Agreement Provision	Assumed amendment for the purposes of calculating the Top-up Payment
Definition of Environmental Law in Part A of Schedule 14 of the Contribution Agreement	Replace reference to “at Closing” (as defined in the Contribution Agreement) with reference to “at 2006 Completion” (as defined in this agreement).

Paragraph 3.2 of Schedule 14 of the Contribution	Insert after “above” in line 3 of paragraph 3.2 the words “except in

Relevant Contribution Agreement Provision		Assumed amendment for the purposes of calculating the Top-up Payment
Agreement		relation to Pre-Closing Health and Safety Issues” (as “Pre-Closing Health and Safety Issues” is defined in the Contribution Agreement).

The table in paragraph 3.2 (ii) of Part A of Schedule 14 of the Contribution Agreement insofar as it applies to Pre-Closing Soil or Groundwater Contamination (as such term is defined in the Contribution Agreement) only

Relevant Year	ICI’s Share under Contribution Agreement

Each year on or after 2006 Completion up to the tenth anniversary of the Completion Date (as defined in the Contribution Agreement)	100%	Unamended

Year commencing on the tenth anniversary of the Completion Date (as defined in the Contribution Agreement)	67%	67% is amended to become 100%

Year commencing on the eleventh	33%	33% is amended to

Relevant Contribution Agreement Provision		Assumed amendment for the purposes of calculating the Top-up Payment
anniversary of the Completion Date (as defined in the Contribution Agreement)		become 100%

On or after the year commencing on the twelfth anniversary of the Completion Date (as defined in the Contribution Agreement)	0%

0% is amended to become 100% up to the eighth anniversary of 2006 Completion (“2006 Completion” being defined under this Agreement). On or after the eighth anniversary of 2006 Completion (“2006 Completion” being defined under this Agreement) the table in paragraph 3.4 of this Schedule 9 shall apply.

The table in paragraph 3.2(ii) of Part A of Schedule 14 of the Contribution Agreement insofar as it applies to Pre-Closing Health and Safety Issues (as such term is defined in the Contribution Agreement) only

Relevant Year	ICI’s Share under Contribution Agreement

Each year on or after 2006 Completion up to	100%	Unamended

Relevant Contribution Agreement Provision		Assumed amendment for the purposes of calculating the Top-up Payment the tenth anniversary of the Completion Date (as defined in the Contribution Agreement)

Year commencing on the tenth anniversary of the Completion Date (as defined in the Contribution Agreement)	67%	67% is amended to become 100%

Year commencing on the eleventh anniversary of the Completion Date (as defined in the Contribution Agreement)	33%	33% is amended to become 100%

On or after the year commencing on the twelfth anniversary of the Completion Date (as defined in the Contribution Agreement)	0%

0% is amended to become 100% up to the twentieth anniversary of 2006 Completion (‘2006 Completion’ being defined under this Agreement). On or after the twentieth anniversary of 2006 Completion (‘2006 Completion’ being defined under this Agreement) the percentage shall reduce to 0% and no claim shall be available in accordance with the terms of paragraph 3.8(b) of this

Relevant Contribution Agreement Provision	Assumed amendment for the purposes of calculating the Top-up Payment
Schedule 9.

The £3,000,000 threshold in paragraph 3.4(ii) Part A of Schedule 14 of the 1999 Contribution Agreement

1.               Replace reference to £3,000,000 with reference to £1,000,000.

2.               Make an assumption for the purposes of the Top-up Payment that no claim has been made by the Vendor or any member of the Vendor’s Group on its own behalf in the Relevant Year under paragraph 3.4(ii) of Part A of Schedule 14.

Paragraph 3.7 of the Contribution Agreement

Insert “(iii) in the case of Pre-Closing Health and Safety Issues such written notice has been given before the twentieth anniversary date of 2006 Completion” (“2006 Completion” being defined under this Agreement).

Delete “and Pre-Closing Health and Safety Issues” from (i).

Relevant Contribution Agreement Provision	Assumed amendment for the purposes of calculating the Top-up Payment

The limitation in relation to voluntary renewal by a Protected Person after “Closing” (as defined under the Contribution Agreement) of any lease set out in paragraph 5(viii) of Schedule 14 of the Contribution Agreement

Insert “save in relation to the renewal of the Pie-Crust Leases on substantially the same terms” (“Pie-Crust Leases” being defined under this Agreement) at the beginning of paragraph 5(viii) of Schedule 14 of the Contribution Agreement.

The limitation in relation to intrusive Investigative Works set out in paragraph 5(xiii) of Schedule 14 of the Contribution Agreement

Insert “which exceeds the bi-annual monitoring arrangements already adopted by the Company at the Wilton Site” (the “Wilton Site” being defined under this Agreement) as an additional sub-paragraph (c) at paragraph 5(xiii) of Schedule 14 of the Contribution Agreement.

Relevant Contribution Agreement Provision	Assumed amendment for the purposes of calculating the Top-up Payment
The limitation relating to any Contractual Obligation entered into after “Closing” (as defined under the Contribution Agreement) set out in paragraph 5(xv) of Schedule 14 of the Contribution Agreement

Insert “save for any obligation entered into in accordance with paragraph 22.14” (“paragraph 21.14” being paragraph 21.14 of this Schedule 9) at the beginning of paragraph 5(xv) of Schedule 14 of the Contribution Agreement.

PART E:  APPLICATION OF PART A1 INDEMNITIES OR PART A2 INDEMNITIES  IN RELATION TO PRE-1999 MATTERS

17.                                This Part E relates to circumstances in which a claim on the Further Protected Person Basis is not capable of being made, reduced or avoided as a result of:

(a)                                  the arrangements set out in Part C not validly and effectively giving the relevant member of the Vendor’s Group the right to claim in respect of Environmental Losses on behalf of the relevant member of the Purchaser’s Group, provided that this sub-paragraph (a) shall not apply:-

(i)                                     where and to the extent there is no valid and effective right to claim as a result of any change in circumstances or matters arising after 2006 Completion where such circumstances or matters arising are within the control of the Purchaser’s or any member of the Purchaser’s Group (subject to sub-paragraph (e)); and/or

(ii)                                  where and to the extent that the relevant Environmental Losses would not  have been recoverable irrespective of the arrangements set out in Part C, unless and to the extent sub-paragraph (c), (d), (e) or (f) applies;

(b)                                 the Vendor or any member of the Vendor’s Group (including its employees, contractors, agents, sub-tenants or licensees) failing to comply with Part C;

(c)                                  any act or omission of the Vendor or any member of the Vendor’s Group (including its employees, contractors, agents, sub-tenants or licensees) before or after 2006 Completion (not being an act or omission which is provided for in Part C);

(d)                                 any act or omission of the Company before 2006 Completion;

(e)                                  the benefit granted to the Vendor in respect of a Further Protected Person under paragraph 16.2 of Schedule 14 of the Contribution Agreement ceasing to apply as the result of a share transaction within the Purchaser’s Group satisfying all of the following conditions:

(i)                                    the Company remaining a fully and directly owned subsidiary of the Purchaser following such transaction;

(ii)                                 both the Purchaser and the Company remaining wholly owned subsidiaries of a member of the Purchaser’s Group following such transaction; and

(iii)                              no subsequent transaction (connected with the first transaction) causes the Company or the Purchaser to cease to be wholly owned subsidiaries of a member of the Purchaser’s Group;

(f)                                   in the event of ICI Insolvency.

17.2                          If and to the extent that a Halo Default or ICI Insolvency has arisen and the relevant Environmental Losses would have been recoverable under the Contribution Agreement but for such Halo Default or ICI Insolvency, then to that extent the exclusion of claims under Part A1 Indemnities or the Part A2 Indemnities in respect of Pre-1999 Matters in paragraph 14.1 shall be deemed to not apply and the Purchaser shall be entitled to claim under the Part A1 Indemnities or Part A2 Indemnities as applicable.

17.3                          Where any claim is made by the relevant member of the Vendor’s Group on the Further Protected Person basis and is subsequently brought under the Part A1 Indemnities or Part A2 Indemnities as applicable, the conduct provisions set out at paragraphs 7 and 9 shall be applied in a reasonable manner taking account of information available and actions taken in the course of the claim made on the Further Protected Person Basis.

PART F: POST-2006  COMPLETION COUNTER INDEMNITY

18.1                          The Purchaser shall indemnify and hold the Vendor and the Vendor’s Guarantor for themselves and any member of the Vendor’s Group harmless on an after Tax basis (“Post-2006 Completion Counter Indemnity”) from and against any liability of any member of the Vendor’s Group to ICI in relation to Post-2006 Completion Environmental Conditions under paragraph 14 (Post-Closing Counter Indemnity) of Part A of Schedule 14 of the Contribution Agreement.

18.2                          The Purchaser acknowledges that conduct in relation to matters giving rise to a claim by ICI against any member of the Vendor’s Group under paragraph 14 (Post-Closing Counter Indemnity) of the Contribution Agreement shall be governed by Part E of Schedule 14 of the

Contribution Agreement.  The Purchaser shall provide all necessary information, access, facilities and assistance after 2006 Completion to enable the relevant member of the Vendor’s Group to comply with its obligations in relation to conduct under Part E of Schedule 14 of the Contribution Agreement.

PART G:  AGREED DEMOLITION AND THE AGREED DEMOLITION PROCEDURES

19.1                          The Purchaser shall be entitled in its sole discretion to decide whether or not to decommission and/or demolish any or all of the Agreed Demolition Units.  If the Purchaser so decides in relation to one or more of the Agreed Demolition Units then the provisions of this Part G shall apply.

19.2                          If the Purchaser decides to decommission and/or demolish an Agreed Demolition Unit, the Purchaser shall give prior written notice to the Vendor.  The Purchaser will consult in good faith with the Vendor in relation to the proposed work plan for the proposed decommissioning and demolition in advance of commencement and shall take reasonable account of comments provided by the Vendor.  The Purchaser shall ensure that the Vendor is provided with such information as it reasonably requires in order for such consultation to take place.

19.3                          The Vendor shall be provided with a copy of the agreed demolition work plan determined in accordance with paragraph 19.2 and shall be informed of and consulted with in relation to any proposed changes.

19.4                          The Vendor shall be provided with advance notice of commencement of decommissioning and/or demolition and shall be provided with reasonable opportunities to attend and inspect whilst work is being carried out and shall be involved to a reasonable extent in the supervision of the work.  The Vendor shall be kept reasonably informed as to the progress of the work and of any matters relevant to compliance with the following provisions of this Part G.

19.5                          The demolition and/or decommissioning in relation to an Agreed Demolition Unit shall be carried out in accordance with the Agreed Demolition Work Plan and shall be carried out reasonably and without negligence, having regard to the need to minimise any Agreed Demolition Liabilities.

19.6                          Subject to paragraphs 19.7 and 19.8 below, but without prejudice to paragraph 19.5 above, the Agreed Demolition shall not extend beyond any concrete slab or to other surface or sub-surface structures which do contain or are reasonably likely to contain any Hazardous Materials or Waste.

19.7                          Where the Agreed Demolition Unit includes surface or sub-surface structures which contain or are reasonably likely to contain Hazardous Materials or Waste (but not, for the avoidance of doubt, any above ground structures) then the Purchaser shall not remove such structure as part of the Agreed Demolition unless taking into account any available information and the need to minimize Agreed Demolition Liabilities the risk presented by such structure is sufficient to justify intrusive investigation and the removal of such structure. Subject to paragraph 19.8, intrusive investigations shall not be carried out in relation to such structure.

19.8                          If the removal of a structure reasonably appears to the Purchaser to be justified on the basis set out in paragraph 19.7 above, the Purchaser shall consult with the Vendor and the Vendor shall have the right to direct that such structure is not removed and instead is purged, sealed or otherwise so far as reasonably practicable (having regard to the need to minimize Agreed Demolition Liabilities) is made safe without it being removed.  The Part A2 Indemnities shall apply to any such structure which is not removed pursuant to a direction under this paragraph as and to the extent provided for therein (for the avoidance of doubt, the limitations at paragraphs 5.1(a), 5.1(c) and 6.1(b) which are applicable to the Part A2 Indemnities will only apply in the context of Sealed Structure Contamination to such structures which are the subject matter of the direction of the Vendor under this paragraph 19.8, once such direction has been given and Sealed Structure Contamination shall not, at any time, be subject to Parts B, C, D and E of this Schedule 9).  However nothing in this paragraph 19.8 shall prejudice the right and ability of the Purchaser to remove such structures if required by law (including any Permit or the terms of any applicable lease) to do so, although, where the Purchaser is required by law to remove such structures then he shall as far as reasonably practicable consult with the Vendor and if so requested by the Vendor the relevant Governmental Authority in respect of the work being carried and shall have regard to the reasonable views of the Vendor and the Governmental Authority.  Where the Purchaser, having regard at all times to its obligations under this paragraph 19.8, is required to remove such structure by law (including any Permit or the terms of any applicable lease) at the time of or prior to the physical act of decommissioning or demolishing an Agreed Demolition Unit under the Agreed Demolition Work Plan then paragraph 3.16 of this Schedule 9 shall cease to apply to any claim relating to the removal of such structure.

19.9                          Where the Purchaser carries out any Remedial Action in connection with the demolition and/or decommissioning at an Agreed Demolition Unit, the Part A1 Indemnities and Part A2 Indemnities shall not apply to such Remedial Action and the Purchaser shall carry out works in relation to such Remedial Action as are the minimum necessary:

(a)                                 to comply with the Final notice, order or requirement of a Governmental Authority acting under Future Environmental Law, a Permit (including, for the avoidance of doubt, any requirements under any Permit on the cessation of operations and the surrender of such Permit if the relevant Governmental Authority so requires) or a settlement or agreement under paragraph 4.2 (mutatis mutandis); or

(b)                                to address the Emergency (which for the avoidance of doubt excludes anything other than such works as are necessary at the time of the Emergency to (a) remove the direct cause of and (b) control the immediate effects of the Emergency).

19.10                    The costs of demolition and/or decommissioning shall be borne by the Purchaser (including the removal of asbestos and any other environmental or health and safety matters except as provided for in paragraph 19.11 below).

19.11                    The Part A3 Indemnities shall apply in relation to an Agreed Demolition Unit where and to the extent:-

(a)                                 notice is provided by the Purchaser to the Vendor on or before the first anniversary of the Agreed Demolition Completion Date; and

(b)                                a liability arises in relation to:

(i)                                     any soil and groundwater contamination (but not including any Sealed Structure Contamination); and/or

(ii)                                  any Environmental Losses in relation to any structure or item of plant or equipment (including any liquids or other materials contained therein) (disregarding its size, age or complexity or the costs associated with its decommissioning or demolition) where such structure or item of plant or equipment (including any liquids or other materials contained therein) would not usually be encountered in the context of decommissioning and/or demolishing a petrochemicals unit, in each case, existing at the Agreed Demolition Unit prior to 2006 Completion as the direct result of carrying on the demolition and decommissioning in accordance with this Part G.

19.12                    For the avoidance of doubt, where the Purchaser carries out any decommissioning and/or demolition not part of the Agreed Demolition and such decommissioning and/or demolition results in Environmental Losses, the Purchaser shall not by virtue of the Part G be prevented from making a claim under the Part A1 Indemnities or Part A2 Indemnities in respect of such Environmental Losses where the Environmental Losses did not occur as a direct result of the decommissioning and/or demolition.

PART H: MISCELLANEOUS

PAYMENT

20.1                          Any sums for which either party is liable under this Schedule 9 shall be due and payable 30 days from the day following service of a proper invoice in accordance with this Agreement.

PART I: 2006 FURTHER PROTECTED PERSONS

21.1                          In this Part I:-

Asset Transaction means the sale or other disposal of all or any part of the Acquired Business after 2006 Completion or the sale or other disposal of all or any part of any Property after 2006 Completion;

2006 Further Protected Persons means:

(a)                                 in the context of an Asset Transaction, the new owner (and each member of the new owner’s group from time to time) of the Acquired Business or the relevant part of such business or such Property or part of it following the Asset Transaction; and

(b)                                in the context of a Share Transaction, the entity (and each member of the new entity’s group from time to time) which was the subject of the Share Transaction and also the person who has acquired the relevant shares interest in such entity;

in either case not being a member of the Purchaser’s Group;

Share Transaction means the sale or disposal of all or a controlling interest in the shares in the Company after 2006 Completion;

Transaction means an Asset Transaction or a Share Transaction, as applicable.

21.2                          The Vendor agrees that, in the event of a Transaction, the Purchaser and, subject to paragraphs 21.3 and 21.4 any 2006 Further Protected Person shall be entitled to claim under the Part A1, A2 and A3 Indemnities of this Schedule 9 in respect of Environmental Losses of 2006 Further Protected Persons in relation to matters which are not Pre-1999 Matters, as if such 2006 Further Protected Persons were Protected Persons, provided that this paragraph 21.2 shall cease to apply in relation to any 2006 Further Protected Person upon the occurrence of any subsequent Transaction (which is not an intra-group transaction), to the extent such subsequent Transaction relates to a 2006 Further Protected Person or to any Property or part of it which was subject to the first Transaction.

21.3                          It is a condition of any claim by a 2006 Further Protected Person that each 2006 Further Protected Person shall comply with and in all respects be bound by this Schedule 9.

21.4                          For the avoidance of doubt, Part I shall not extend or increase the Vendor’s liabilities under the Part A1, A2 and A3 Indemnities of this Schedule 9 and any claims brought by a 2006 Further Protected Person shall be limited accordingly.

PART J: DISCOVERY WINDOW

Rebuttable presumptions in relation to soil and groundwater contamination

22.1                          Where soil or groundwater contamination is discovered and notified to the Vendor in accordance with paragraph 22.10 prior to the expiry of the Discovery Window, there shall be a rebuttable presumption in favour of the Purchaser and against the Vendor that such soil or groundwater is as applicable Pre-2006 Completion Soil or Groundwater Contamination (as opposed to Post-2006 Soil or Groundwater Contamination) or Pre-2006 North Tees Soil or Groundwater Contamination (as opposed to Post-2006 Soil or Groundwater Contamination).  Such rebuttable presumption shall cease to apply if the Vendor is able to prove on the balance of probabilities that such soil or groundwater contamination is Post-2006 North Tees Soil or Groundwater Contamination.

22.2                          Where soil or groundwater contamination is discovered and notified to the Vendor in accordance with paragraph 22.10 after the expiry of the Discovery Window, it shall be for the Purchaser to prove on the balance of probabilities that such soil or groundwater contamination is Pre-2006 Completion Soil or Groundwater Contamination or Pre-2006 North Tees Soil or Groundwater Contamination (as opposed to  applicable Pre-2006 Completion Soil or Groundwater Contamination or Pre-2006 North Tees Soil or Groundwater Contamination).

Rebuttable presumptions in relation to Relevant Defects

22.3                          Where any Relevant Defect in a pipe, drain, sump, interceptor or other item of plant or equipment designed to contain liquid or other materials at the relevant Property is discovered by the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees) and notified to the Vendor during the Discovery Window in accordance with paragraph 22.10 there shall be a rebuttable presumption in favour of the Purchaser and against the Vendor that such fracture, crack, or leak first arose prior to 2006 Completion. Such rebuttable presumption shall cease to apply if the Vendor is able to prove on the balance of probabilities that such fracture, crack, leak or other defect first arose after 2006 Completion.

22.4                          Where any Relevant Defect in a pipe, drain, sump, interceptor or other item of plant or equipment designed to contain liquid or other materials at the relevant Property is discovered by the relevant Protected Person (its employees, contractors, agents, sub-tenants or licensees) after the Discovery Window it shall be for the Purchaser to prove on the balance of probabilities that such Relevant Defect first arose on or prior 2006 Completion.

22.5                          The Purchaser shall procure that the relevant Protected Person carries out any repair, replacement or other corrective action in relation to a pipe, drain or other item of plant or equipment promptly following the discovery of a Discovery Window Defect.  Following completion of such work (or the failure to complete such work promptly), the Discovery Window Period shall be deemed to have ceased in relation to that section or part of the pipe, drain or other item of plant or equipment that was subject to the work and there shall be an irrebuttable presumption that any subsequently discovered Relevant Defect in relation to such pipe, drain or other item of plant or equipment shall have arisen after the date of such repair, replacement or other corrective action.

Procedure in relation to Discovery Window

22.6                          The Vendor and the Purchaser agree that it is in their respective best interests to ensure that they have equal access to an authoritative and up to date record of matters potentially relevant to whether matters have arisen before or after 2006 Completion as provided for in paragraphs 22.1 to 22.5 above (the “Shared Record”) including without limitation:

(a)                                  soil and groundwater monitoring data;

(b)                                 records of spills and leaks;

(c)                                  records of leaks and repairs,

such information being referred to below as Shared Record Data.

22.7                          The Vendor and Purchaser shall between the date of this Agreement and 2006 Completion agree on the identity of a suitable environmental consultancy to compile and maintain the Shared Record and also the identity of the individual senior consultant to take lead responsibility from the date of this agreement for compilation and maintenance of the Shared Record (respectively the “Shared Record Consultancy” and “Shared Record Consultant” and together “SRC”).  Failing such agreement the Shared Record Consultancy and Shared Record

Consultant shall be determined by the Chief Executive of the Environmental Auditors Registered Association and shall not be a firm which has or an individual who has performed any substantial work for the Vendor or the Purchaser or their respective Affiliates during the 5 year period preceding their appointment.  Should it become reasonably necessary at any future time to replace the SRC the above procedure shall be applied mutatis mutandis.

22.8                          The terms and conditions under which the SRC will act shall be determined by the Vendor and Purchaser acting reasonably and the fees, cost and expenses of the SRC shall be borne equally by the Vendor and the Purchaser.  The duration of such appointment shall be five years from the date of 2006 Completion unless the parties agree in writing to extend such period.

22.9                          The Vendor and the Purchaser and each member of their respective groups shall and shall procure that all Shared Record Data in their possession or coming into their possession in future during the Shared Record Period is provided reasonably promptly to the SRC in such form as the SRC shall reasonably request, provided that this paragraph shall not entitle or oblige any person to breach any contractual or other duty to any third party (including any obligation owed under the ICI Indemnity) and shall be subject to appropriate arrangements to preserve confidentiality and privilege.

22.10                    Save in the case of emergency, the Purchaser shall and shall procure that any Protected Person shall notify in relation to the relevant Property the SRC as soon and as fully as reasonably practicable of:

(a)                                  any proposal to carry out any assessment or investigation of soil or groundwater;

(b)                                 integrity issues relating to containment of liquid or other materials;

(c)                                  any known or suspected leaks or spills excluding minor leakages or spillages which could not be expected to have an impact below 0.3m of the soil sub-surface;

(d)                                 any works for preventing, removing, remedying, cleaning-up, containing or ameliorating soil or groundwater contamination;

(e)                                  any action to take repair, replacement or other corrective action in relation to a Discovery Window Defect;

(f)                                    any other current or proposed activity at the relevant Property which is reasonably relevant to the Shared Record.

22.11                    The Purchaser shall and shall procure that any Protected Person shall provide the SRC with all such facilities, access and co-operation as reasonably required in order for the Shared Record to be compiled and maintained.

22.12                    The Purchaser and the Vendor shall ensure that the Shared Record and any updates to it is made available to each of them on an equal basis and in such form and with such frequency as each shall reasonably request.  Accordingly any communication with the SRC in relation to the Shared Record shall be simultaneously copied to the other party and the Vendor and

Purchaser shall agree acting reasonably a protocol for regular contact with and updating from the SRC.

22.13                    For the avoidance of doubt, the provisions of paragraph 22.1 to 22.12 above do not impose any duty, right or obligation on the Vendor or Purchaser to carry out, or agree to the carrying out of, intrusive investigations or to allow the SRC to do so.

22.14                    The Purchaser and the Vendor agree to discuss in good faith the timing and content and other issues arising out of the making of an approach after 2006 Completion to the freeholder of the North Tees Site (the “North Tees Freeholder”) in order to formalise the current basis upon which the North Tees Freeholder provides monitoring data to the Company (a “Formalised Monitoring Arrangement”), provided that:

(a)                                  such Formalised Monitoring Arrangement shall not impose any positive contractual obligation on the North Tees Freeholder to monitor except as provided for in the North Tees Site Protection and Monitoring Plan (as amended or added to from time to time);

(b)                                 such Formalised Monitoring Arrangement shall not extend in terms of location or methodology beyond the current level of monitoring provided for in the North Tees Site Protection and Monitoring Plan;

(c)                                  such Formalised Monitoring Arrangement may subject to the provisions of this paragraph below impose a positive obligation on the North Tees Freeholder to disclose the results of such monitoring as it elects to carry out in addition to monitoring as provided for in the North Tees Site Protection and Monitoring Plan;

(d)                                 the Purchaser and the Vendor acknowledge that it shall be regarded as of a paramount importance that the making of an approach in relation to the Formalised Monitoring Arrangement and/or the existence and/or exercise of any such arrangement shall not prejudice the potential availability of the ICI Indemnity;

(e)                                  the Purchaser and the Vendor shall make reasonable efforts to formulate a basis for such an approach that will not give rise to any such prejudice as referred to in (d);

(f)                                    the Vendor shall consent to such an approach being made and to such Formalised Monitoring Arrangement being entered into and exercised if and to the extent that there is no reasonable prospect of any such prejudice as referred to in (d).

(g)                                 the Vendor shall be consulted with fully in relation to any such approach and in relation to any subsequent negotiation, agreement and exercise of such Formalised Monitoring Arrangement.

PART K:  AGREED DEMOLITION UNITS

23.1                           Each of the following shall be deemed to be an Agreed Demolition Unit

Agreed Demolition Unit	Aromatics 1 & Central Services Hydeal (Thermex Heater from Platfiner) Unifiner Old Water Treatment Boilers 1 to 4 Training Plant

Agreed Demolition Unit	Aromatics 2 1800 Unit (ex LPG cleaning and compression as Reformer off gas treatment) 1300 Unit (Reformer) 7000 Unit (Furnaces from reformer) 1900 Unit Cumene Plant

Agreed Demolition Unit	Olefins Olefins 5 Butadiene 2

Agreed Demolition Unit	Logistics Jetty Nr 1 12 small NTL Storage Tanks 5 small S&D Tanks 4 Medium S&D Storage Tanks

Agreed Demolition Unit

Paraxylene units 3, 4 and 5 (and any interconnections)

including, but not limited to:

D704 Hydrog reactor

B706 Feed Vaporiser

F766 Reactor feed storage tank

C745B

C744A & B

C747 Product Condenser and associated pipework

F767KO Pot

F769 Flash Drum

J772A & B Hydrog feed pumps

J773A & B Recycle gas compressors

PART L: EXCLUDED ISSUES

	Item	Description

1.	Emergency Isolation

matters related to the implementation of “good practice” for the purposes of compliance with the Control of Major Accident Hazards Regulations 1999 (as amended) and the associated Health and Safety Executive “Technical Measures Documents” as they relate to emergency isolation of process plant in the chemical industry, including but not limited to, tanks, jetties, cavities and plant at the Properties.

2.	Storage	matters related to the improvement of tank bunding at the Properties, including but not limited to, the lining of earth bunds and installation of emergency alarms and trip systems.

3.	Redundant Equipment	matters related to the removal and demolition of buildings, plant and equipment including the removal and management of asbestos containing materials, without prejudice to the Part A3 Indemnity.

4.	VOC Reductions

matters related to the continuation of the programme of upgrading seals on pumps containing Volatile Organic Compounds (“VOCs”) including both the completion of the Benzene and Butadiene pump programme and the completion of the upgrade of other VOCs containing pumps.

5.	Liquid Effluent

matters related to the improvement of the liquid effluent streams relating to Olefins 6 Plant and Paraxylene V Plant (as referred to in Attachment II of this Agreement) together with the provision of local plant effluent treatment facilities.

6.	Caustic Scrubber	matters related to the reduction of Benzene in liquid effluent, including the installation of caustic scrubbing equipment.

SCHEDULE 10
(Wilton LDPE Project)

“Actual Expenditure”

means the aggregate of all expenditure on the LDPE Project paid by or on behalf of the Company up to and including the Completion Date which has been properly charged in the books of the Company to the expenditure categories set out in Annex 1 to this Schedule as shown in a Project Financial Plan spreadsheet (to be in the same format as the Project Financial Plan spreadsheet as at 31 July 2006 at 4.3.41 of the Data Site) showing the value of work done as at the Completion Date (any such costs which involve recharges of internal costs of the Company or the Vendor’s Group being applied on a basis consistent with the recharging of such costs since commencement of the LDPE Project);

“Fixed Price Contracts”	means the following contracts:

(i) the SembCorp Simon Carves Contract; and

(ii) the Development Agreement for the Wilton logistics facilitybetween Huntsman Petrochemicals (UK) limitedand Katoen Natie NV and Logistics Engineering Contractors Limited dated 6 July 2006,

as varied and supplemented up to the date of this Agreement, copies of which (including all such variations and supplements) are contained in the Data Room as Disclosure Documents 4.3.44 and 4.3.10 respectively;

“Forecast Expenditure”

means the aggregate as at Completion of Actual Expenditure and a forecast made in a manner consistent with past practice by applying the LDPE Forecasting Tool (including the “most likely” outcome of identified project risks as at that time) of all further expenditure required in order to achieve Project Completion as shown in a Project Financial Plan spreadsheet showing forecast project expenditure prepared as at the Completion Date, including the categories of expenditure referred to in the definition of Actual Expenditure (including recharged internal costs on a consistent basis);

“LDPE”	means Low Density Polyethylene;

“LDPE Forecasting Tool”

means the methodology used to produce forecast project expenditure in the Project Financial Plan consistent with past practice taking account amongst other things of (i) milestone payment plans for Fixed Price Contracts, (ii) reimbursable costs for outside battery limits, (iii) risk rated contingences and (iv) project team costs;

“LDPE Project”	means the:-

(i)                             design, engineering, construction, testing and commissioning of a low-density polyethylene production plant having an annual output capacity of 400,000 tonnes of LDPE of various grades, including all infrastructure required to connect the plant to utility supplies and import/export of raw materials and finished product;

(ii) design, engineering, construction, testing and commissioning of a logistics facility and plant based QC laboratory dedicated to such LDPE production plant; and

(iii)                       acquisition of a suitable construction site or sites together with the procurement of all plant, equipment and materials associated with the construction of such LDPE production plant and logistics facility and initial catalyst, additives, chemicals, lubricants, oil and commissioning and engineering spares;

“Project Completion”

means the LDPE production plant (including the logistical facilities) which is the subject of the LDPE Project being handed over to the Company pursuant to the SembCorp Simon Carves Contract having been certified thereunder as being mechanically complete and having passed all performance tests in accordance with its terms and having been equipped with utilities and initial charge of catalyst, additives, chemicals, oil, lubricants and engineering spares.  For the avoidance of doubt:-

(i) the duration of any defects liability period; and

(ii) the extent to which any remedial works for which any contractor has a liability remain outstanding,

under any contract connected with the LDPE Project shall be disregarded in assessing whether or not Project Completion has been achieved;

“Project Financial Plan”	means the Project Financial Plan spreadsheet from time to time prepared in accordance with the methodologies of the LDPE Forecasting Tool;

“Project Expert”

means Foster Wheeler or such other party as agreed between the Vendor and Purchaser or, in default of agreement within 10 Business Days of one of the parties seeking the appointment of the Project Expert, an independent construction project management company selected by the European Construction Institute; and

“SembCorp Simon Carves Contract”	means the Engineering, Procurement and Construction (EPC) contract for the LDPE plant between Huntsman Petrochemicals (UK) Limited and SembCorp Simon Carves Limited dated 9 February 2006.

1.                                       Conduct of business between signing and Completion

(A)                             The Vendor shall notify the Purchaser as soon as reasonably practicable upon becoming aware of any matter which is more than likely to require either:

(i)                                      a variation to a Fixed Price Contract; or

(ii)                                  the provision of goods or services by third parties (being persons other than members of the Vendor’s Group) in respect of the LDPE Project otherwise than pursuant to Fixed Price Contracts to the extent such is consistent with the Project Financial Plan both as regards the stage which the LDPE Project has then reached and the budget for the goods or services in question;

involving (or likely to involve) expenditure in excess of £100,000.

(B)                                The Vendor shall procure that:

(i)                                     no variation/change order is made to any Fixed Price Contract prior to Completion which will lead to additional expenditure by the Company of more than £100,000 in any individual case; and

(ii)                                  no commitment is entered into by the Company for the provision of goods or services by third parties (being persons other than members of the Vendor’s Group) in respect of the LDPE Project involving expenditure by the Company of more than £100,000 in any individual case, except so far as is consistent with the Project Financial Plan both as regards the stage which the LDPE Project has then reached and the budget for the goods or services in question;

except (in each case) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed and in any event, in relation to a Fixed Price Contract, the Purchaser shall give its decision within 10 Business Days).

(C)                               For the purposes of determining whether or not anticipated expenditure in a currency other than sterling will exceed the sterling thresholds set out in paragraphs (A) and (B) above, the amount of the anticipated expenditure will be converted to sterling at the spot exchange rate applying at that time.

(D)                              Any expenditure incurred by the Vendor in breach of paragraph 1(B) shall be excluded from Actual Expenditure for the purposes of paragraph 3(A).  Any additional expenditure which is required to achieve Project Completion as a result of the Purchaser unreasonably withholding or delaying its consent where required under paragraph 1(B) shall be deducted from Forecast Expenditure for the purposes of paragraph 3(A).

2.                                       Exchange Rates for determining Actual Expenditure and Forecast Expenditure

(A)                             In order to determine the amount of Forecast Expenditure, the following exchange rates (the “Budgeted Exchange Rates”) will be used to translate amounts of expenditure paid or to be paid in currencies other than US dollars into US dollars:

£1 : €1.49725;

£1 : $1.7967; and

€1 : $1.2.

(B)                                In order to determine the amount of Actual Expenditure:

(i)                                     amounts of Actual Expenditure paid in currencies other than US dollars on or before 30 September 2006 will be translated into US dollars using the Budgeted Exchange Rates; and

(ii)                                  amounts of Actual Expenditure paid in currencies other than US dollars in any calendar month after 30 September 2006 will be translated into US dollars using the Vendor’s booking rates, being the closing rate of exchange on the third Business Day prior to the end of the month preceding the month in which such amounts are paid as published by Bloomberg, or, where no such rate of exchange is published in respect of that date, at the rate quoted by Reuters as at close of business in the UK on that date.  For these purposes, what constitutes a “Business Day” will be determined by reference to days on which banks are open for business in London (other than solely for trading and settlement in euros), but not in New York or The Netherlands.

3.                                       Actual Expenditure and Forecast Expenditure

(A)                              If:

(i)                                     the Actual Expenditure is greater than $208,000,000, then the Purchaser shall pay to the Vendor an amount equal to the difference:

(a)                                 plus the amount deducted from the Initial Cash Consideration pursuant to Clause 4(a)(iv)(A) (if any); or

(b)                                less the amount paid by the Purchaser to the Vendor pursuant to Clause 4(a)(iv)(B) (if any);

(ii)                                  the Actual Expenditure is less than the $208,000,000, then the Vendor shall pay to the Purchaser an amount equal to the difference:

(a)                                 less the amount deducted from the Initial Cash Consideration pursuant to Clause 4(a)(iv)(A) (if any); or

(b)                                plus the amount paid by the Purchaser to the Vendor pursuant to Clause 4(a)(iv)(B) (if any);

(iii)                               the Forecast Expenditure is greater than $360,000,000, then the Vendor shall pay to the Purchaser an amount equal to the difference, less the amount deducted from the Initial Cash Consideration pursuant to Clause 4(a)(v) (if any); and

(iv)                              the Forecast Expenditure is less than $360,000,000, then the Purchaser shall pay to the Vendor an amount equal to the amount deducted from the Initial Cash Consideration pursuant to Clause 4(a)(v) (if any), provided that the above payments shall be netted-off against each other and, within five Business Days of the final agreement or determination of the Actual Expenditure and the Forecast Expenditure, the Vendor shall be obliged to pay the Purchaser the net balance or the Purchaser shall be obliged to pay the Vendor the net balance, as the case may be, together with an amount equal to interest on the net balance at the Agreed Rate (accrued daily) for the period from the Completion Date to the date of payment.  Any payment under this sub-paragraph shall constitute an adjustment to the Initial Cash Consideration.

(B)                               The Vendor and the Purchaser shall use reasonable endeavours to agree in good faith the Forecast Expenditure prior to Completion.  Where Forecast Expenditure has been so agreed prior to Completion, the following provisions of this paragraph 3 shall apply only in relation to Actual Expenditure.

(C)                               Within 30 Business Days of Completion, the Vendor shall notify the Purchaser of its calculation of Actual Expenditure and Forecast Expenditure, together with reasonably detailed supporting figures. The Purchaser shall notify the Vendor of any dispute in relation to any such amounts within 30 Business Days of the date of the Vendor’s notice and shall provide reasonable details of the grounds for disputing such amounts and (so far as reasonably practicable) of the amounts which the Purchaser believes in good faith to be the correct amounts for such Actual Expenditure and Forecast Expenditure.  The Purchaser shall be deemed to have agreed to the Actual Expenditure or Forecast Expenditure (as the case may be) to the extent it does not so dispute within 30 Business Days of the date of the Vendor’s notice.

(D)                              If the Vendor and the Purchaser are unable to agree the Actual Expenditure or Forecast Expenditure within 30 Business Days of the date of the Vendor’s notice referred to in paragraph (C) above, then the determination of Actual Expenditure and/or Forecast Expenditure (as the case may be) shall be referred for determination to the Project Expert who shall be instructed to notify both the Vendor and the Purchaser of his determination and of the reasons for it within 20 Business Days of such referral, and such instructions shall be in the form of the pro forma instruction letter at Annex 2 to this Schedule.  In making his determination the Project Expert shall act as expert and not arbitrator and his determination shall, in the absence of manifest error, be final and binding and deemed to have been accepted and approved by the Vendor and the Purchaser and shall be deemed to constitute the Actual Expenditure and/or Forecast Expenditure (as the case may be) for all purposes of this Agreement.  The fees and costs of the Project Expert incurred under this paragraph (D) shall be paid as to one-half by the Vendor and one-half by the Purchaser unless otherwise directed by the Project Expert (who shall have the authority to make such direction if he deems it equitable).

(E)                                For the purposes of determining and agreeing the Actual Expenditure or Forecast Expenditure the Purchaser shall, and shall procure that the Company shall, give the Vendor and the Project Expert reasonable access at all reasonable times to all books and records relating to such Actual Expenditure and/or Forecast Expenditure in their respective possession or control.

(F)                                In determining the Actual Expenditure and/or Forecast Expenditure the definitions, principles, policies, procedures and methods and practices of accounting set out in Attachment IV shall be applied.  In relation to the Forecast Expenditure, the Project Expert shall change items in the Forecast Expenditure only to the extent that they arise from the LDPE Forecasting Tool not being applied properly.

SCHEDULE 10 : ANNEX 1 (LDPE EXPENDITURE CATEGORIES)

WBS Level	Project Object	Account Assignment
00	Wilton LDPE	OL04C100
01	Wilton LDPE	OL04C100

02	INSIDE BATTERY LIMIT	OL04C100.1

03	MAIN EQUIPMENT	OL04C100.1.10
04	Reactor	OL04C100.1.10.1
04	Compressor	OL04C100.1.10.2
04	Extruder	OL04C100.1.10.3
04	Lab Equipment	OL04C100.1.10.4
04	PAU and VAU	OL04C100.1.10.5
04	Other Items of Equipment	OL04C100.1.10.6
04	Spares	OL04C100.1.10.9
03	CIVIL & STRUCTURAL	OL04C100.1.11
04	Excavation and Foundations	OL04C100.1.11.1
04	Concrete work	OL04C100.1.11.2
04	Structural Steel	OL04C100.1.11.3
04	Painting	OL04C100.1.11.6
04	Landscaping	OL04C100.1.11.7
03	BUILDINGS	OL04C100.1.12
04	Control Room	OL04C100.1.12.1
04	Office	OL04C100.1.12.2
04	Compressor House - Cladding	OL04C100.1.12.3
04	Tech Services Laboratory	OL04C100.1.12.4
03	MECHANICAL SERVICES	OL04C100.1.13
04	Pipework	OL04C100.1.13.1
04	Trace Heating - Steam	OL04C100.1.13.2
04	Insulation	OL04C100.1.13.3
04	Mech Equipment Installation	OL04C100.1.13.4
04	Testing and Radiography	OL04C100.1.13.5
03	ELECTRICAL SERVICES	OL04C100.1.14
04	Electrical Service	OL04C100.1.14.1
04	Trace Heating	OL04C100.1.14.2
04	Testing	OL04C100.1.14.5
03	INSTRUMENTATION	OL04C100.1.15
04	Instrumentation	OL04C100.1.15.1
04	Testing	OL04C100.1.15.5
03	CONTROL	OL04C100.1.16
04	DCS	OL04C100.1.16.1
04	Testing	OL04C100.1.16.2
03	TCS	OL04C100.1.20
04	Temp. Accommodation	OL04C100.1.20.1
04	Temporary Services	OL04C100.1.20.2
04	Scaffolding	OL04C100.1.20.3
04	Craneage	OL04C100.1.20.4
04	Transport	OL04C100.1.20.5
03	DESIGN ENG. MANAGEMENT	OL04C100.1.50
04	Project management	OL04C100.1.50.1
04	Design	OL04C100.1.50.2
04	Procurement	OL04C100.1.50.3
04	Construction management	OL04C100.1.50.4
03	SPECIALIST SERVICES	OL04C100.1.51
04	Vendor Installation Support	OL04C100.1.51.3
04	Software Design	OL04C100.1.51.4

03	ADDITIONAL COSTS	OL04C100.1.60
04	Insurances	OL04C100.1.60.2
04	Computer Costs	OL04C100.1.60.5
03	CONTRACT DEPENDENT	OL04C100.1.61
04	Contractor’s Fee	OL04C100.1.61.1
04	Contingency	OL04C100.1.61.2
04	Inflation	OL04C100.1.61.3

02	OUTSIDE BATTERY LIMIT	OL04C100.2

03	SITE INVESTIGATION	OL04C100.2.30
04	Site Investigation	OL04C100.2.30.1
03	LAND PREPARATION	OL04C100.2.31
04	Site Clearance	OL04C100.2.31.1
04	Remediation	OL04C100.2.31.2
03	OBL INFRASTRUCTURE	OL04C100.2.32
04	Access Roads	OL04C100.2.32.1
04	Landscaping	OL04C100.2.32.2
04	Modifications to existing Infrastructure	OL04C100.2.32.6
03	BUILDINGS	OL04C100.2.12
04	Modifications to existing Buildings	OL04C100.2.12.6
03	RAW MATS & PURGE	OL04C100.2.33
04	Ethylene	OL04C100.2.33.1
04	Ethylene Purge	OL04C100.2.33.2
04	Flare	OL04C100.2.33.3
04	Propylene	OL04C100.2.33.4
03	TCS	OL04C100.2.20
04	Temp Accommodation	OL04C100.2.20.1
04	Temp Servs - Connections	OL04C100.2.20.2
04	Scaffolding	OL04C100.2.20.3
04	Cranage	OL04C100.2.20.4
04	Transport	OL04C100.2.20.5
03	PIPED UTILS CONNECTIONS	OL04C100.2.34
04	Steam	OL04C100.2.34.5
04	Water	OL04C100.2.34.6
04	Compressed Air	OL04C100.2.34.7
04	Nitrogen	OL04C100.2.34.8
04	Fuel Gas	OL04C100.2.34.9
04	Aqueous Effluent	OL04C100.2.34.10
03	ELECTRICAL UTILITIES CONNECTIONS	OL04C100.2.35
04	Electricity	OL04C100.2.35.1
03	INSTRUMENTATION UTILITIES CONNECTIONS	OL04C100.2.36
04	Instruments	OL04C100.2.36.1
03	DATA UTILITIES CONNECTIONS	OL04C100.2.37
04	Control	OL04C100.2.37.1
03	DESIGN ENG. MANAGEMENT	OL04C100.2.50
04	Project management	OL04C100.2.50.1
04	Design	OL04C100.2.50.2
04	Procurement	OL04C100.2.50.3
04	Construction management	OL04C100.2.50.4
03	SPECIALIST SERVICES	OL04C100.2.51
04	Vendor Installation Support	OL04C100.2.51.3
03	ADDITIONAL COSTS	OL04C100.2.60
04	Insurances	OL04C100.2.6~~9~~0.2
04	Computer Costs	OL04C100.2.60.5
03	CONTRACT DEPENDENT	OL04C100.2.61
04	Contractor’s Fee	OL04C100.2.61.1
04	Contingency	OL04C100.2.61.2

04	Inflation	OL04C100.2.61.3
03	WAYLEAVES	OL04C100.2.80
04	Wayleaves	OL04C100.2.80.3

02	LICENCE / TECHNOLOGY	OL04C100.3

03	DESIGN ENG. MANAGEMENT	OL04C100.3.50
04	Design	OL04C100.3.50.2
03	LICENSOR	OL04C100.3.81
04	Payment to licensor	OL04C100.3.81.1

03	COMMISSIONING	OL04C100.4

04	TCS	OL04C100.4.20
04	Temp Accommodation	OL04C100.4.20.1
04	Temp Servs - Connections	OL04C100.4.20.2
04	Scaffolding	OL04C100.4.20.3
04	Craneage	OL04C100.4.20.4
04	Transport	OL04C100.4.20.5
03	IBL CONTRACT	OL04C100.4.40
04	Support Services	OL04C100.4.40.1
03	ENGINEERING SERVICES	OL04C100.4.41
04	Support	OL04C100.4.41.1
03	SPECIALIST	OL04C100.4.42
04	Specialist	OL04C100.4.42.1
03	LOGISTICS	OL04C100.4.43
04	Support	OL04C100.4.43.1
03	MATERIALS	OL04C100.4.44
04	Raw Product	OL04C100.4.44.1
04	Consumables	OL04C100.4.44.2
03	LICENSOR	OL04C100.4.45
04	Support	OL04C100.4.45.1
03	SPARES	OL04C100.4.49
04	Spares	OL04C100.4.49.1
03	SPECIALIST SERVICES	OL04C100.4.51
04	Vendor Installation Support	OL04C100.4.51.3
04	Third party Inspections	OL04C100.4.51.~~4~~2
03	COMMISSIONING SERVICES	OL04C100.4.52
04	Commissioning Support	OL04C100.4.52.1
04	Operations Training	OL04C100.4.52.3

02	PREPARATION FOR OPERATIONS	OL04C100.5

03	TCS	OL04C100.5.20
04	Temp Accommodation	OL04C100.5.20.1
04	Temp Servs - Connections	OL04C100.5.20.2
04	Scaffolding	OL04C100.5.20.3
04	Craneage	OL04C100.5.20.4
04	Transport	OL04C100.5.20.5
03	IBL CONTRACT	OL04C100.5.40
04	Support Services	OL04C100.5.40.1
03	ENGINEERING SERVICES	OL04C100.5.41
04	Support	OL04C100.5.41.1
03	SPECIALIST	OL04C100.5.42
04	Specialist	OL04C100.5.42.1
03	LOGISTICS	OL04C100.5.43
04	Support	OL04C100.5.43.1
03	MATERIALS	OL04C100.5.44
04	Raw Product	OL04C100.5.44.1

04	Consumables	OL04C100.5.44.2
03	LICENSOR	OL04C100.5.45
04	Support	OL04C100.5.45.1
03	SPARES	OL04C100.5.49
04	Spares	OL04C100.5.49.1
03	SPECIALIST SERVICES	OL04C100.5.51
04	Third party Inspections	OL04C100.5.51.2
04	Vendor Installation Support	OL04C100.5.51.3
03	COMMISSIONING SERVICES	OL04C100.5.52
04	Commissioning Support	OL04C100.5.52.1
04	Operations Training	OL04C100.5.52.3

02	HUNTSMAN PROJECT COSTS	OL04C100.6.

03	SPECIALIST SERVICES	OL04C100.6.51
04	Third Party Inspections	OL04C100.6.51.1
04	CE Plant Accreditation	OL04C100.6.51.2
03	ADDITIONAL COSTS	OL04C100.6.60
04	Project Insurances	OL04C100.6.60.1
04	Contingency	OL04C100.6.60.2
04	Inflation	OL04C100.6.60.3
03	PROJECT	OL04C100.6.70
04	Senior Project Manager	OL04C100.6.70.1
04	IBL Project manager	OL04C100.6.70.2
04	OBL Project manager	OL04C100.6.70.3
04	Consultants	OL04C100.6.70.4
04	Project Director	OL04C100.6.70.5
04	Project -Travel & Accommodation	OL04C100.6.70.9
03	CONSTRUCTION	OL04C100.6.71
04	Construction manager	OL04C100.6.71.1
04	Civil & Structural Construction Engineer	OL04C100.6.71.2
04	Mechanical - Construction Engineer	OL04C100.6.71.3
04	Electrical - Construction Engineer	OL04C100.6.71.4
04	Inst & Control - Construction Engineer	OL04C100.6.71.5
04	Safety Manager	OL04C100.6.71.6
04	Construction - Travel & Accommodation	OL04C100.6.71.9
03	TECHNOLOGY	OL04C100.6.72
04	Senior Technology manager	OL04C100.6.72.1
04	Process Engineering	OL04C100.6.72.2
04	Odessa Support - Johnny Laister	OL04C100.6.72.3
04	OBL Process Engineer	OL04C100.6.72.4
04	Technology - Travel & Accommodation	OL04C100.6.72.9
03	COMMISSIONING	OL04C100.6.73
04	Senior Commissioning manager	OL04C100.6.73.1
04	Commissioning - Travel & Accommodation	OL04C100.6.73.9
03	OPERATIONS	OL04C100.6.74
04	Senior operations Manager	OL04C100.6.74.1
04	Operations - Travel & Accommodation	OL04C100.6.74.9
03	MARKETING	OL04C100.6.75
04	Marketing manager	OL04C100.6.75.1
04	Marketing - Travel and Accommodation	OL04C100.6.75.9
03	PROCUREMENT	OL04C100.6.76
04	Procurement Manager	OL04C100.6.76.1
04	Procurement - Travel and Accommodation	OL04C100.6.76.9
03	FUNCTIONAL ENGINEERING	OL04C100.6.77
04	Civil & Structural	OL04C100.6.77.1
04	Mechanical Engineer	OL04C100.6.77.2
04	Instrument & Electrical Engineer	OL04C100.6.77.3
04	Controls Engineer	OL04C100.6.77.4

04	Pressure Vessels Engineer	OL04C100.6.77.5
04	Functional - Travel & Accommodation	OL04C100.6.77.9
03	PROJECT SUPPORT	OL04C100.6.78
04	Legal Fees	OL04C100.6.78.1
04	Project Control	OL04C100.6.78.2
04	Project EH&S	OL04C100.6.78.3
04	Administration Assistance	OL04C100.6.78.4
04	Local Authority Fees	OL04C100.6.78.5
04	Travel & Accommodation	OL04C100.6.78.9
03	HUNTSMAN TEAM EXPENSES	OL04C100.6.79
04	Office Accommodation	OL04C100.6.79.1
04	Office Expenses	OL04C100.6.79.2
04	IT set up	OL04C100.6.79.4
03	SPECIFIC ITEMS	OL04C100.6.80
04	Capital Finance Administration	OL04C100.6.80.1
04	Land Purchase	OL04C100.6.80.2
04	Additional Land Costs	OL04C100.6.80.3
04	Pre Sanction costs	OL04C100.6.99.1

SCHEDULE 10 : ANNEX 2 (FORM OF INSTRUCTION LETTER)

To:                              [Project Expert]

[Date]

Dear Sirs,

We refer to the Share Purchase Agreement between, Huntsman Petrochemicals (UK) Holdings (the “Vendor”), Huntsman International LLC, SABIC UK Petrochemicals Holdings Limited (the “Purchaser”) and SABIC Europe N.V., a copy of which is enclosed herewith (the “Share Purchase Agreement”), and in particular to Schedule 10 (Wilton LDPE Project) of the Share Purchase Agreement.  Capitalised terms in this letter shall bear the meanings ascribed to them in the Share Purchase Agreement (including Schedule 10) unless otherwise defined in this letter.

The Vendor and the Purchaser have not been able to agree the [Actual Expenditure] [and] [Forecast Expenditure] in accordance with paragraph 2(C) of Schedule 10, and accordingly the determination of [Actual Expenditure] [and] [Forecast Expenditure] is hereby being referred to you, as the chosen “Project Expert”, in accordance with paragraph 3(D) of Schedule 10.

In your determination of the [Actual Expenditure] [and] [Forecast Expenditure], you must apply the definitions, principles, policies, procedures and methods and practices of accounting set out in Attachment IV to the Share Purchase Agreement.  [In relation to Forecast Expenditure, you may change items in the Forecast Expenditure only to the extent that they arise from the LDPE Forecasting Tool not being applied properly.]

Please notify us of your determination and the reasons for it within 20 Business Days of the date of this letter.

Your fees and costs shall be paid as to one-half by the Vendor and one-half by the Purchaser unless you otherwise direct, and you have the authority to make such direction if you deem it equitable.

Yours sincerely

On behalf of	On behalf of
Huntsman Petrochemicals (UK) Holdings	SABIC (UK) Petrochemicals Holdings
Limited

ATTACHMENT IV
(Completion Statement)

Completion Statement in respect of Working Capital, Final Cash Amount, Final Third Party Debt Amount and the Final Intra-Group Debt Amount

Preparation of Completion Statement

1.                                            The Completion Statement shall be prepared and agreed in accordance with the provisions of Clauses 5 and 6 and this Attachment IV.

2.                                            Subject only to paragraphs 3, 4, 5, 6 and 7 of this Attachment, the Completion Statement shall:

(A)                      be extracted from the books and records of the Company;

(B)                        reflect actual values at Completion (including by reference to the stock take referred to in paragraph 5 below);

(C)                        exclude all Tax liabilities and deferred taxes other than VAT, payroll taxes, construction industry tax, climate change levy or amounts in respect thereof and all Tax assets or rights to repayments of Tax other than such Tax assets or rights to repayments of Tax relating to VAT, payroll taxes, construction industry tax, climate change levy or amounts in respect thereof;

(D)                       include a statement of the Completion Working Capital comprising the following line items in the Accounts:

(i)                             Stocks (including engineering spares) net of provision for stock losses and obsolescence in respect of engineering spares; plus

(ii)                          Debtors (and, for the avoidance of doubt, there will be no reserve for doubtful or bad debts) including prepayments and other debtors; less

(iii)                       Creditors due within one year, including accruals and any other short term liabilities,

but excluding any amounts comprised in the following:

(iv)                      the Final Intra-Group Debt Amount or the Intra-Group Balances;

(v)                         the Final Cash Amount;

(vi)                      any payables or accruals in respect of the LDPE Project;

(vii)                   interest receivable and payable;

(viii)                dividends payable and receivable; or

(ix)                        US GAAP adjustments;

(E)                         include statements of the Final Cash Amount, the Final Third Party Debt Amount and the Final Intra-Group Debt Amount;

(F)                         subject to sub-paragraphs (B), (C), (D) and (E) and paragraphs 3 to 7, be prepared on the same basis and in accordance with the same principles, policies, procedures, methods and practices of accounting as were applied for the purposes of the Accounts on the basis that the exercise of judgment and discretion in the application of principles, policies, procedures, methods and practices of accounting will be consistent with such exercise as applied in relation to the Accounts and, for the avoidance of doubt, this sub-paragraph (F) shall not prevent changes in factual circumstances (including, but not limited to, the Company’s withdrawal from the securitisation program relating to accounts receivable operated by the Vendor’s Group) that have taken place between the Accounts Date and Completion from being taken into account in the preparation of the Completion Statement; and

(G)                        subject to sub-paragraphs (B), (C), (D), (E) and (F) and paragraphs 3 to 7, be prepared in accordance with principles, policies, procedures, methods and practices of accounting generally accepted in the United Kingdom.

Sub-paragraphs (F) and (G) are intended to be applied as a hierarchy, with sub-paragraph (F) being applied first and with sub-paragraph (G) being applied only where ambiguity remains following application of sub-paragraph (F).

3.                               The Completion Statement shall be prepared on the basis that the Completion Statement relates to the Company as a going concern and excludes any effects of the change of control and ownership of the Company contemplated by this Agreement or any other effect of this Agreement.

4.                               All balances relevant for the calculation of the Final Intra-Group Debt Amount in the Completion Statement shall be reconciled to the extent practicable between the records of the payer and those of the payee; in the event of any discrepancy, the records of the payee, shall, unless otherwise agreed between the Purchaser and the Vendor, prevail.

5.                               For the purposes of the Completion Statement, the quantities used for the valuation of Stocks (including engineering spares) shall be based on a physical stock-take conducted on (or as soon as practicable after) the Completion Date, which both the Vendor and the Purchaser (or its accountants) will attend.

6.                               In the preparation of the Completion Statement, where any monetary sum to be taken into account in calculating the Final Cash Amount, the Final Intra-Group Debt Amount, the Final Third Party Debt Amount or the Completion Working Capital is expressed in a currency other than US dollars, that amount shall be translated into US dollars at the closing rate of exchange on the third Business Day preceding the Completion Date as published by Bloomberg, or, where no such rate of exchange is published in respect of that date, at the rate quoted by Reuters as at close of business in the UK on that date.  For these purposes, what constitutes a “Business Day” will be determined by reference to days on which banks are open for business in London (other than solely for trading and settlement in euros), but not in New York or The Netherlands.

7.                               The Completion Statement shall reflect events which occur and information which becomes available after Completion to the extent that to do so is required by UK GAAP.

Signed by	/s/ Michael Maughan	)
for and on behalf of		)
HUNTSMAN PETROCHEMICALS (UK) HOLDINGS		)

Signed by	/s/ Sam Scruggs	)
for and on behalf of		)
HUNTSMAN INTERNATIONAL LLC		)

Signed by	/s/ [illegible]	)
for and on behalf of		)
SABIC UK PETROCHEMICAL HOLDINGS LIMITED		)

Signed by	/s/ [illegible]	)
for and on behalf of		)
SABIC EUROPE B.V.		)

HUNTSMAN PETROCHEMICALS (UK) HOLDINGS	(1)

and

HUNTSMAN INTERNATIONAL LLC	(2)

and

SABIC UK PETROCHEMICALS HOLDINGS LIMITED	(3)

and

SABIC EUROPE B.V.	(4)

SALE AND PURCHASE AGREEMENT

DATED SEPTEMBER 27, 2006

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(GNE/TCZC)

24.	PAYMENTS	27
25.	EFFECT OF COMPLETION	28
26.	REMEDIES, WAIVERS AND INDEMNIFICATION	28
27.	GUARANTEES	28
28.	NO ASSIGNMENT	30
29.	FURTHER ASSURANCE	31
30.	ENTIRE AGREEMENT	31
31.	NOTICES	32
32.	ANNOUNCEMENTS	34
33.	CONFIDENTIALITY	35
34.	COSTS AND EXPENSES	36
35.	COUNTERPARTS	36
36.	INVALIDITY	36
37.	GOVERNING LAW	37
38.	JURISDICTION	37
39.	AGENT FOR SERVICE OF PROCESS	37
40.	RIGHTS OF THIRD PARTIES	38
SCHEDULE 1 (Interpretation)		40
SCHEDULE 2 (Completion arrangements)		53
SCHEDULE 3 (The Warranties)		56
SCHEDULE 4 (Limitations on liability)		82
SCHEDULE 5 (Pensions)		90
SCHEDULE 6 (Continuing Arrangements)		—
SCHEDULE 7 (Form of Tax Covenant)		103
SCHEDULE 8 (Employees)		—

SCHEDULE 9 (Environmental Covenant)	129
SCHEDULE 10 (Wilton LDPE Project)	176
SCHEDULE 11 (Pre-Sale Reorganisation)	—
ATTACHMENT I (Details of the Company)	—
ATTACHMENT II (Properties)	—
ATTACHMENT III (Data Room)	—
ATTACHMENT IV (Completion Statement)	188
ATTACHMENT V (Accounts and Management Accounts)	—
ATTACHMENT VI (Intellectual Property)	—